      FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999
                                                     REGISTRATION NO. 333-75053
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                             --------------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                              ARMOR HOLDINGS, INC.
              (Exact name of registrant as specified in charter)


                  DELAWARE                                         59-3392443
        (State or other jurisdiction                            (I.R.S. Employer
         of incorporation or organization)                     Identification No.)
                                                               JONATHAN M. SPILLER




              ARMOR HOLDINGS, INC.
          13386 INTERNATIONAL PARKWAY                  PRESIDENT AND CHIEF EXECUTIVE OFFICER
             JACKSONVILLE, FL 32218                            ARMOR HOLDINGS, INC.
             (904) 741-5400                                 13386 INTERNATIONAL PARKWAY
(Address, including zip code, and telephone                   JACKSONVILLE, FL 32218
number, including area code, of registrant's                      (904) 741-5400
          principal executive offices)          (Address, including zip code, and telephone
                                                number, including area code, of registrant's agent
                                                                   for service)


                             --------------------
                                WITH COPIES TO:


           ROBERT L. LAWRENCE, ESQ.                             JOSHUA N. KORFF, ESQ.
               KANE KESSLER, P.C.                                 KIRKLAND & ELLIS
         1350 AVENUE OF THE AMERICAS                            153 EAST 53RD STREET
               NEW YORK, NY 10019                                NEW YORK, NY 10022
             (212) 541-6222                                        (212) 446-4800

           APPROXIMATEDATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION, APRIL 14, 1999


PROSPECTUS



                                7,250,000 SHARES


                               [GRAPHIC OMITTED]

                              ARMOR HOLDINGS, INC.




                                  COMMON STOCK



--------------------------------------------------------------------------------

Armor Holdings, Inc. is offering 6,125,000 shares. Selling stockholders are offering 1,125,000 shares. Of the

7,250,000 shares being offered, 5,800,000 shares are initially being offered in the United States and Canada and 1,450,000 shares are initially being offered outside the United States and Canada.


The shares are listed on the American Stock Exchange under the symbol "ABE." The last reported sales price of our shares on the American Stock Exchange on April 12, 1999 was $12.6875 per share. We intend to list our common stock on the New York Stock Exchange under the symbol "AH" simultaneously with the consummation of this offering.


     Investing in the shares involves risks. Risk Factors begin on page 6.





                                             PER SHARE     TOTAL
                                            ----------- -----------
Public Offering Price .....................  $           $
Underwriting Discount .....................  $           $
Proceeds to Armor Holdings. ...............  $           $
Proceeds to Selling Stockholders ..........  $           $


Armor Holdings and the selling stockholders have also granted the underwriters the right to purchase up to an additional 1,087,500 shares within 30 days to cover over-allotments of which 720,295 shares will be sold by Armor Holdings and 367,205 shares will be sold by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Lehman Brothers expects to deliver the shares on or about       , 1999.


--------------------------------------------------------------------------------
LEHMAN BROTHERS                    BEAR, STEARNS & CO. INC.




                         SUNTRUST EQUITABLE SECURITIES


                                                        WARBURG DILLON READ LLC


     , 1999

            [Picture of global map with our locations highlighted.]

                               TABLE OF CONTENTS





                                            PAGE
                                           -----
Available Information ....................    i
Incorporation by Reference ...............   ii
Forward Looking Statements ...............   ii
Prospectus Summary .......................    1
Risk Factors .............................    6
Use of Proceeds ..........................   12
Price Range of Common Stock ..............   13
Dividend Policy ..........................   13
Capitalization ...........................   14
Selected Financial Information ...........   15
Unaudited Pro Forma Consolidated Financial
   Information ...........................   16





                                              PAGE
                                             -----
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ..............................   21
Business ...................................   28
Management .................................   43
Principal and Selling Stockholders .........   45
Description of the Credit Facility .........   48
Shares Eligible for Future Sale ............   49
Certain United States Federal Income Tax
   Consequences to Non-United States
   Holders of Common Stock .................   51
Underwriting ...............................   53
Legal Matters ..............................   57
Experts ....................................   57


     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids. For a discussion of these activities, see "Underwriting."


     Until            , 1999 (25 days after the date of this prospectus) all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and as a consequence we file reports and other information with the Commission. The registration statement and our other SEC filings can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 50551 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. These materials are also available on the Commission's home page on the Internet (http://www.sec.gov). In addition our public filings are also available for inspection at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.


     We will provide, without charge, to each person who receives a prospectus, upon the written or oral request of such person, a copy of any of the aforementioned documents, and all exhibits and amendments thereto, including the financial statements and schedules, as filed with the Commission. Requests for such copies should be directed to our Corporate Secretary at c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, or via telephone at (904) 741-5400.

                          INCORPORATION BY REFERENCE

     We incorporate into this prospectus by reference the following documents and the exhibits to those documents previously filed with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act:

   1. Our description of the common stock contained in our registration statement on Form 8-A (Reg. No. 1-11667) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description;


   2. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
      and


   3. Current Report on Form 8-K, dated March 10, 1999.

     In addition, all reports and other documents filed by us pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this prospectus.


                          FORWARD LOOKING STATEMENTS


     We believe that it is important to communicate our expectations to our investors. Accordingly, this prospectus contains discussion of events or results that have not yet occurred or been realized. Certain of the matters discussed concerning our operations, economic performance, financial condition, including in particular the execution of acquisition strategies, the completion by us of the acquisition of Alarm Systems Holding Company and its affiliate Fire Alarm Service Corporation and The Parvus Company, expansion of product lines and increase of distribution networks or product sales, are areas, among others, which include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as, "expects", "anticipates", "intends", "plans", "believes", "estimates" and similar expressions are forward-looking statements. You should read forward-looking statements carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other expectations of future performance. The actions of current and potential new competitors, changes in technology, seasonality, business cycles and new regulatory requirements are factors that impact greatly upon strategies and expectations and are outside our direct control. There may be events in the future that we are not able accurately to predict or to control. The factors listed in the section captioned "Risk Factors", as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations we express in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section caption "Risk Factors" and elsewhere in this prospectus could materially adversely affect our business, financial condition and results of operations.

                            ---------------------

     We own the following U.S. trademark registrations: Armitron (Registered Trademark) , Series 2000 (Registered Trademark) , Armadillo (Design Mark) (Registered Trademark) , Duty Gear (Registered Trademark) , Nylok (Registered Trademark) , Hyper-Lite (Registered Trademark) , Body Armor You Can Live With (Registered Trademark) , Multi-Flex (Registered Trademark) , Sub One (Registered Trademark) , Vest Express (Registered Trademark) , Best Defense (Registered Trademark) , Def-Tec Products and Flag Design (Registered Trademark) , Eagle Design (Registered Trademark) , Eagle and Shield Design (Registered Trademark) , First Defense (Registered Trademark) , Stinger (Registered Trademark) , The Riot Extinguisher (Registered Trademark) , Distraction Device (Registered Trademark) , Identidrug (Registered Trademark) , Tamper Guard (Registered Trademark) , NIK (Registered Trademark) and Design (Registered Trademark) , Porta-Pac (Registered Trademark) , Secure-a-Seal (Registered Trademark) , and Federal Laboratories (Registered Trademark) . Other trademarks for which applications for U.S. registration are pending are:
Safari

Armor (Trade Mark) , Armorwear (Trade Mark) , Gold Standard (Trade Mark) , Gold Series GSX (Trade Mark) , Safari Gear (Trade Mark) , Safariland Armor Wear (Trade Mark) , Series 229 (Trade Mark) , Smart Armor (Trade Mark) , Stab Pro (Trade Mark) , Xtreme Armor (Trade Mark) and Zero-G (Trade Mark) . We license the trademark MACE (Registered Trademark) from Mace Security International, Inc. on an exclusive basis for use in the law enforcement market.


     The Flex-Cuf (Registered Trademark) and Key-Cuff (Trade Mark) trademarks included in this prospectus are owned by Thomas & Betts Corporation and Vizions Ltd., respectively. The Gallet (Registered Trademark) trademark included in this prospectus is owned by Gallet S.A. The Kevlar (Registered Trademark) and Nomex (Registered Trademark) trademarks included in this prospectus are owned by E.I. du Pont de Nemours & Co., Inc. The Twaron (Registered Trademark) and SpectraShield (Registered Trademark) trademarks included in this prospectus are owned by Akzo-Nobel Fibers B.V. and Allied Signal, Inc., respectively.

                              PROSPECTUS SUMMARY


     This summary highlights selected information from this document and does not contain all of the information you need to consider before investing in our common stock. You should carefully read this entire prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option will not be exercised. In this prospectus, "we", "us" and "our" refer to Armor Holdings and its subsidiaries. Unless otherwise indicated, all information relating to us in this prospectus gives effect to our recent acquisition of Safariland Ltd., Inc. but not to our proposed acquisition of Alarm Systems Holding Company and its affiliate Fire Alarm Service Corporation or The Parvus Company, and the historical financial data do not give effect to the Safariland, Alarm Systems and Fire Alarm Service or Parvus acquisitions. References to pro forma statement of operations data reflect our acquisition of Safariland as if it had occurred at the beginning of our 1998 fiscal year.



THE COMPANY


     We are a leading global provider of security risk management services to multi-national corporations and governmental agencies through our ArmorGroup Services division. We are also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. Our ArmorGroup Services division provides sophisticated security planning and risk management, consulting and training services, intellectual property asset protection, business intelligence and investigative services, and electronic security systems integration. We provide these services to multi-national corporations and governmental and non-governmental agencies through our 22 offices in 18 countries. Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment and has leading market positions in several of the product categories in which we compete. Such products include ballistic resistant vests and tactical armor, police duty gear, less-than-lethal munitions, anti-riot products and narcotics identification kits. These products are sold primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. We believe significant opportunities exist to grow our company and extend our global infrastructure through geographic expansion and strategic acquisitions of related businesses in the fragmented security risk management services and products industry. For fiscal 1998, we generated total pro forma revenues of $142.5 million.



KEY STRENGTHS


     We believe that the following key strengths will enable us to continue to increase sales to existing and new customers, expand our service and product offerings, enter new markets, increase our profitability and capitalize on industry trends:

   o Broad Portfolio of Services and Products. We offer a broad portfolio of security services and products, enabling us to provide comprehensive solutions to our customers' security needs. Through strategic acquisitions and internal growth, we expect to continue to expand our service and product offerings.

   o Extensive Client Base and Distribution Network. ArmorGroup Services serves a client base representing governmental agencies and approximately 500 multi-national corporations worldwide. Armor Holdings Products has a broad, full service network of approximately 350 domestic distributors and 150 international agents.

   o Strong Brands with Leading Market Positions. Our product lines are marketed under brand names widely recognized in law enforcement, such as American Body Armor, Safariland, Defense Technology, Federal Laboratories and MACE. The strength of our brand names has contributed to our leading market positions in several of the product categories in which we compete, including body armor (Xtreme), police duty gear (Duty Gear), aerosol defense sprays (MACE), and less-than-lethal munitions (Defense Technology).

   o Proven Track Record of Identifying, Completing and Integrating Acquisitions. Since January 1996, we have completed 12 acquisitions in the security services and products industry. We believe that these acquisitions have strengthened our market position, leveraged our distribution network and expanded our service and product offerings.



GROWTH STRATEGY


     Our strategic objective is to be the leading global provider of security risk management services and products to multi-national corporations, governmental agencies and law enforcement personnel. The following elements define our growth strategy:

   o Pursue Strategic Acquisitions. We selectively pursue acquisitions that complement and expand our service and product offerings and provide access to new geographic markets, additional distribution channels and new client relationships.

   o Broaden Service Offerings to Existing Client Base. We broaden our existing service offerings through strategic acquisitions and develop a comprehensive range of security risk management offerings with a global network of service providers.

   o Expand Client Base. We expand our client base by offering a complete array of security risk management services to our service clients. In addition, we market our expanded offerings to new clients referred to us by our existing clients. Client referrals have historically provided significant growth opportunities for us with minimal incremental marketing expenses.

   o Expand Distribution Network and Product Offering. We leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in new and enhanced products which complement our existing offerings. A broader product line enables us to strengthen our relationship with distributors and enhance our brand appeal with end users.

   o Continue Global Expansion. We expand the scope of our service and product offerings by serving existing customers who are expanding geographically, acquiring complementary assets and capabilities and extending our distribution network into new territories.


ACQUISITIONS

     We have pursued a strategy of growth by acquiring businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions including whether the business to be acquired:

      o broadens the scope of the services or products we offer or the geographic areas we serve,

      o  expands our client base or distribution network,

      o  increases blended margins,

      o  is accretive to earnings, and

      o offers the opportunity to enhance profitability by improving the efficiency of our operations.

     Since January 1996, we have consummated 12 acquisitions including Safariland, a leading manufacturer of law enforcement equipment, and announced our intention to acquire two additional businesses.

                               ----------------

     Our executive offices are located at 13386 International Parkway, Jacksonville, Florida 32218. Our telephone number is (904) 741-5400.

                                 THE OFFERING


     Armor Holdings and the selling stockholders are offering 5,800,000 shares for sale in the United States and Canada and 1,450,000 shares for sale outside the United States and Canada.





Common stock offered by Armor:
 in the United States and Canada ..............   4,900,000 shares
 outside the United States and Canada .........   1,225,000 shares
                                                  --------------------------------------------------------
   Total ......................................   6,125,000 shares
Common stock offered by the selling
 stockholders:
 in the United States and Canada ..............     900,000 shares
 outside the United States and Canada .........     225,000 shares
                                                  --------------------------------------------------------
   Total ......................................   1,125,000 shares
Common stock outstanding after this
 offering(1) ..................................   22,873,776 shares
Use of proceeds ...............................   We intend to use our net proceeds from this offering
                                                  to repay indebtedness under our credit facility
                                                  (including indebtedness incurred to finance the
                                                  Safariland acquisition), to finance future acquisitions
                                                  and the expansion of service and product offerings,
                                                  for working capital and for general corporate
                                                  purposes. We will not receive any of the proceeds
                                                  from the shares being sold by the selling
                                                  stockholders. See "Use of Proceeds."
AMEX symbol ...................................   ABE
Proposed NYSE symbol ..........................   AH
Risk Factors ..................................   You should carefully consider the information set
                                                  forth in "Risk Factors" and all other information set
                                                  forth in this prospectus before investing in our
                                                  common stock.


----------

(1) Assumes no exercise of the over-allotment option by the underwriters and excludes an aggregate of 1,867,924 shares of common stock reserved for issuance under our various stock option plans at a weighted average price per share of $6.85.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA



     The summary historical consolidated financial data for fiscal years 1996, 1997 and 1998 have been derived from the audited financial statements for the respective periods. In the opinion of our management, the unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations and financial position as of the date of and for the period presented.


     The summary unaudited pro forma data as of December 31, 1998, have been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma balance sheet data reflect the Safariland acquisition as if it had occurred at December 31, 1998. The unaudited pro forma statement of operations data reflect the Safariland acquisition as if it had occurred at the beginning of our 1998 fiscal year. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of Armor Holdings that actually would have occurred had the Safariland acquisition been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.


     You should read this along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the unaudited pro forma consolidated financial information included elsewhere in this prospectus.






                                                                            FISCAL YEAR
                                                        ----------------------------------------------------
                                                                                                  PRO FORMA
                                                             1996          1997         1998        1998
                                                        ------------- ------------- ----------- ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues
   Services ...........................................  $   12,956     $  48,445    $  51,563   $  51,563
   Products ...........................................      18,011        29,869       45,644      90,927
                                                         ----------     ---------    ---------   ---------
 Total revenues .......................................      30,967        78,314       97,207     142,490
 Interest expense (income), net .......................         515           195         (625)      2,464
 Operating income .....................................       2,141         5,285       13,645      15,982
 Provision for income taxes ...........................       1,215         2,376        5,077       6,376
 Net income applicable to common
   stockholders .......................................         689         3,158        8,596      10,107
 Earnings per common share
   Basic ..............................................  $     0.09     $    0.23    $    0.53   $    0.61
   Diluted ............................................  $     0.08     $    0.21    $    0.50   $    0.57
 Weighted average common shares
   Basic ..............................................       7,966        13,638       16,165      16,466
   Diluted ............................................       8,876        14,712       17,354      17,655
OTHER DATA:
 EBITDA(1) ............................................  $    3,476     $   7,848    $  15,702   $  23,692
 Depreciation & amortization(2) .......................         818         1,976        2,654       4,745
 Net cash from (used in) operating activities .........       1,639        (1,556)       3,379       7,400
 Net cash used in investing activities ................     (16,428)       (7,877)     (20,701)    (55,407)
 Net cash from financing activities ...................      23,848        20,812        5,032      42,534
 Capital expenditures .................................       1,860         5,153        3,301       4,041

                                        AS OF DECEMBER 31, 1998
                                ---------------------------------------
                                                           PRO FORMA
                                  ACTUAL    PRO FORMA   AS ADJUSTED (4)
                                ---------- ----------- ----------------
BALANCE SHEET DATA:
 Working capital(3) ...........  $22,618    $ 26,394       $ 26,394
 Total assets .................   94,353     146,610        175,991
 Total debt ...................    5,818      45,287          1,022
 Stockholders' equity .........   75,102      79,102        152,748


----------

(1) EBITDA is defined as net income applicable to common stockholders plus dividends on preference shares, interest, taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented because we believe some investors may find it useful in evaluating an investment in our common stock.

(2) For fiscal 1996 depreciation and amortization includes $381 of depreciation, which is included in cost of sales and operating expenses, and $437 of amortization; for fiscal 1997 depreciation and amortization includes $1,134 of depreciation, which is included in cost of sales and operating expenses, and $842 of amortization; and for fiscal 1998 depreciation and amortization includes $1,409 of depreciation, which is included in cost of sales and operating expenses, and $1,245 of amortization.

(3) Working capital is defined as current assets minus current liabilities excluding cash and short term interest-bearing indebtedness.

(4) Gives effect to the sale of 6,125,000 shares of common stock offered by us in this prospectus and assumes no exercise of the over-allotment option by the underwriters.

                                 RISK FACTORS

     You should consider carefully the following risk factors and other information and financial data set forth in this prospectus, prior to investing in shares of common stock.



THE SERVICES WE PROVIDE ARE INHERENTLY RISKY

     We provide security risk management services through our ArmorGroup Services division. These services are most in demand in areas of the world encountering high levels of violence, unstable or chaotic political environments and little or no effective local law enforcement authorities. As a result, our management and employees are often located in hostile and high risk environments characterized by rapid economic growth, political instability, emerging market conditions and/or significant natural resources such as Africa, South America, Central Asia, Russia and the Balkans. We sometimes supplement our own personnel with local police or military who are not legally under our control and supervision. This lack of direct control may limit our effectiveness without insulating us from liability claims based on the actions of these personnel. In addition, we operate in locations where murders, kidnappings and attacks on facilities and installations are endemic. We cannot be certain whether parties will bring lawsuits in the future alleging negligence in the provision of security services and seeking substantial amounts in damages. We believe that the insurance coverage that we maintain is adequate under the circumstances. However, the success of such a lawsuit could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Growth Strategy."


THE PRODUCTS WE SELL ARE INHERENTLY RISKY

     The products we manufacture are used in applications where the failure to use such products for their intended purposes, or the failure to use them properly, could result in serious bodily injury or death. Our products include:


      o body armor designed to protect against ballistic and sharp instrument penetration,

      o less-than-lethal and anti-riot products such as less-than-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades,

      o  vehicle and hard armoring systems, and

      o  police duty gear.

     We are aware of claims against one of our subsidiaries, of permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-than-lethal. We are also aware that the U.S. Department of Justice is studying the role that self-defense pepper sprays may have had in the deaths of suspects sprayed by law enforcement personnel. In addition, the manufacture and sale of certain less-than-lethal products may be the subject of product liability claims in the event that these products do not perform in the manner in which they are intended to perform. See "Business -- Litigation."


THE FAILURE OF OUR PRODUCTS COULD GIVE RISE TO PRODUCT LIABILITY CLAIMS

     Our products are used in applications where their failure could result in serious personal injuries and death. We believe that the insurance coverage that we maintain is adequate under the circumstances. However, we cannot assure that this coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Any substantial uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain municipal customers since, at present, many municipal bids require such coverage, and any such inability would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS

     We have operations and assets in many parts of Africa, South America, Southeast Asia, Central Asia, the Balkans and Russia. In addition, we sell our services and products in other foreign countries and seek to increase our level of international business activity. Accordingly, we are subject to various risks, including:

      o  U.S.-imposed embargoes of sales to specific countries,

      o foreign import controls (which may be arbitrarily imposed and enforced),

      o  exchange rate fluctuations,

      o  dividend remittance restrictions,

      o  expropriation of assets,

      o  war, civil uprisings and riots,

      o  government instability,

      o the necessity of obtaining government approvals for both new and continuing operations, and

      o legal systems of decrees, laws, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

     We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition and results of operations.

     On January 16, 1998, our ArmorGroup Services division ceased operations in the country of Angola. The cessation of operations in Angola was dictated by that government's decision to deport all of our expatriate management and supervisors. Angolan operations represented approximately $12.0 million of our revenues during fiscal 1997. See "Business -- Litigation."

     Our ArmorGroup Services division routinely operates in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with or will be protected by all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Services and Products."


WE MAY BE UNABLE TO COMPLETE AND INTEGRATE ACQUISITIONS


     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to complete attractive acquisitions, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. We may not be successful in integrating acquired businesses into our existing operations. This integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. These acquisitions may result in our incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our five-year credit facility with a syndicate of four banks led by Canadian Imperial Bank of Commerce and NationsBank, N.A. impose, and the terms and conditions of future debt instruments may impose, restrictions on us that, among other things, may restrict our ability to make acquisitions. See "Business -- Acquisitions."

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on:

      o our ability to attract and retain additional management and other key personnel,

      o our ability to implement successful enhancements to our management systems, and


      o our ability to adapt those systems, as necessary, to respond to growth in our business.



THE SECTORS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE


     The sectors in which we operate are highly competitive in all product and service lines. Some of the competitors in certain segments of our business have significantly greater financial resources, larger facilities and operations and depth and experience of personnel as well as more recognizable trademarks for products similar to those sold by us. In addition, our competitors may develop or improve their products, which could render our products obsolete or less marketable. The security industry is extremely competitive and highly fragmented. We expect that the level of competition will increase in the future. We cannot assure you that we will be able to continue to compete successfully. The British Petroleum Company, plc, a client of our ArmorGroup Services division, accounted for approximately 10.2% of net sales in fiscal 1998 (without giving effect to the acquisition of Safariland) under an annually renewable contract which expired March 31, 1999. This contract is currently being renegotiated for renewal. In addition, a portion of the security risk management services we provide are under annually renewable contracts. The loss of, or significant reduction in, this business could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Competition."



THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS

     The primary raw materials that we use in manufacturing ballistic-resistant garments are:


      o Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc. ("Du Pont"),


      o  Spectrashield, a patented product of Allied Signal, Inc., and


      o  Twaron, an aramid fiber product of Akzo-Nobel Fibers, B.V.

     Du Pont and its European licensee are currently the only producers of Kevlar. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce and sell Kevlar, we would utilize these other ballistic resistant materials as a substitute. Neither Spectrashield nor Twaron is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, Spectrashield and Twaron. However, if our supply of their materials was cut off or if there was a material increase in the prices of these materials, our manufacturing operations could be severely curtailed and our business, financial condition and results of operations would be materially adversely affected. See "Business -- Product Manufacturing and Raw Materials."


MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS

     Customers for our products include law enforcement and governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for law enforcement. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased spending in certain areas. Our results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for law enforcement could have a material adverse effect on our business, financial condition and results of operations.



WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. See "Business -- Government Regulation."


     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. Our ArmorGroup Services division operates in countries known to experience endemic corruption. Our extensive operations in such countries creates the risk of an unauthorized payment by an employee or agent of ours which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations.


WE ARE DEPENDENT UPON OUR PROPRIETARY TECHNOLOGY

     We are dependent upon a variety of methods and techniques which we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks, servicemarks and designs to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements which we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Patents and Trademarks".



WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS

     We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. We have made and will continue to make capital expenditures in order to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.


     We are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use Orthochlorabenzalmalononitrile ("CS") and Chloroacetophenone ("CN") chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly. See "Business -- Environmental Matters."



OUR FAILURE, OR THE FAILURE OF OUR THIRD PARTY SUPPLIERS, DISTRIBUTORS OR CLIENTS, TO ACHIEVE YEAR 2000 COMPLIANCE COULD SIGNIFICANTLY HARM OUR OPERATING STRATEGY


     We are evaluating the extent to which our computer operating systems will be disrupted upon the turn of the century as a result of the inability of many operating systems to distinguish between the years 1900 and 2000. We cannot assure you that our operating systems will not be disrupted upon the turn of the century or that such modifications will not require unanticipated capital expenditures. In addition, the systems of any other acquired entities, if any, or any of our key suppliers or customers may not be Year 2000 compliant. Any disruption, whether caused by our systems or those of any of our suppliers, customers or other vendors, could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."



ONE STOCKHOLDER HAS THE ABILITY TO SIGNIFICANTLY INFLUENCE THE ELECTION OF OUR DIRECTORS AND THE OUTCOME OF CORPORATE ACTION REQUIRING STOCKHOLDER APPROVAL


     Warren B. Kanders is the sole stockholder of Kanders Florida Holdings, Inc. Immediately following this offering, Kanders Florida Holdings will be the beneficial owner of approximately 14.2% of the outstanding shares of our common stock. In addition, immediately following this offering, our officers and directors, including Mr. Kanders, will beneficially own an aggregate of approximately 4,530,277 shares, or 19.0%, of the common stock. Consequently, Mr. Kanders, as chairman of the board of directors and as the sole stockholder of Kanders Florida Holdings, together with our other officers and directors, will have the ability to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, including a change in control. See "Principal and Selling Stockholders."



WE DEPEND SIGNIFICANTLY UPON OUR SENIOR MANAGEMENT TEAM

     Our success depends in large part on the services of our senior management team, particularly Warren B. Kanders and Jonathan M. Spiller. While we maintain key man life insurance for each of them, the loss of any of our key executives could materially adversely affect our company and seriously impair our ability to implement our strategy.


DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS

     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.


THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE

     The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.


THERE IS A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE


     Immediately following this offering 22,873,776 shares of our common stock will be outstanding. Of these shares, 12,757,484 shares (including those sold in this offering), will be freely tradeable under the Securities Act by persons who are not our "affiliates" (in general, an affiliate is any person who is in control or who has a control relationship with our corporation). The remaining 10,116,292 outstanding shares of common stock are either deemed to be "restricted securities", as that term is defined in Rule 144, are subject to certain other restrictions on disposition and/or are expected to be subject to an underwriters lock up agreement. See "Shares Eligible for Future Sale."


     We cannot predict the effect, if any, that market sales of shares of common stock that are restricted securities, or the availability of these shares for sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise capital through an offering of equity securities.

     As part of our acquisition strategy, we anticipate issuing additional shares of our common stock. To the extent that we are able to grow through acquisitions for stock, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.


OUR STOCK PRICE MAY BE AFFECTED WHEN ADDITIONAL SHARES ARE SOLD

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Additional shares sold to finance acquisitions may dilute our earnings per share if new operations' earnings are disappointing.


WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS

     We currently do not intend to pay any cash dividends on our common stock. We currently intend to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Our credit facility contains restrictions on our ability to pay dividends or make other distributions. See "Dividend Policy."

                                USE OF PROCEEDS



     We estimate that the net proceeds we will receive from the sale of our common stock in this offering, assuming a public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated related expenses, will be approximately $73.6 million ($82.5 million if the underwriters' over-allotment option is exercised in full). We expect to use approximately $44.3 million of such net proceeds to repay indebtedness outstanding under the credit facility (including indebtedness incurred to finance the Safariland acquisition) and the remainder will be used to fund growth through potential acquisitions and expansion of service and product offerings, as well as for working capital and for other general corporate purposes. We may invest the net proceeds of this offering in short term interest-bearing investment grade securities, pending the intended repayment of indebtedness outstanding under the credit facility and the other uses described above. We will not receive any of the proceeds of the shares sold by the selling stockholders.


     The indebtedness which will be reduced with the net proceeds of this offering was incurred under the credit facility principally to finance the acquisition of Safariland. This indebtedness bears interest at variable rates (7.875% on April 13 converting to 6.375% on April 16) and matures on February 12, 2004. Although application of the net proceeds from this offering will repay amounts outstanding under the credit facility, it will not reduce the amounts available to us under the credit facility in the future. See "Description of the Credit Facility" and Note 19 to the Consolidated Financial Statements.


     We regularly review opportunities to further our business strategy through strategic acquisitions of businesses that we believe are complementary to our current and planned operations. We, however, have no present commitments or agreements with respect to any particular acquisition other than nonbinding commitments with respect to the acquisition of Alarm Systems and its affiliate Fire Alarm Service, an electronic security and fire alarm systems integration business, and Parvus, a business intelligence company. A portion of the net proceeds of this offering may be used to fund potential acquisitions. See "Business -- Growth Strategy."



     The foregoing information represents our best belief of our use of the proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from the intended uses referred to above. We may find it necessary or advisable to use portions of this offering for other purposes.

                          PRICE RANGE OF COMMON STOCK



     Our common stock, par value $.01 per share, is traded under the symbol "ABE" on the American Stock Exchange (the "AMEX"). The following table sets forth the range of high and low sales prices for the common stock on the AMEX for fiscal years 1998 and 1997 and for the first quarter of fiscal year 1999. We intend to list our common stock on the New York Stock Exchange simultaneously with the consummation of this offering under the symbol "AH."






1999                                HIGH       LOW
------------------------------   ---------   -------
  1st Quarter ................   145/8       115/16

  1998
  ----

  1st Quarter ................   111/2        93/4
  2nd Quarter ................   121/2       105/8
  3rd Quarter ................   1111/16      87/8
  4th Quarter ................   119/16       9

  1997
  ----

  1st Quarter ................    91/2        71/2
  2nd Quarter ................   107/8        83/4
  3rd Quarter ................   123/4       101/2
  4th Quarter ................   133/8       101/8



     On April 12, 1999, the last reported sales price of the common stock on the AMEX was $12.6875 per share. As of March 8, 1999, we had approximately 1,783 stockholders of record. Holders of shares held in "nominee" or street name are included in this number.



                                DIVIDEND POLICY



     We have not paid any cash dividends on our common stock for the last two fiscal years, and do not intend to pay any for the foreseeable future. We expect to continue to retain any earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, our credit facility restricts the payment of dividends on our common stock. See "Description of the Credit Facility" and Note 19 to the Consolidated Financial Statements.

                                CAPITALIZATION



     The following table sets forth our consolidated capitalization as reported in the Consolidated Financial Statements at December 31, 1998 on an actual basis, on a pro forma basis to reflect the Safariland acquisition, and as adjusted to give effect to the issuance and sale of the 6,125,000 shares of common stock offered by us hereby and the application of the net proceeds therefrom. You should read this table in conjunction with the Consolidated Financial Statements, the Notes thereto and the Unaudited Pro Forma Financial Information included elsewhere in this prospectus. See "Description of the Credit Facility."






                                                                          DECEMBER 31, 1998
                                                                 -----------------------------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                                DATA)
                                                                                          PRO FORMA
                                                                                             AS
                                                                   ACTUAL    PRO FORMA    ADJUSTED
                                                                 ---------- ----------- ------------
Cash and cash equivalents ......................................  $  6,789   $  6,789     $ 36,170
                                                                  ========   ========     ========
Short-term debt ................................................     5,041      5,041           --
Borrowings under credit facility ...............................        --     39,224           --
Current portion of long-term debt and capitalized lease
 obligations ...................................................       433        473          473
                                                                  --------   --------     --------
 Total short-term debt .........................................  $  5,474   $ 44,738     $    473
                                                                  ========   ========     ========
Long-term debt and capitalized lease obligations, net current
 portion .......................................................       344        549          549
Minority interest ..............................................       108        108          108
Stockholders' equity:
 Preferred stock, par value $0.01 per share;
   5,000,000 shares authorized, no shares issued
   and outstanding .............................................        --         --           --
 Common stock, par value $0.01 per share;(1)
   50,000,000 shares authorized, 16,497,808 shares issued and
   16,227,080 shares outstanding, 16,798,560 shares issued pro forma and 16,527,832 shares outstanding pro forma and
   22,923,560 shares issued pro forma as adjusted and
   22,652,832 shares outstanding pro forma as adjusted .........       165        168          229
 Additional paid-in capital ....................................    65,408     69,405      142,990
 Cumulative comprehensive income, net of tax ...................      (574)      (574)        (574)
 Retained earnings .............................................    13,419     13,419       13,419
 Treasury stock ................................................    (3,316)    (3,316)      (3,316)
                                                                  --------   --------     --------
      Total stockholders' equity ...............................    75,102     79,102      152,748
                                                                  --------   --------     --------
      Total capitalization .....................................  $ 75,554   $ 79,759     $153,405
                                                                  ========   ========     ========


----------

(1) Assumes no exercise of the over-allotment option by the underwriters and excludes an aggregate of 1,867,924 shares of common stock reserved for issuance under our various stock option plans at a weighted average exercise price of $6.85.

                        SELECTED FINANCIAL INFORMATION


     The selected financial data set forth below for the fiscal years 1996, 1997 and 1998 are derived from our audited Consolidated Financial Statements appearing elsewhere in this prospectus. The selected financial data set forth below for the fiscal years 1994 and 1995 are derived from our audited financial statements not included herein. This following selected financial data should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.




                                                                                     FISCAL YEAR
                                                         ---------------------------------------------------------------------
                                                             1994          1995          1996           1997          1998
                                                         -----------   -----------   ------------   -----------   ------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Services ............................................   $             $              $  12,956      $ 48,445      $  51,563
                                                         --            --
 Products ............................................      11,355        11,741         18,011        29,869         45,644
                                                         ---------     ---------      ---------      --------      ---------
Total revenues .......................................      11,355        11,741         30,967        78,314         97,207
Cost of sales ........................................       7,741         7,443         21,172        57,438         66,451
Operating expenses ...................................       2,696         3,421          7,022        12,758         17,204
Amortization .........................................                                      437           842          1,245
Merger, integration and other non-recurring
 charges .............................................          --            --             --         2,542             --
Interest expense (income), net .......................         216           281            515           195           (625)
Equity in earnings of unconsolidated subsidiary                 --            --           (320)         (746)          (713)
                                                         ---------     ---------      ---------      --------      ---------
Operating income .....................................         702           596          2,141         5,285         13,645
Non-operating income .................................          --           228              2           392             28
Dividends on preference shares .......................          --            --            239           143             --
Provision for income taxes ...........................         279           304          1,215         2,376          5,077
                                                         ---------     ---------      ---------      --------      ---------
Net income applicable to common stockholders               $   423       $   520      $     689      $  3,158      $   8,596
                                                         =========     =========      =========      ========      =========
Earnings per common share
 Basic ...............................................     $  0.09       $  0.11      $    0.09      $   0.23      $    0.53
 Diluted .............................................     $  0.07       $  0.08      $    0.08      $   0.21      $    0.50
Weighted average common shares outstanding
 Basic ...............................................       4,625         4,754          7,966        13,638         16,165
 Diluted .............................................       5,802         6,370          8,876        14,712         17,354
OTHER DATA:
EBITDA(1) ............................................     $ 1,036       $ 1,253      $   3,476      $  7,848      $  15,702
Depreciation and amortization(2) .....................         118           148            818         1,976          2,654
Net cash from (used in) operating activities .........        (127)         (247)         1,639        (1,556)         3,379
Net cash used in investing activities ................        (118)         (119)       (16,428)       (7,877)       (20,701)
Net cash from financing activities ...................         540           324         23,848        20,812          5,032
Capital expenditures .................................         118           119          1,860         5,153          3,301
BALANCE SHEET DATA (AT PERIOD END):                         1994          1995           1996          1997           1998
                                                          ---------     ---------     ----------     ---------     ----------
Working capital(3) ...................................     $    40       $ 2,605      $   8,668      $ 12,824      $  23,051
Total assets .........................................       7,470         8,161         49,530        75,487         94,353
Total debt ...........................................       1,743         2,110          8,203           201          5,818
Stockholders' equity .................................       4,427         4,947         24,875        64,598         75,102


----------

(1) EBITDA is defined as net income applicable to common stockholders plus dividends on preference shares, interest, taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented because we believe some investors may find it useful in evaluating an investment in our common stock.

(2) For fiscal 1994 depreciation and amortization includes $118 of depreciation, which is included in cost of sales and operating expenses, and no amortization; for fiscal 1995 depreciation and amortization includes $148 of depreciation, which is included in cost of sales and operating expenses, and no amortization; for fiscal 1996 depreciation and amortization includes $381 of depreciation, which is included in cost of sales and operating expenses, and $437 of amortization; for fiscal 1997 depreciation and amortization includes $1,134 of depreciation, which is included in cost of sales and operating expenses, and $842 of amortization; and for fiscal 1998 depreciation and amortization includes $1,409 of depreciation, which is included in cost of sales and operating expenses, and $1,245 of amortization.

(3) Working capital is defined as current assets minus current liabilities excluding cash and short term interest-bearing indebtedness.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following historical and unaudited pro forma consolidated financial information has been derived from our audited consolidated historical financial statements as of and for the year ended December 31, 1998, and of Safariland as of and for the year ended September 30, 1998, each appearing elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations for fiscal 1998 gives effect to the acquisition of Safariland and this offering as if they had occurred at the beginning of our 1998 fiscal year. The unaudited pro forma consolidated balance sheet as of December 31, 1998 gives effect to the acquisition of Safariland and this offering as if they had occurred as of December 31, 1998. The acquisition of Safariland was accounted for using the purchase method. Additionally, the pro forma results do not give effect to any of our other acquisitions that occurred during 1998.


     The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results that would have been achieved had such transactions been consummated on the dates or for the periods indicated and do not purport to indicated results of operations as of any future period. The pro forma consolidated statement of operations only reflects anticipated cost savings directly attributable to the acquisition of Safariland which we believe would have resulted had the acquisition occurred at the beginning of our fiscal 1998. The unaudited pro forma consolidated financial statements should be read in conjunction with Consolidated Financial Statements and the related notes thereto, the Consolidated Financial Statements of Safariland included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                 HISTORICAL
                                         ---------------------------     PRO FORMA                      OFFERING       PRO FORMA
                                           COMPANY    SAFARILAND(1)     ADJUSTMENTS     PRO FORMA     ADJUSTMENTS     AS ADJUSTED
                                         ----------- --------------- ----------------- ----------- ----------------- ------------
Revenues:
 Services ..............................   $51,563       $    --                        $ 51,563                       $ 51,563
 Products ..............................    45,644        45,283                          90,927                         90,927
                                           -------       -------                        --------                       --------
Total revenues .........................    97,207        45,283                         142,490                        142,490
Cost of sales ..........................    66,451        26,209           (1,320)(2)     91,340                         91,340
Operating expenses .....................    17,204        18,715           (5,193)(3)     30,726                         30,726
Amortization ...........................     1,245            --            1,430 (4)      2,675                          2,675
Interest expense (income), net .........      (625)          482            2,607 (5)      2,464         (3,220)(8)        (756)
Equity in earnings of unconsolidated
 subsidiaries ..........................      (713)           16                            (697)                          (697)
                                           -------       -------                        --------                       --------
Operating income .......................    13,645          (139)           2,476         15,982          3,220          19,202
Non-operating income ...................        28           473                             501                            501
Provision (benefit) for taxes ..........     5,077          (166)           1,465 (6)      6,376          1,207 (6)       7,583
                                           -------       -------           ------       --------         ------        --------
Net income .............................   $ 8,596       $   500        $   1,011       $ 10,107      $   2,013        $ 12,120
Earnings per common share
 Basic .................................   $  0.53                                      $   0.61                       $   0.54
 Diluted ...............................   $  0.50                                      $   0.57                       $   0.51
Weighted average common shares
 outstanding
 Basic .................................    16,165                            301 (7)     16,466          6,125 (9)      22,591
 Diluted ...............................    17,354                            301 (7)     17,655          6,125 (9)      23,780
Other Data:
 EBITDA* ...............................    15,702         1,477            6,513         23,692                         23,692
 Depreciation & amortization** .........     2,654           661            1,430 (4)      4,745                          4,745



----------
* EBITDA is defined as net income plus interest, taxes, depreciation and amortization. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented because we believe some investors may find it useful in evaluating an investment in our common stock.

** For the Company, fiscal 1998 depreciation and amortization includes $1,409 of depreciation, which is included in cost of sales and operating expenses, and $1,245 of amortization.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                (IN THOUSANDS)


 (1) Safariland's consolidated results of operations are presented for the fiscal year ended September 30, 1998.


 (2) Reflects an annual rent reduction of $380 negotiated with the landlord in connection with the acquisition of Safariland and reduction of labor costs of $940 to reflect headcount reductions achieved from the combination of body armor manufacturing operations with Safariland.


 (3)  Represents an adjustment to operating expenses to reflect the following:





            Reduced compensation expense ......................       $  3,962 (a)
            Eliminated airplane costs .........................            125 (b)
            Reduced professional fees .........................            743 (c)
            Reduction in banking fees .........................             75 (d)
            Net reduction in executive auto leases ............             43
            Reduction in other non-recurring expenses .........            245 (e)
                                                                      --------
                                                                      $  5,193



     (a) Reflects headcount reductions ($2,247), termination of certain employment agreements ($1,098) and elimination of non-recurring expenses ($617) incurred by Safariland in the fiscal year ended September 30, 1998.



     (b) Reflects the elimination of costs incurred to operate an airplane which is not being purchased in the acquisition of Safariland.



     (c) Reflects the extraordinary professional fees incurred by Safariland in contemplation of the sale of the company which would not otherwise have been incurred.


     (d) Reflects the net elimination of bank fees paid to maintain Safariland's banking and credit functions.


     (e) Reflects the reduction in other non-recurring expenses that would have otherwise been capitalized by the Company.


  (4) Reflects the amortization of an estimated $35,749 of goodwill generated by the Safariland acquisition over a 25 year period.


  (5) Represents the interest expense to be incurred to finance the purchase of Safariland, to be eliminated due to the repayment of certain Safariland indebtedness, and is calculated using a rate of 7.875% on borrowings of $39,224. The actual borrowing rate is expected to be 6.375%.


  (6) Reflects the adjustment to the provision for taxes by applying the Company's effective tax rate of 37.5% to the above pro forma and offering adjustments. Amortization of goodwill is not tax deductible.


  (7)  Reflects the shares issued in the acquisition of Safariland.


  (8) Represents the elimination of interest expense associated with borrowings outstanding under our credit facility, which will be repaid in full with proceeds from this offering. Does not reflect the anticipated $1,469 in interest income anticipated to be generated excess proceeds of this offering invested in interest bearing securities at an assumed interest rate of 5% per annum.


  (9)  Reflects the shares issued as a result of this offering.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                (IN THOUSANDS)






                                          HISTORICAL
                                  ---------------------------
                                                                  PRO FORMA                       OFFERING         PRO FORMA
                                    COMPANY    SAFARILAND(1)     ADJUSTMENTS     PRO FORMA       ADJUSTMENTS      AS ADJUSTED
                                  ----------- --------------- ----------------- ----------- -------------------- ------------
ASSETS
Current assets:
 Cash and cash equivalents ......  $  6,789       $    --                        $  6,789       $   29,381(9)      $ 36,170
 Accounts receivable, net .......    21,363         6,202                          27,565                            27,565
 Inventories ....................     9,103         3,555                          12,658                            12,658
 Prepaid expenses and other
   current assets ...............     5,910         2,847                           8,757                             8,757
                                   --------       -------                        --------                          --------
 Total current assets ...........    43,165        12,604                          55,769           29,381           85,150
Property, plant and
 equipment, net .................    12,173         3,733           (1,836)(2)     14,070                            14,070
Intangible assets, net ..........    34,562                         35,749 (3)     70,311                            70,311
Investment in unconsolidated
 subsidiary .....................       483         1,459                           1,942                             1,942
Other assets ....................     3,970           548                           4,518                             4,518
                                   --------       -------                        --------                          --------
TOTAL ASSETS ....................  $ 94,353       $18,344        $  33,913       $146,610       $   29,381         $175,991
                                   ========       =======        =========       ========       ============       ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Short-term debt ................  $  5,041       $ 2,450        $  (2,450)(4)   $  5,041       $   (5,041)(10)    $     --
 Borrowing from credit
   facility .....................                                   39,224 (4)     39,224          (39,224)(10)
 Current portion of
   long-term debt and
   capitalized lease
   obligations ..................       433           378             (338)(4)        473                               473
 Accounts payable, accrued
   expenses and other ...........    13,325         3,788            5,000 (5)     22,113                            22,113
                                   --------       -------        ---------       --------                          --------
Total current liabilities .......    18,799         6,616           41,436         66,851          (44,265)          22,586
                                   --------       -------        ---------       --------       ------------       --------
Minority interest ...............       108                                           108                               108
Long-term debt and
 capitalized lease obligations
 and other long term
 liabilities ....................       344         2,343           (2,138)(4)        549                               549
                                   --------       -------        ---------       --------                          --------
Total liabilities ...............    19,251         8,959           39,298         67,508          (44,265)          23,243
Stockholders' equity:
 Common stock ...................       165           272             (269)(6)        168               61 (11)         229
 Preferred stock ................                   1,200           (1,200)(6)
 Additional paid in capital .....    65,408           100            3,897 (7)     69,405           73,585 (11)     142,990
 Cumulative comprehensive
   income, net of tax ...........      (574)                                         (574)                             (574)
 Notes receivable from
   stockholders .................                    (215)             215 (2)
 Retained earnings ..............    13,419         8,028           (8,028)(8)     13,419                            13,419
 Treasury stock .................    (3,316)                                       (3,316)                           (3,316)
                                   --------                                      --------                          --------
   Total stockholders'
    equity ......................    75,102         9,385           (5,385)        79,102           73,646          152,748
                                   --------       -------        ---------       --------       ------------       --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY ...........  $ 94,353       $18,344        $  33,913       $146,610       $   29,381         $175,991
                                   ========       =======        =========       ========       ============       ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  (1) Safariland's consolidated balance sheet as of September 30, 1998.


  (2) Reflects the elimination of assets that will not be purchased by the Company, pursuant to the stock purchase agreement.


  (3) Reflects the excess of purchase price over the fair value of the net assets acquired.


  (4) Reflects borrowings necessary to consummate the Safariland acquisition and to repay certain indebtedness of Safariland.


  (5) The adjustment to accounts payable, accrued expenses and other liabilities represents the accrual of direct costs and other non-recurring charges we have incurred and expect to incur related to the acquisition.


  (6) Reflects the acquisition of all of the issued and outstanding common and preferred shares of Safariland, and the issuance of 300,752 shares of our common stock with $0.01 par value per share.


  (7) Represents additional paid in capital associated with the issuance of 300,752 shares of our common stock at an assumed price of $13.30 per share and the elimination of $100 of Safariland additional paid in capital.


  (8) Represents the elimination of Safariland retained earnings.


  (9) Represents the anticipated excess cash proceeds from this offering.


 (10) Represents the repayment in full of borrowings under our credit facility.



 (11) Represents the issuance of 6,125,000 shares in this offering and the additional paid in capital associated with the 6,125,000 shares being issued in this offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", and similar expressions are forward looking statements. Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that their goals will be achieved. See "Forward Looking Statements."



COMPANY OVERVIEW


     We are a leading global provider of security risk management services to multi-national corporations and governmental agencies through our ArmorGroup Services division. We are also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. Our ArmorGroup Services division provides sophisticated security planning and risk management, consulting and training services, intellectual property asset protection, business intelligence and investigative services, and electronic security systems integration. We provide these services to multi-national corporations and governmental and non-governmental agencies through our 22 offices in 18 countries. Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment and has a leading market position in several of the product categories in which we compete. Such products include ballistic resistant vests and tactical armor, police duty gear, less-than-lethal munitions, anti-riot products and narcotics identification kits. These products are sold primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. We believe significant opportunities exist to grow our company and extend our global infrastructure through geographic expansion and strategic acquisitions of related businesses in the fragmented security risk management services and products industry. For fiscal 1998, we generated total pro forma revenues of $142.5 million.


ACQUISITIONS


     We have pursued a strategy of growth by acquiring businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions including whether the business to be acquired:



      o broadens the scope of the services or products we offer or the geographic areas we serve,



      o  expands our client base or distribution network,


      o  increases blended margins,



      o  is accretive to earnings, and



      o offers the opportunity to enhance profitability by improving the efficiency of our operations.


     Since January 1996, we have consummated 12 acquisitions, including Safariland, a leading manufacturer of equipment for the law enforcement, military and sporting goods markets worldwide and announced our intention to acquire 2 additional businesses. The aggregate purchase price for the consummated acquisitions, including assumed debt and subject to certain post closing adjustments, was approximately $167.5 million, with aggregate sales of approximately $122.3 million.


RESULTS OF OPERATIONS


     The following table sets forth selected statement of operations data for us as a percentage of total revenues for the periods indicated:

                                                                         FISCAL YEAR
                                                              ---------------------------------
                                                                1996       1997         1998
                                                              --------   --------   -----------
     Revenues:
       Services ...........................................       42%        62%        53%
       Products ...........................................       58%        38%        47%
     Total revenues .......................................      100%       100%        100%
     Interest (income) expense, net .......................        2%         0%         (1)%
     Operating income .....................................        7%         7%        14%
     Provision of income taxes ............................        4%         3%         5%
     Net income applicable to common stockholders .........        2%         4%         9%
     EBITDA ...............................................       11%        10%        16%



FISCAL 1998 AS COMPARED TO FISCAL 1997

     Service revenues. Service revenues increased by $3.1 million, or 6.4%, to $51.6 million in fiscal 1998 compared to $48.4 million in fiscal 1997. This increase was primarily due to the award of new contracts to our ArmorGroup Services division and the integration of acquisitions completed during 1998. This increase was partially offset by the reduction of $12.0 million in revenue associated with the termination of our Angolan operation in early 1998.

     Product revenues. Product revenues increased by $15.8 million, or 52.8%, to $45.6 million in fiscal 1998 compared to $29.9 million in fiscal 1997. This increase was primarily due to internal growth of approximately 25% over fiscal 1997 for acquired companies owned by us for more than one year and the increase resulting from the integration of acquisitions completed during 1998.

     Cost of sales. Cost of sales increased by $9.0 million, or 15.7%, to $66.5 million in fiscal 1998 compared to $57.4 million in fiscal 1997. This increase was primarily due to increased revenues in fiscal 1998 compared to fiscal 1997. As a percentage of total revenues, cost of sales decreased to 68.4% in fiscal 1998 from 73.3% in fiscal 1997 reflecting a greater proportion of total revenue generated by our Armor Holdings Products division in fiscal 1998, which has higher gross margins than our ArmorGroup Services division.

     Operating expenses. Operating expenses increased by $4.6 million, or 37.1%, to $17.2 million (17.6% of total revenues) in fiscal 1998 compared to $12.5 million (15.9% of total revenues) in fiscal 1997. This increase was primarily due to the increased revenues from our Armor Holdings Products division which has higher sales and marketing expenses than the revenues from the ArmorGroup Services division.

     Depreciation and amortization. Depreciation and amortization expense increased by $200,000, or 18.2%, to $1.3 million in fiscal 1998 compared to $1.1 million in fiscal 1997. This increase excludes depreciation expense included in cost of sales. This increase was primarily due to additional amortization of intangible assets acquired during fiscal 1998 which would not have been reflected in fiscal 1997.

     Merger, integration and other non-recurring charges. The fees and expenses associated with the acquisition of DSL, a component of our ArmorGroup Services division, which was accounted for as a pooling of interests and had non-recurring expenses relating to the financial and administrative restructuring and integration of DSL into our ArmorGroup Services division, totaled approximately $2.5 million in fiscal 1997. No such non-recurring charges were incurred in fiscal 1998.

     Equity in earnings of investees. Equity in earnings of investees decreased by $33,000, or 4.4%, to $713,000 in fiscal 1998 compared to $746,000 in fiscal
1997. The equity in earnings of investees in fiscal 1998 is comprised of a 20% investment in Jardine Securicor Gurkha Services Limited ("JSGS"), a Hong Kong joint venture company. The equity in earnings of investees in fiscal 1997 related to the investment in JSGS, as well as DSL's original 50% investment in Gorandel Trading Limited until June 9, 1997, when the 100% investment was consolidated into our results of operations.

     Interest (income) expense, net. Interest (income) was $(625) in fiscal 1998 compared to interest expense of $195 in fiscal 1997. This increase was primarily due to interest income earned on the proceeds from our 1997 public offering and the repayment of the balance of approximately $18.6 million that was outstanding on the credit facility at the time the offering was completed.

     Operating income. Operating income increased by $8.4 million, or 158.2%, to $13.6 million in fiscal 1998 compared to $5.3 million in fiscal 1997 primarily due to the factors discussed above.

     Non-operating income. Non-operating income decreased by $364,000, or 92.9%, to $28,000 in fiscal 1998 compared to $392,000 in fiscal 1997. This decrease was primarily due to fees paid to us by a former employee in fiscal 1997 in connection with our role as agent for the sale of our common stock.

     Income taxes. Income taxes increased by $2.7 million, or 113.7%, in fiscal 1998, compared to $2.4 million in fiscal 1997, based on a provision of 37%. This provision is comprised of our U.S. federal and state statutory rates of approximately 36% for our U.S.-based companies and a 38% blended effective tax rate for our foreign operations.

     Dividends on preference shares. In connection with our acquisition of DSL, a unit of our ArmorGroup Services division, we incurred $143,000 in preference share dividends in fiscal 1997. We acquired the shares underlying the dividends on April 16, 1997, and therefore, did not incur any dividends on these shares during fiscal 1998.

     Net income applicable to common stockholders. Net income applicable to common stockholders increased approximately $5.4 million or 172.2%, to $8.6 million in fiscal 1998 compared to $3.2 million in fiscal 1997. This increase was primarily due to the factors discussed above.


FISCAL 1997 AS COMPARED TO FISCAL 1996

     Service revenues. Service revenues increased by $35.5 million, or 273.9%, to $48.4 million in fiscal 1997 compared to $13.0 million in fiscal 1996. This increase was primarily due to the reflection of only five months of operations in fiscal 1996, as results of DSL operations have only been included from August 1, 1996, as previously stated. In addition, ArmorGroup Services generated substantial internal growth during fiscal 1997. Fiscal 1997 revenues also included approximately $12.0 million related to Angolan operations which ceased on January 16, 1998. See Note 17 to Consolidated Financial Statements.

     Product revenues. Product revenues increased by $11.9 million, or 65.8%, to $29.9 million in fiscal 1997 compared to $18.0 million in fiscal 1996. This increase was primarily due to sales generated from the DTC and NIK operations in fiscal 1997, as well as sales generated by Supercraft from the date of acquisition, April 7, 1997, until December 27, 1997 and internal growth in the body armor business.

     Cost of sales. Cost of sales increased $36.3 million, or 171.3%, to $57.4 million in fiscal 1997 compared to $21.1 million in fiscal 1996. This increase was primarily due to the combination with DSL, which had a $28.8 million impact on direct operating costs in fiscal 1997. The remaining $7.5 million increase in cost of sales is attributed to the increased costs of the Armor Holdings Products business (associated with a 65.8% increase in revenues). As a percentage of total revenues, cost of sales increased to 73.3% in fiscal 1997 compared to 68.4% in fiscal 1996, reflecting the higher cost of sales associated with the security services business. In fiscal 1997, we also recorded reserves of approximately $500,000 related to the cessation of operations in Angola. See Note 17 to the Consolidated Financial Statements.

     Operating expenses. Operating expenses increased $5.6 million, or 80.6%, to $12.5 million (15.9% of total revenues) in fiscal 1997 compared to $6.9 million (22.3% of total revenues) during fiscal 1996. This increase in the actual dollar amount of operating expenses between the periods was primarily due to overhead costs associated with DSL, DTC and NIK and approximately $800,000 of selling, general and administrative costs at our headquarters in Jacksonville, Florida, primarily for the development of our infrastructure as a holding company.

     Depreciation and amortization. Depreciation and amortization expense increased to $1.1 million, or 103.4% in fiscal 1997 compared to $554,000 in fiscal 1996. Of this $573,000 increase, approximately

$260,000 was due to amortization of intangible assets acquired during 1996, another approximate $250,000 was due to amortization of acquired goodwill in the DSL acquisition, with the remaining increase due to the amortization of goodwill acquired with the Supercraft and GTL acquisitions.

     Merger, integration and other non-recurring charges. Fees and expenses associated with completing the DSL acquisition were expended in fiscal 1997. These non-recurring expenses, in combination with certain other charges relating to the financial and administrative restructuring and consolidation of DSL into Armor Holdings, totaled approximately $2.5 million.


     Equity in earnings of investees. Equity in earnings of investees amounted to approximately $746,000 in fiscal 1997 compared to $320,000 in 1996. The equity in earnings of investees in fiscal 1997 relates to DSL's original 50% investment in GTL until June 9, 1997, the date we acquired the remaining 50% interest not owned by DSL, at which point the 100% investment was consolidated into our results. The equity also relates to DSL's 20% investment in JSGS. The 1996 period reflected only five months of equity earnings, as results of DSL operations were only included from August 1, 1996, as previously stated.

     Interest expense, net. Interest expense, net decreased $320,000, or 62.1%, to $195,000 in fiscal 1997 compared to $515,000 in fiscal 1996. The decrease in interest expense was primarily due to interest income earned on the proceeds realized from our 1997 public offering, after the repayment of the balance of approximately $18.6 million that was outstanding on the credit facility at the time.

     Operating income. Operating income increased $3.1 million, or 146.8%, to $5.3 million in fiscal 1997 compared to $2.1 million in fiscal 1996. Management believes that an additional measurement, "operating income before merger, integration and other non-recurring charges," is useful and meaningful to an understanding of our operating performance. However, operating income before merger, integration and other non-recurring charges should not be considered as an alternative either to operating income or net income nor as an indicator of our operating performance, cash flow or as a measurement of liquidity. Operating income before the merger, integration and other non-recurring charges of $2.5 million increased $5.7 million, or 265.6%, to $7.8 million in fiscal 1997 compared to $2.1 million in fiscal 1996. This increase is due to the combination with DSL and the acquisitions of Supercraft, the DTCoA Assets and the NIK Assets, as well as internal growth within DSL and American Body Armor & Equipment, Inc., a Delaware corporation ("ABA").

     Non-operating income. Non-operating income increased $390,000 to $392,000 in fiscal 1997 compared to $2,000 in fiscal 1996. This increase resulted primarily due to fees paid to us by a former employee in fiscal 1997 in connection with our role as agent for the sale of our common stock.

     Income taxes. As of January 1, 1996, we had an income tax net operating loss carryforward ("NOL") of approximately $4.4 million. Effective with our change in control by Kanders Florida Holdings, Inc. on January 18, 1996, the utilization of this NOL became restricted in the United States to approximately $300,000 per year. However, as of December 27, 1997, our net operating losses increased to approximately $7.8 million and expire in varying amounts in fiscal years 2006 to 2010. The increase in the net operating losses is a result of the recording of DSL deferred tax assets that related to fiscal 1997 losses generated in the United Kingdom which will be offset against future income.

     Income taxes totaled $2.4 million in fiscal 1997 compared to $1.2 million in fiscal 1996. The provision of 41.9% was based on our U.S. federal and state statutory rates of approximately 35% for its U.S.-based companies and a 38% blended effective tax rate for our foreign operations, and was increased by approximately $750,000 for certain items, primarily merger-related, non-recurring charges which were not tax deductible.


     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), we have recorded a deferred tax asset, representing our cumulative net operating loss carryforward and deductible temporary differences, subject to applicable limits and an asset valuation allowance. As of December 27, 1997, the gross amount of this deferred tax asset was $3.1 million, of which $1.8 million has been offset by a valuation allowance.

     Dividends on preference shares. In connection with our acquisition of DSL, a unit of our ArmorGroup Services division, we incurred $143,000 and $239,000 in fiscal 1997 and fiscal 1996, respectively, in preference share dividends. These accrued dividends as well as the shares underlying the dividends were acquired by us on April 16, 1997 in the DSL transaction.


     Net income applicable to common stockholders. Net income applicable to common stockholders increased $2.5 million or 358.3%, to $3.2 million in fiscal 1997 compared to $689,000 in fiscal 1996. This increase was due to the effect of acquisitions made during fiscal 1997 together with growth in the core businesses, being partially offset by the non-recurring charge incurred by us in fiscal 1997. Excluding the merger, integration and other non-recurring charges discussed above, we would have earned $0.33 per diluted share as compared to actual diluted earnings per share of $0.21.



QUARTERLY RESULTS


     Set forth below is certain unaudited quarterly financial data for each of our last eight quarters and such data expressed as a percentage of our revenue for the respective quarters. The information has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present such quarterly information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.




                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                   MAR 29,   JUNE 28,   SEPT. 27,   DEC. 27,   MAR. 31,   JUNE 30,   SEPT. 30,    DEC. 31,
                                     1997      1997        1997       1997       1998       1998        1998        1998
                                  --------- ---------- ----------- ---------- ---------- ---------- ----------- -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
 Services .......................  $ 8,328   $10,315     $14,344    $15,458    $11,800    $11,905     $13,860     $13,998
 Products .......................    6,422     7,748       7,780      7,919      7,835     10,928      12,584      14,297
                                   -------   -------     -------    -------    -------    -------     -------     -------
Total revenue ...................   14,750    18,063      22,124     23,377     19,635     22,833      26,444      28,295
Operating income (loss) .........    1,306      (486)      2,543      2,117      2,507      2,759       3,667       4,087
Interest expense (income),
 net ............................       69       342         (20)      (196)      (242)      (198)       (104)        (81)
Provision (benefit) for
 income taxes ...................      554      (132)        945      1,009        975      1,122       1,445       1,535
Net income (loss)
 applicable to common
 stockholders ...................      540      (696)      1,618      1,696      1,774      1,835       2,326       2,661
Earnings (loss) per
 common share
 Basic ..........................  $  0.05   $ (0.06)    $  0.10    $  0.11    $  0.11    $  0.11     $  0.14     $  0.16
 Diluted ........................  $  0.04   $ (0.05)    $  0.10    $  0.10    $  0.10    $  0.11     $  0.14     $  0.15
Weighted average common
 shares outstanding
 Basic ..........................   11,827    11,892      15,940     16,024     16,037     16,144      16,224      16,227
 Diluted ........................   12,797    12,965      16,025     17,209     17,154     17,034      17,022      17,471




                                                                       QUARTER ENDED
                                  ----------------------------------------------------------------------------------------
                                    MAR 29,   JUNE 28,   SEPT. 27,   DEC. 27,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                     1997       1997        1997       1997       1998       1998        1998       1998
                                  ---------- ---------- ----------- ---------- ---------- ---------- ----------- ---------
Revenues
 Services .......................       56%       57%         65%        66%        60%        52%         52%        49%
 Products .......................       44%       43%         35%        34%        40%        48%         48%        51%
Total revenue ...................      100%      100%        100%       100%       100%       100%        100%       100%
Operating income (loss) .........        9%       (3)%        11%         9%        13%        12%         14%        14%
Interest expense (income),
 net ............................        0%        2%          0%        (1)%       (1)%       (1)%         0%         0%
Provision (benefit) for
 income taxes ...................        4%       (1)%         4%         4%         5%         5%          5%         5%
Net income (loss)
 applicable to common
 stockholders ...................        4%       (4)%         7%         7%         9%         8%          9%         9%

LIQUIDITY AND CAPITAL RESOURCES


     Historically, we have funded operations through cash flow from operations and debt and equity financing, including an April 1996 private placement of $11.5 million of convertible notes, a November 1996 $10 million revolving credit facility with Barnett Bank, which was increased to $20 million in March 1997, and a July 1997 public offering of 4,000,000 shares of common stock. On February 12, 1999, we established a five-year $60 million line of credit. As of March 19, 1999, we had $5,757,951 outstanding and $54,211,749 available under the credit facility.

     We entered into the credit facility with CIBC, Inc., NationsBank, N.A., First Union National Bank and SunTrust Bank, North Florida, N.A., as lenders, NationsBank, N.A., as Documentation Agent and Canadian Imperial Bank of Commerce, as Administrative Agent. All borrowings under the credit facility bear interest at either (i) the base rate, plus an applicable margin ranging from .125% to .375% depending on certain conditions, or (ii) the Eurodollar rate, plus an applicable margin ranging from 1.375% to 1.625% depending on certain conditions. In addition, the credit facility provides that NationsBank, N.A. will make swing-line loans of up to $5,000,000 available to us to be used for working capital purposes. CIBC, Inc. and NationsBank, N.A. will also issue letters of credit to us of up to $5,000,000. See "Description of the Credit Facility."

     We anticipate that cash generated from this offering, internal operations and borrowings under the credit facility will enable us to meet our liquidity, working capital and capital expenditure requirements during the next 12 months. However, we may require additional financing to pursue our strategy of growth through acquisitions. If such financing is required, there are no assurances that it will be available, or if available, that it can be obtained on terms favorable to us or on a basis that is not dilutive to stockholders.

     As of December 27, 1997, we had working capital of $31.9 million, which reflected the net proceeds of $19.4 million (after paying down our then existing credit facility to zero) from the issuance of common stock in our 1997 public offering as well as cash flow from operations. As of December 31, 1998, we had working capital of $24.4 million.

     We expect spending for fiscal 1999 capital expenditures will be approximately $2.4 million, of which we have already spent approximately $426,577. Such expenditures include, among other things, leasehold improvements, computer equipment and software, and manufacturing machinery and equipment.


INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES

     For information relating to our business segments please refer to Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.




NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounts Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This standard requires enterprises to display comprehensive income and its components in financial statements, to classify items of comprehensive income by their nature in financial statements, and to display the accumulated balances of other comprehensive income in stockholders' equity separately from retained earnings and additional paid-in capital. SFAS 130 was effective for fiscal years beginning after December 31, 1997. We adopted this standard for our fiscal year beginning December 28, 1997.


INFLATION

     We believe that the relatively moderate rates of inflation in recent years have not had a significant impact on our revenue or profitability. Historically, we have been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.

YEAR 2000 COMPLIANCE

     Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the Year 2000 to mean the year 1900 instead. If not corrected, those programs could cause date-related transaction failures.

     We have developed a Year 2000 initiative to address this concern. A project team has performed a detailed assessment of all internal computer systems and, as discussed below, is developing and implementing plans to correct problems that may arise as a result of Year 2000. We expect these projects to be successfully completed during 1999.

     A Year 2000 status failure could affect many of our research and development, production, financial, administrative and communication operations. Systems critical to our business which have been identified as non-Year 2000 compliant are either being replaced or corrected through programming modifications. In addition, a separate team is looking at Year 2000 readiness from other aspects of our business, including customer order-taking, manufacturing, raw materials supply and plant process equipment. Our goal is to have the remedied and replaced systems operational by the second quarter of 1999 to allow time for testing and verification.

     We are in the process of communicating with all of our significant vendors, major customers, suppliers, communications providers and banks whose systems failures potentially could have a significant impact on our operations to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 issues or to verify their Year 2000 readiness. We are testing such systems where appropriate and possible.

     As part of the Year 2000 initiative, we are developing business continuity plans for those areas that are critical to our business. These business continuity plans will be designed to mitigate serious disruptions to our business flow beyond the end of 1999, and will operate independent of the external providers' Year 2000 compliance. The major drive for contingency planning will be in the first half of 1999, with the expectation that our business groups will have plans in place by the end of the second quarter of 1999. Based on our current plans and efforts to date, we do not anticipate that Year 2000 problems will have a material adverse effect on our business, financial condition and results of operations.


     We have not yet developed any contingency plans in the event our Year 2000 remediation efforts are unsuccessful, but plan to do so in 1999. While we have not identified a reasonably likely worst case scenario in the event we do not become Year 2000 compliant, we continue to evaluate the Year 2000 issue and are attempting to address any Year 2000 deficiencies.

     External and internal costs specifically associated with modifying internal use software for Year 2000 compliance are expensed as incurred. To date, we have spent $19,300 on this project. Costs to be incurred for the remainder of 1999 to remedy the Year 2000 problems are estimated at approximately $30,700. These costs do not include normal system upgrades and replacements. We do not expect the costs relating to our Year 2000 remediation efforts to have a material adverse effect on our business, financial condition and results of operations.


     The above expectations are subject to uncertainties. For example, if we are unsuccessful in identifying or remedying all Year 2000 problems in critical operations, or if we are affected by the inability of our suppliers or major customers to continue operations due to such a problem, our business, financial condition and results of operations could be materially adversely effected.

     The total costs that we incur in connection with Year 2000 problems will be influenced by the ability to successfully identify Year 2000 system flaws, the nature and amount of programming required to fix the affected programs, the related labor and/or consulting costs for such remediation, and the ability of third parties with whom we have business relationships to successfully address their own Year 2000 concerns. These and other unforeseen factors could have a material adverse effect on our business, financial condition and results of operations.

                                   BUSINESS



COMPANY OVERVIEW

     We are a leading global provider of security risk management services to multi-national corporations and governmental agencies through our ArmorGroup Services division. We are also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. Our ArmorGroup Services division provides sophisticated security planning and risk management, consulting and training services, intellectual property asset protection, business intelligence and investigative services, and electronic security systems integration. We provide these services to multi-national corporations and governmental and non-governmental agencies through our 22 offices in 18 countries. Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment and has leading market positions in several of the product categories in which we compete. Such products include ballistic resistant vests and tactical armor, police duty gear, less-than-lethal munitions, anti-riot products and narcotics identification kits. These products are sold primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents, including approximately 350 in the United States. We believe significant opportunities exist to grow our company and extend our global infrastructure through geographic expansion and strategic acquisitions of related businesses in the fragmented security risk management services and products industry. For fiscal 1998, we generated total pro forma revenues of $142.5 million.

     ArmorGroup Services Division. Our ArmorGroup Services division provides a broad range of sophisticated security risk management solutions to multi-national corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Department of State, the United Nations and the World Bank. Our clients typically have personnel and other investments in unstable and often violent areas of the world. Through our offices on five continents, we provide our multi-national clients with a diversified portfolio of security solutions to assist them to mitigate risks in their operations around the world. Our highly trained, multi-lingual and experienced security personnel work closely with our clients to create and implement solutions to complex security problems. These services include the design and implementation of risk management plans and security systems, provision of security specialists and training of security personnel. We also provide our multi-national clients with specialized investigative services enhanced by our global network. These services include intellectual property asset protection and related investigative services ranging from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activities. In addition, we provide business intelligence, fraud investigation and asset tracing and recovery services to financial services companies, law firms and other entities worldwide. We believe that many of our security services, while often representing a small portion of our clients' overall cost of doing business, are critical to our clients' success. We believe this creates a consistent demand for our premium services at attractive margins. For fiscal 1998, our ArmorGroup Services division generated pro forma revenues of $51.6 million.


     Armor Holdings Products Division. Our Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment, such as ballistic resistant vests and tactical armor, police duty gear including synthetic leather and nylon belts and holsters, bomb disposal equipment, less-than-lethal munitions, anti-riot products including tear gas and distraction grenades, narcotics identification kits and custom-built armored vehicles. Our products are marketed under brand names which are well-known and respected in the law enforcement community such as American Body Armor, Safariland, Defense Technology, First Defense, MACE, Pro-Tech and NIK. We sell our manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies. We believe there are significant opportunities to grow our manufacturing business through the acquisition and development of new product lines, expansion into new territories and further development of sales to specialized government and military agencies. In addition, management believes that consistent demand for our premium products at attractive margins will continue because our products are critical to the safety and effectiveness of our customers. For fiscal 1998, our Armor Holdings Products division generated pro forma revenues of $90.9 million.



INDUSTRY OVERVIEW


     We participate in the global security risk management industry by providing specialized security services to multi-national corporations and governmental agencies and through the manufacture of security products marketed to law enforcement and correctional personnel. Increasingly, governments, businesses, and individuals have recognized the need for our services and products to protect them from the risks associated with white-collar crime, fraud, physical attacks and threats of violence. In general, the need for protection against these risks is confirmed by a variety of statistics. For example, according to the American Society for Industrial Security, damages from intellectual property thefts result in estimated losses of $250 billion annually for U.S.-based companies. In addition, fraud costs U.S. organizations over $400 billion annually according to a recent estimate by the Association of Certified Fraud Examiners. The number of casualties resulting from terrorist incidents increased from 317 in 1991 to 2,963 in 1996, and in 1997, 73% of all international terrorist incidents targeted businesses compared to 52% in 1992.

     Specialized Security Services Market. In response to these security problems, corporations are increasingly contracting experienced private companies to perform their security services. Industry studies demonstrate that the worldwide security services market is expected to grow at a rate of 8.0% annually from 1995 to 2000. Total revenues for the worldwide market are expected to grow to $61.8 billion by 2000 and continue to grow to $87.9 billion by 2005. Management believes that demand by multi-national corporations and governmental agencies operating in lesser-developed nations for specialized security services, such as risk assessment, crisis management, guard force management, security force organization and executive protection, is likely to increase as these entities continue to establish operations and manufacturing facilities in foreign and developing countries.


     In recent months, the U.S. has been the target of several deadly terrorists attacks directed toward U.S. Department of State personnel and facilities across the world. In 1998, U.S. embassies in Nairobi and Dar Es Salaam were bombed, resulting in over 235 deaths and over 5,000 injuries. The U.S. government's response to these threats also supports the increased emphasis on protection against security risks. A Senate panel was appointed to investigate the causes for the lapses in security. The findings of the panel report, like those of similar studies, pointed to the strong need for increased security-related spending at U.S. embassies and other diplomatic facilities worldwide. The panel recently recommended that the government spend $1.4 billion per year for the next ten years to improve embassy security, an increase of $11 billion over the administration's current budget for that period. With our global network of overseas offices and our broad portfolio of security services and products, we believe that we are well-positioned to participate in expected increases in security-related spending at U.S. diplomatic facilities around the world.


     Manufactured Security Products Market. Certain industry studies estimate that worldwide expenditures for security products will grow at a compounded annual rate of 7.9% from approximately $14 billion in 1990 to approximately $60 billion in 2010. Although these statistics do not correlate directly to our product lines, we believe that the increasing spending in the private security sector is indicative of a greater demand for our products in the law enforcement, correctional and governmental sectors.


     In response to an increased emphasis on safety and protection, the number of police officers has increased significantly over the past several years. By 1996 there were approximately 738,000 full-time sworn law enforcement officers in the U.S. In 1993, a U.S. Department of Justice survey of local police departments indicated that 65% of such organizations have purchased body armor for all of their officers, 60% supply their officers with pepper spray, 35% supply their officers with tear gas and

10% maintain inventories of stun grenades and less-than-lethal projectiles. In addition, the U.S. prison population has doubled since 1985 to approximately
1.8 million inmates in 1998. We believe this rise in the prison population has spurred demand from institutional correctional facilities for manufactured security products.



KEY STRENGTHS


     We believe that the following key strengths will enable us to continue to increase sales to existing and new customers, expand our service and product offerings, enter new markets, increase our profitability and capitalize on industry trends:

     Broad Portfolio of Services and Products. We offer a broad portfolio of security services and products, enabling us to provide comprehensive solutions to our customers' security needs. We strive to enhance our position as a single source provider of global security services to our clients and believe that our worldwide infrastructure enables us to follow our governmental and multi-national corporate clients to new geographical markets as well as cross-sell additional services to these customers. Similarly, our extensive product distribution network allows us to provide our customers a broad array of complementary manufactured law enforcement equipment. Through strategic acquisitions and internal growth, we expect to continue to expand our service and product offerings.

     Extensive Client Base and Distribution Network. ArmorGroup Services serves a client base representing governmental agencies and approximately 500 multi-national corporations worldwide, including The British Petroleum Company, plc, British American Tobacco, Continental Airlines, Inc. and Credit Suisse Group. Armor Holdings Products has a broad, full service network of approximately 350 domestic distributors and 150 international agents to sell our portfolio of manufactured law enforcement equipment. The quality and scope of our products and the strength of our brand names has enabled us to establish one of the largest distribution networks in the industry and engendered the loyalty of our distributors. We work closely with our distributors and agents to respond to and anticipate the needs of end-users, which we believe allows us to maintain our market leadership position. We believe that the diversity of our clients' end-markets, the continued globalization of our clients and the strength of our distribution relationships minimize our dependence on any particular product, market, or customer.

     Strong Brands with Leading Market Positions. Our product lines are marketed under brand names widely recognized in law enforcement, such as American Body Armor, Safariland, Defense Technology, Federal Laboratories and MACE. Due to the life-protecting nature of the products in the markets that we serve, end-users prefer to purchase premium products with brand names that have solid reputations for quality and which provide high levels of performance. The strength of our brand names has contributed to our leading market positions in several of the product categories in which we compete, including body armor (Xtreme), police duty gear (Duty Gear), aerosol defense sprays (MACE), and less-than-lethal munitions (Defense Technology).

     Proven Track Record of Identifying, Completing and Integrating Acquisitions. Since January 1996, we have completed 12 acquisitions in the security services and products industry. We employ a disciplined approach to evaluating acquisition opportunities and integrating the operations of acquired businesses. We believe that these acquisitions have strengthened our market position, leveraged our distribution network and expanded our service and product offerings. Further, we believe that our performance-based compensation plan enables us to retain strong managers of acquired businesses and provides for timely and efficient integration of acquired operations.



GROWTH STRATEGY


     Our strategic objective is to be the leading global provider of security risk management services and products to multi-national corporations, governmental agencies and law enforcement personnel. We expect the demand for security risk management services and products to continue to grow and we seek to capitalize on this growth by offering a comprehensive array of premium security risk management services and law enforcement equipment throughout the world. We intend to enhance our leadership position through strategic acquisitions by creating a broad portfolio of services and products to satisfy all of our customers' increasingly complex security needs. By establishing a critical mass of services and a broad base of customers, we have built in the capacity to perform all aspects of our clients' threat analyses and security provision on a comprehensive basis. We plan to continue to execute this growth strategy primarily through internal expansion of our existing businesses and through strategic acquisitions of businesses offering complementary services, markets, and customer bases. The following elements define our growth strategy:

     Pursue Strategic Acquisitions. The security risk management services and products industry is highly fragmented and characterized primarily by smaller single service or product providers. We believe, however, that many clients in the industry would prefer to deal with a consolidated entity that can provide a broad spectrum of services and/or products in the security risk management industry. As a result, we selectively pursue acquisitions that complement and expand our service and product offerings and provide access to new geographic markets, additional distribution channels and new client relationships.

     Broaden Service Offerings to Existing Client Base. We broaden our existing service offerings through strategic acquisitions and develop a comprehensive range of security risk management offerings with a global network of service providers. We intend to continue to market our expanded offerings by increasing penetration of our existing client base with sales of additional services.

     Expand Client Base. We expand our client base by offering a complete array of security risk management services to our service clients, particularly those involved in the petrochemical and mineral extraction industries, branded product industries, and financial services industries as they expand their commercial activities throughout the world. In addition, we market our expanded offerings to new clients referred to us by our existing clients. Client referrals have historically provided significant growth opportunities for us with minimal incremental marketing expense.

     Expand Distribution Network and Product Offering. We leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in the development of new and enhanced products which complement our existing offerings. A broader product line enables us to strengthen our relationship with distributors and enhance our brand appeal with military, law enforcement and other end users.

     Continue Global Expansion. We expand the scope of our service and product offerings by serving existing customers who are expanding geographically, acquiring complementary assets and capabilities and extending our distribution network into new territories. We target those regions where emerging market conditions or political instability create demand for our services or where increased regulation, political instability or growth of prison populations create a demand for our products. Many existing clients are pursuing rapid global expansion strategies which may also provide access to new territories and prospective new client relationships.


ACQUISITIONS

     We have pursued a strategy of growth by acquiring businesses and assets that complement our existing operations. We use several criteria to evaluate prospective acquisitions including whether the business to be acquired (1) broadens the scope of the services or products we offer or the geographic areas we serve, (2) expands our client base or distribution network, (3) increases blended margins, (4) is accretive to earnings, and (5) offers the opportunity to enhance profitability by improving the efficiency of our operations. Since January 1996, we have consummated 12 acquisitions including Safariland, a leading manufacturer of law enforcement equipment, and announced our intention to acquire 2 additional businesses.

     Safariland. On April 12, 1999, we acquired all of the outstanding capital stock of Safariland, a leading manufacturer of equipment for the law enforcement, military and sporting goods markets worldwide, based in Ontario, California. The purchase price was approximately $39.9 million, subject to adjustments, consisting of approximately $35.9 million in cash and $4 million or 300,752 shares in our common stock. As part of our acquisition of Safariland we repaid approximately $5.1 million of Safariland's indebtedness. We financed the acquisition with borrowings of approximately $39.2 million. Safariland manufactures and distributes a variety of products including ballistic resistant vests and duty gear.


     Parvus. On December 2, 1998, we signed a non-binding letter of intent to acquire The Parvus Company, a Washington, D.C. consulting firm specializing in international investigations, corporate intelligence and security services. The purchase price is $1.4 million, subject to adjustments. The transaction is subject to entering into a definitive agreement and customary closing conditions.


     Alarm Systems and Fire Alarm Service. On April 14, 1999, we signed non-binding letters of intent for the combination with each of Alarm Systems Holding Company, a Lyndhurst, New Jersey-based systems integrator, and its affiliate Fire Alarm Service Corporation, a Tampa, Florida-based systems integrator. Both Alarm Systems and Fire Alarm Service design, integrate and service commercial fire alarm systems, access control systems, burglar alarm systems and other engineered low voltage systems. The purchase price for Alarm Systems is approximately $8.6 million, subject to adjustments, and the purchase price for Fire Alarm Service is approximately $5.6 million, subject to adjustments. The transactions are subject to entering into definitive agreements and customary closing conditions. Each transaction is contingent on the closing of the other, and we anticipate that both transactions will be accounted for as a pooling of interests.


     Acquisition History. The following table summarizes certain information concerning the acquisitions we have announced or closed.



ARMORGROUP SERVICES




                                                                                    APPROXIMATE ANNUAL
                                       YEAR                                         REVENUES PRIOR TO
             COMPANY                 ACQUIRED                SERVICES                  ACQUISITION
---------------------------------   ----------   -------------------------------   -------------------
                                                                                      (IN MILLIONS)
DSL Group Limited                     1997       Security risk management          $31.1
                                                 and consulting services
                                                 worldwide
Gorandel Trading Limited              1997       Security risk management          $ 6.4
                                                 and consulting services in
                                                 Russia
Low Voltage Systems Technology,       1998       Electronic security and fire      $ 2.0
 Inc.                                            alarm systems integration
Asmara Limited                        1998       Investigation, asset tracing,     $ 1.8
                                                 due diligence
CDR International Limited             1998       Intellectual property asset       $ 3.8
                                                 protection
Alarm Protection Services, Inc.       1998       Alarm monitoring, systems         $ 2.5
                                                 integration, and physical
                                                 security in Uganda
The Parvus Company*                   1999       Global business                   $ 2.0
                                                 intelligence
Alarm Systems Holding Company         1999       Electronic security and           $12.0
 and its affiliate Fire Alarm                    fire alarm systems integration
 Service Corporation*

ARMOR HOLDINGS PRODUCTS


                                                                                   APPROXIMATE ANNUAL
                                          YEAR                                     REVENUES PRIOR TO
               COMPANY                  ACQUIRED              PRODUCTS                ACQUISITION
------------------------------------   ----------   ---------------------------   -------------------
                                                                                     (IN MILLIONS)
NIK Public Safety Product Line           1996       Portable narcotic             $ 2.2
                                                    identification kits under
                                                    the NIK brand name
Defense Technology Corporation           1996       Less-than-lethal and          $ 8.9
 of America                                         anti-riot products under
                                                    the brand names Defense
                                                    Technology, Def-Tech,
                                                    Distraction Device
Supercraft (Europe) Limited              1997       High visibility garments      $ 5.7
Law Enforcement Division of              1998       Tear gas and pepper           $ 7.0
 Mace Security International, Inc.                  sprays under the brand
                                                    name MACE
Pro-Tech Armored Products of             1998       Hard armor, vehicle armor     $ 5.0
 Massachusetts, Inc.                                under the brand name
                                                    Pro-Tech
Safariland Ltd., Inc.                    1999       Law enforcement products      $45.9
                                                    under the brand names
                                                    Safariland, Safari Armor,
                                                    Duty Gear, Safari Gear,
                                                    Zero-G, Nylok



----------
*     Pending



SERVICES AND PRODUCTS


ArmorGroup Services

     Our ArmorGroup Services division provides a broad range of sophisticated security risk management services to multi-national corporations and to governmental and non-governmental agencies, including the following services:


     Security Planning, Advisory and Management. We believe we are the world's leading provider of specialized security risk management services. We operate in high risk and hostile environments characterized by rapid economic growth, political instability, emerging market conditions and/or significant natural resources, such as Africa, South America, Central Asia, Russia and the Balkans. The core of our service business is the creation and implementation of risk management plans and solutions to complex security problems in high risk areas through detailed and targeted analysis of potential threats to security, assistance in the secure design of facilities, the provision of highly qualified specialists with extensive international experience in practical security applications and on-going training of security personnel and client personnel with respect to preventive security measures. We also provide humanitarian mine clearance and ordnance disposal and maintenance of secure lines of communication.

     We offer security solutions that involve law enforcement training, security consultation services and experienced security personnel who act as planners, trainers, managers, advisors, instructors and liaison personnel. We also provide teams of supervisors, many of whom are British Special Air Services veterans, who frequently are employed as senior expatriate managers of guards for government embassies. We provide security services including risk assessment, project organization and management, equipping, training and management of existing guard forces, system design, procurement and installation, crisis management, VIP protection, specialist training and evacuation planning. In connection with our security services, we utilize the services of approximately 290 expatriates and 2,900 locally recruited guards. These guards are supervised, managed and trained by our professional security staff, while approximately 625 are employed by local companies that subcontract their manpower to us. Our clients are multi-national corporations in industries including petrochemical and natural resource extraction, manufacturing, travel and financial services.

Additionally, we serve governmental and non-governmental agencies such as the U.S. Department of State, U.S. Navy, the European Union, and the United Nations.


     Intellectual Property Asset Protection. We provide a full range of consulting and investigative services specializing in worldwide intellectual property asset protection for multi-national corporations with products that have valuable brand name recognition. Our services range from protecting companies against counterfeiting, patent infringements, product tampering, gray market distribution, and extortion to identifying unethical supplier activities such as the use of child labor. These services are provided by professionals with extensive backgrounds in related areas, including trade and customs law. We offer brand protection and often work with our clients during product development to establish trademark and patent protection strategies and work to protect the brand throughout its lifecycle. Our clients include multi-national branded product companies involved in tobacco, sportswear, spirits, and pharmaceuticals, as well as financial services and insurance companies.


     Investigation and Due Diligence. We provide fraud investigation, asset tracing, due diligence, litigation research, political risk analysis and other business intelligence services to multi-national and financial services companies worldwide. We rely on our network of business intelligence contacts, many proprietary and public databases, and our experience in gathering and deciphering hard to find information. We are enhancing our capabilities in this area through acquisition. Our professionals have various backgrounds including experience in financial, due diligence and foreign intelligence services. Our clients include investment and commercial banks, insurance companies, law firms and other multi-national companies.

     Security Systems Integration. We are a provider of security systems specializing in the design, integration, maintenance and technical support of sophisticated electronic and computer-driven security and fire alarm systems. We specialize in high-speed analog and digital transmission designs for life safety, communication, alarm, closed circuit television, access control, television and security systems. These systems are installed in airports, banks, government buildings, hospitals, prisons, universities, stores, office buildings, telecommunication centers, radio and television stations, and similar locations. Our clients include multi-national companies, embassies and high commissions and military entities worldwide.

Armor Holdings Products

     Body Armor. We manufacture and sell a wide array of armor products under the leading brand names American Body Armor and Safariland which are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. Our principal armor products are ballistic resistant vests, sharp instrument penetration armor, hard armor such as anti-riot gear, helmets, shields and upgrade armor plates, and bomb protective gear. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. In addition, we recently introduced an advanced ballistic resistant vest under the brand name Xtreme and a lighter, more comfortable and flexible ballistic resistant vest, under the brand name Zero-G. Our body armor products that are manufactured in the United States are certified under guidelines established by the National Institute of Justice.

     We offer two types of ballistic resistant armor, concealable armor and tactical armor. Concealable armor, which generally is worn beneath the user's clothing, is our basic line of body armor. These vests are often sold with a shock plate, which is an insert designed to improve the protection of vital organs from sharp instrument attack and to provide enhanced blunt trauma protection. Tactical armor is worn externally and is designed to provide protection over a wider area of a user's body and defeat higher levels of ballistic threats. These vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection. Tactical armor may also provide enhanced protection against neck, shoulder and kidney injuries. Tactical armor is offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high-coverage armor and flak jackets.

     Our sharp instrument penetration armor is designed primarily for use by personnel in correctional facilities and by other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special metallic blends and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide both ballistic and sharp instrument penetration resistant protection.

     We manufacture several hard armor products under the Pro-Tech brand name. Pro-Tech products include ballistic shields, helmets, visors and other personal protection accessories and armor products for helicopters, automobiles, riot control vehicles, as well as "up-armoring" for the Tank Armored Command division of the United States Army.

     We also manufacture a variety of hard armor ballistic shields primarily for use in tactical clearance applications. These shields are manufactured using Spectra ballistic fibers, polyethylene ballistic materials, ballistic steel, ceramic tiles, ballistic glass or a combination of any one or more of these materials. Other hard armor products include tactical face masks and helmets, ballistic shields, barrier shields and blankets. These products allow tactical police officers to enter high threat environments with maximum ballistic protection.

     Other specialty products that we manufacture include armored press vests, executive vests, raincoats and fireman turnout coats. These specialty products can be custom designed to provide various levels of ballistic protection. We have the exclusive rights in the United States to distribute Gallet (Registered Trademark) helmets to the law enforcement community. We also distribute a variety of items manufactured by others, including gas masks, batons and holsters.


     Duty Gear. We are a leading supplier of duty gear to law enforcement personnel in the United States. Uniformed police officers require a wide assortment of duty gear, which typically includes items such as belts, holsters, handcuff and flashlight holders and related accessories. We manufacture and sell under the widely recognized Safariland and Duty Gear brands synthetic leather and nylon duty gear and accessories. Duty gear represents a very attractive market and one in which brand appeal and quality dictate demand. Replacement sales represent significant recurring demand for duty gear.


     Less-Than-Lethal Products. Under the Defense Technology, First Defense, Federal Laboratories and MACE brands, we manufacture and sell a complete line of less-than-lethal, anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and distraction devices.

     Through the acquisition of the assets of the law enforcement division of Mace Security International, Inc., we acquired the exclusive license to use the MACE brand in connection with the manufacturing and sale of MACE aerosol sprays to law enforcement entities worldwide. We also manufacture pepper sprays containing the active ingredient oleoresin capsicum, a cayenne pepper extract. Our pepper spray formula is patented and carries the trademark name of First Defense. The products range from small "key-ring" and hand-held units to large volume canisters for anti-riot and crowd control applications.

     Our tear gases are manufactured using CS and CN. These products are packaged in hand-held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as in 37 mm, 40 mm and 12 gauge munitions. The munitions include barricade rounds, blast dispersions and pyrotechnic canisters. We hold a patented design covering two of our non-pyrotechnic grenades.

     We manufacture a wide range of specialty impact munitions that can be used against either individual targets or in anti-riot and crowd control situations. These products, which range from single projectiles, such as bean bags, rubber balls, wood and rubber batons, to multiple projectile products containing rubber pellets, rubber balls or foam, can be fired from standard 12 gauge shotguns, 37 mm gas guns and 40 mm launchers.

     We also manufacture a patented and trademarked device that is used for dynamic entries by specially trained forces where it is necessary to divert the attention of individuals away from an entry area. This product, which carries the trademark name of Distraction Device, emits a loud bang and brilliant flash of light when used.

     Narcotic Identification and Evidence Equipment. We assemble and market portable narcotic identification kits under the NIK brand name which are used in the field by law enforcement personnel to identify a variety of controlled substances, including cocaine, marijuana, heroin and LSD. We also assemble and market evidence collection kits and evidence tape, and have the exclusive rights to distribute Flex-Cuf and Key-Cuff disposable restraints.


     Other Products. Through the acquisition of Safariland, we have become a manufacturer of synthetic leather and stitched products for the automotive industry used as original equipment ("OEMs") by customers including Toyota Motor Corporation, Chrysler Corporation, Ford Motor Company, General Motors Corporation, Honda Motor Co., Ltd., Mitsubishi Corporation and Nissan Motor Company, Ltd. We manufacture and sell stitched leather and nylon products and accessories such as car bras and wheel covers.



CUSTOMERS


     ArmorGroup Services. Our principal security services clients, include large multi-national corporations that have significant investments in remote and hostile areas of the world. We currently serve clients in over 15 industries including petrochemical, mining, branded products, financial services, insurance and legal. Other significant clients include the United Nations, governmental embassies, including those belonging to the United States, projects funded by the World Bank and the European Commission and a variety of banking, finance, aid and humanitarian organizations and companies engaged in international trade and commerce.

     The following table sets forth certain information regarding selected clients, the nature of the security services provided to such clients, and the countries in which such services are being or have been performed:






           CLIENT                 REGION          FACILITY              SERVICES PROVIDED
---------------------------- ---------------- ---------------- -----------------------------------
Bechtel Group, Inc.          North Africa     All facilities   Expatriate security managers and
                                                               supervisors (1994 to date)
BAT                          Africa           All facilities   Expatriate security managers and
                                                               supervisors (1994 to date)
Continental Airlines, Inc.   Colombia         Airports         Passenger/baggage search; aircraft
                                                               guarding (1993 to date)
Fluor Daniel, Inc.           Eastern Europe   All facilities   Expatriate security managers (1997
                                                               to date)
Halliburton Company          Houston, TX      Northern         Expatriate security managers (1992
                                              Africa           to date)
Reebok International Ltd.    Boston, MA       Worldwide        Intellectual property asset
                                                               protection program (1998 to date)
U.S. Department of State     Uganda, Congo,   Embassies        Expatriate-managed guard forces
                             Ecuador                           (1985 to date)
U.S. Navy                    Bahrain          Administrative   Expatriate security managers and
                                              Support Unit     supervisors (1998 to date)


     Armor Holdings Products. In 1998, we sold approximately 82% of our products in the U.S., with the balance sold internationally. The primary end-users of our products are law enforcement agencies, local police departments, state correctional facilities, highway patrols and sheriffs' departments.

     The British Petroleum Company, plc, a client of our ArmorGroup Services division, accounted for approximately 10.2% of our net sales in fiscal 1998 (without giving effect to the acquisition of Safariland) under an annually renewable contract which expired March 31, 1999. This contract is currently being renegotiated for renewal. No other clients or customers of the ArmorGroup Services division or the Armor Holdings Products division accounts for more than 10% of our total sales for the 1998 fiscal year and our ten largest clients account for approximately 25% of total sales for the 1998 fiscal year. A portion of the security risk management services we provide are under annually renewable contracts. The loss or significant reduction in this business could have a material adverse effect on our business, condition and results of operations.



MARKETING AND DISTRIBUTION


     ArmorGroup Services. As we have expanded our service offerings, we have better exploited efficiencies and more active marketing has become an integral part of our growth efforts. In addition to sourcing new business from client referrals, we continue to follow our clients into new geographic areas where there exist significant security risks. We rarely enter a country without a substantial contract for services already in place. Once established in a country, we seek to expand our service offerings and our customer base through active marketing. As we have integrated new services our professionals have increasingly relied on active marketing to generate new business. We have fostered the cross selling of our services by physically locating our professionals in common space and educating our professionals about all of our service business lines. Further, a rebranding effort is underway to market our services under the brand ArmorGroup. We are focusing on clients in high growth industries where the need for investigation, brand protection and other security services are critical to success. The industries we are targeting include financial services, software and publishing, insurance, natural resource extraction, and global consumer brands.


     Armor Holdings Products. As a result of our history of providing high-quality and reliable armor, less-than-lethal products and narcotic identification and evidence equipment, we enjoy excellent name recognition and a strong reputation in the law enforcement equipment industry. The central element of our marketing strategy is to capitalize our name recognition and reputation amongst our customers by positioning ourselves as a global provider of many of the premier security risk management services and law enforcement equipment that our customers may need. By positioning ourselves in this manner, we can capitalize on our existing customer base and our extensive global distribution network, maximize the benefits of our long history of supplying security-related products around the world and leverage our leadership position in the security risk management services and products markets. When entering a foreign market, we penetrate the market by offering the most comprehensive range of products and services available in the security industry. We tailor our marketing strategy to each geographic area of the world and will often tailor our product offering by country. There are opportunities for cross-marketing of military and law enforcement products which could strengthen the image of each product group. We believe that our ability to cross-market our security risk management services and products will enhance our position as an integrated provider of an extensive assortment of such services and products.

     In addition, we have designed comprehensive training programs to provide initial and continuing training to our customers in the proper use of our various product lines. These training programs are typically conducted by trained law enforcement and military personnel we hire for such purpose. Training is essential for our customers to use our products properly and to avoid injury. Certain of our training programs also contribute to revenues. Training programs are an integral part of our customer service. In addition to enhancing customer satisfaction, we believe that they also help breed customer loyalty and brand awareness, so that we may sell additional products to the same customer. Our marketing efforts are further augmented by our involvement with and support of several important law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers and the International Association of Chiefs of Police.

     Our distribution strategy involves the utilization of a worldwide distribution network of approximately 350 domestic distributors and 150 international agents, as well as 15 regional domestic sales managers who promote our products but refer customers to a local distributor for purchasing. We further reinforce distributor loyalty by offering price discounts to high volume distributors. We believe that relationships with our distributors are strong. The distributors benefit from their association with us due to the quality our manufactured products, the scope of our product line, the high degree of service we provide and the distributor's opportunity to participate profitably in the sale of our products.

     We seek to expand our distribution network. As we identify and acquire businesses that fit strategically into our existing product and service portfolio, we maximize our distribution network by offering additional products and services. Recent acquisitions have opened new channels of global distribution to parts of the world not previously penetrated and have enabled us to more fully exploit our extensive access to multi-national corporations, whose security service needs in unstable countries may in the future require security products that complement the services provided. The addition of these new distribution channels will allow us to take advantage of our various units' distribution networks by offering a wider variety of products, thereby increasing operating efficiencies.


PRODUCT MANUFACTURING AND RAW MATERIALS


     The primary raw materials used in manufacturing ballistic resistance garments are various ballistic fibers, including Kevlar, Twaron and SpectraShield. Kevlar, an aramid fiber, is a patented product of Du Pont and is only available from Du Pont and its European licensee. We have begun to use SpectraShield, a high strength polyethylene product of Allied Signal, Inc., as an alternative ballistic resistant fabric to reduce our dependence on Kevlar. SpectraShield is not, however, expected to become a complete substitute for Kevlar in the near future due to the fabric's physical characteristics. We also use Twaron, an aramid fiber product of Akzo-Nobel Fibers B.V. We do not purchase these fibers directly from the manufacturers, but rather purchase fiber from weaving companies who convert the raw fibers into cloth. We believe that we enjoy a good relationship with these weaving companies. However, if necessary, we believe that we could readily find replacement weavers. We also use Spectrashield and Kevlar in our hard and vehicle armor products. Additionally, we use polycarbonates, acrylics, ballistic quality steel, ceramics, and ballistic glass. We are aware of multiple suppliers for these materials and would not anticipate a significant impact if we were to lose any suppliers. We do not manufacture equipment used in our security systems integration business.

     The primary raw material used by Safariland in the manufacture of police duty gear is Porvair, a synthetic leather substitute derived from petrochemicals. Although we have traditionally relied upon one supplier of Porvair, multiple sources of supply exist. Other materials used in the production of duty gear are glues, nylon and stitching fabrics all of which are readily available from multiple suppliers.


     We obtain from several sources the raw materials we used in the production of chemical agents. The raw chemicals used in the production of CS tear gas are readily obtainable with the exception of Malononitrile, for which sources are limited. If we were unable to obtain Malononitrile, or if there were a material increase in the price of Malononitrile, our production of CS tear gas could be severely curtailed. The remainder of the chemicals and piece parts used by us are readily available from other suppliers. Although we manufacture armor on a built-to-order basis, we do maintain reasonable inventories of our less-than-lethal and anti-riot products.

     We purchase other raw materials used in the manufacture of our various products from a variety of sources and additional sources of supply of these materials are readily available. We also own several molds which are used throughout our less-than-lethal product line.

     We adhere to strict quality control standards and conduct extensive product testing throughout our manufacturing process. Raw materials are also tested to ensure quality. We have obtained ISO 9001 certification for our Jacksonville manufacturing operation for body armor and narcotic identification kits, our Wyoming manufacturing facility for less-than-lethal products and Safariland's

Ontario California manufacturing facility for body armor and duty gear. We have obtained ISO 9002 certification for our Westhoughton, England manufacturing facility for body armor and high visibility garments. ISO standards are promulgated by the International Organization of Standardization and have been adopted by more than 100 countries worldwide. We obtain ISO certification by successfully completing an audit certifying our compliance with a comprehensive series of quality management and quality control standards.



BACKLOG



     At December 31, 1998, we had unfilled customer orders, excluding Safariland, of approximately $2.5 million compared with approximately $1.9 million of such orders at December 27, 1997. These orders were shipped in the first quarter of 1999, however, there can be no assurance that such backlog will become revenues in any particular period or at all.



COMPETITION



     The security services industry is highly competitive, and we compete in a variety of fields with competitors ranging from small business to multi-national corporations. Within the security services industry we compete on the basis of the quality of services provided, ability to provide national and international services and range of services offered, as well as price and reputation. Our security services also face a wide variety of competition in different areas, although there is no single organization that competes directly with us globally. Our principal competitors in this market include The Kroll-O'Gara Company, The Wackenhut Corporation, Securitas AB, Pinkerton's, Inc., Control Risk, Electronic One and Tyco International, Ltd. and its subsidiary ADT. Our primary competitors in supplying security services to the petrochemical and mining industries are local security companies, in-house security programs and small consultancy companies. Our primary competitors in the embassy and international agency protection business are local companies and large manned guarding companies including The Wackenhut Corporation, Pinkerton's, Inc., Group 4 Securitas (International) B.V. and ICTS International, N.V. As the countries within which we operate become more mature and stable, competition is likely to increase.


     The market for our products is highly competitive and we compete in a variety of fields with competitors ranging from small businesses to multi-national corporations. In the body armor business, we compete by providing superior design, engineering and production expertise in our line of fully-integrated ballistic and blast protective wear. Our principal competitors in this market include Point Blank Body Armor, Inc., Second Chance Body Armor, Inc. and Rabin-Tex. In the less-than-lethal product industry we compete by providing a broad variety of less-than-lethal products with unique features and formulations which we believe afford us a competitive advantage over our competitors. Although many of our competitors have larger facilities and operations and greater financial resources, the principal competitive factors for all of our products are quality of engineering and design, reputation in the industry, production capability and capacity, price and ability to meet delivery schedules.

PROPERTIES


     Our principal facilities consist of the following:





                                                                                                        PRODUCTS
          LOCATION                   PRINCIPAL USE           OWNED/LEASED      APPROXIMATE SIZE       MANUFACTURED
---------------------------   ---------------------------   --------------   -------------------   -----------------
Jacksonville, Florida         Manufacturing,                Owned            14 acres              Body armor
                              distribution, corporate                        70,000 sq. ft.(1)     Narcotic ID kits
                              headquarters
Casper, Wyoming               Manufacturing, warehouse,     Owned(2)         60 acres              Tear gas
                              office                                         61,700 sq. ft.        Pepper spray
                                                                                                   Less-than-lethal
                                                                                                   munitions
Westhoughton, England         Sales, manufacturing          Owned            44,000 sq. ft.        High visibility
                                                                                                   garments
London, England               Sales, office                 Leased(3)        6,500 sq. ft.         ArmorGroup
                                                                                                   Services
Ontario, California           Manufacturing,                Leased(4)        126,000 sq. ft.       Body armor
                              distribution office                                                  Duty gear
Pittsfield, Massachusetts     Manufacturing,                Leased(5)        22,000 sq. ft.        Hard armor
                              distribution                                                         Vehicle armor
Tijuana, Mexico               Manufacturing                 Leased(6)        12,000 sq. ft.        Duty gear
                                                                                                   Body armor



----------
(1)   We have the capacity to expand the building to 250,000 sq. ft.


(2)   We own four properties at this location.

(3) We pay an annual rent of (pounds sterling)96,000. The lease for this property expires in March 2002.


(4) In connection with the acquisition of Safariland we entered into a lease expiring December 31, 2000 and providing for an annual rent of $144,000.

(5) We lease two facilities in Pittsfield, Massachusetts, one for 16,000 sq. ft. at an annual rental of $46,800, the lease for which expires in April 2003, and one for 6,000 sq. ft. at an annual rental of $15,288 on a month-to-month basis. We have given notice that the 6,000 sq. ft. facility will be vacated. On April 1, 1999, we will lease an additional 20,000 sq. ft. for an additional annual rental of $39,360 under a lease expiring on March 31, 2002.


(6)   We pay an annual rent of $48,240, under a lease expiring June 30, 1999.



     In addition, we lease a 50,000 square foot facility in Yulee, Florida, at one of our former manufacturing facilities, which is sublet at full rental value until April 30, 1999, the expiration of the lease. The annual rent for this property is $130,960 plus annual increases. ArmorGroup Services also leases an aggregate of 22,000 square feet at our 21 worldwide locations, at an aggregate annual rental of $550,000, having terms expiring from 1 to 10 years.


     Our manufacturing, warehouse and office facilities are suitable, adequate and afford sufficient manufacturing capacity for our current and anticipated requirements. We believe we have adequate insurance coverage for our properties and their contents.



EMPLOYEES

     As of March 2, 1999, we have a total of approximately 3,284 employees, of which approximately 831 were employed at Armor Holdings Products and approximately 2,653 were employed at ArmorGroup Services. Additionally, we subcontract 625 employees from local companies. Approximately 31 employees employed by our Supercraft subsidiary are represented by the General Municipal Boilermaker and Allied Trade Union. The collective bargaining agreement currently in effect for these employees expires on December 31, 1999. Also our Low Voltage Systems subsidiary has 3 employees covered under a collective bargaining agreement and are represented by the International Brotherhood of Electrical Workers. None of our remaining employees are represented by unions or covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that the relationship with our employees is good.

PATENTS AND TRADEMARKS


     We currently own numerous issued U.S. and foreign patents and pending patent applications relating to our product lines as well as several U.S. trademark registrations, and applications relating to our products. The trademarks include Gold Series GSX, Xtreme, Def-Tec Products, Distraction Device, NIK, Safariland, Duty Gear, Zero-G, Nylok, Identidrug, Federal Laboratories and First Defense. We also have an exclusive license to use the MACE trademarks in the law enforcement market. Although we do not believe that our ability to compete in any of our product markets is dependent solely on our patents and trademarks, we do believe that the protection afforded by our intellectual property provides us with important technological and marketing advantages over our competitors. In other countries, our proprietary rights may not be protected to the same extent as in the United States.

     We are dependent upon a variety of methods and techniques which we regard as proprietary trade secrets. We are also dependent upon a variety of trademarks to promote brand name development and recognition. We rely on a combination of trade secrets, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that courts will uphold our intellectual property rights, or enforce the contractual arrangements which we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our products which could have a material adverse effect on our business, financial condition and results of operations.



GOVERNMENT REGULATION


     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations governing certain aspects of our operations and the workplace. We are also regulated by the U.S. Bureau of Alcohol, Tobacco, and Firearms as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. We are also subject to certain regulations promulgated by, among others, the U.S. Departments of Commerce and State and the U.S. Environmental Protection Agency.



ENVIRONMENTAL MATTERS

     We are subject to federal, state, and local laws and regulations governing the protection of the environment, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 1999 or 2000. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

     We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. We may be subject to liability, including liability for cleanup costs, if contamination is discovered at one of our current or former facilities or at a landfill or other location where we have disposed wastes. The amount of such liability could be material. We use CS and CN chemical agents in connection with our production of tear gas. These chemicals are hazardous, and could cause environmental damage if not handled and disposed of properly.


LITIGATION


     On January 16, 1998, our ArmorGroup Services division ceased operations in the country of Angola. The cessation of operations in Angola was dictated by that government's decision to deport all of our expatriate management and supervisors. As a result of the cessation of operations in Angola, our ArmorGroup Services division is involved in various disputes with SHRM S.A., its minority joint venture partner relating to the Angolan business. SHRM has alleged that, as a result of the cessation of operations, it has suffered damages of $5 million from lost business. The Company believes that the likelihood of loss is possible and the maximum exposure is approximately $500,000. In March 1999, we filed a claim of $16.1 million in the Commercial Court Nanterre in France against SHRM for actual and punitive damages from SHRM's violation of its obligations to us resulting from its agreement with us.



     In addition to the above, we are, in the normal course of our business, subject to claims and litigation in the areas of product and general liability. We believe that we have adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on our financial statements does not exceed the amount of insurance deductibles. We do not believe at this time that any such claims will have a material adverse effect on our business, financial condition and results of operations.

                                  MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the name, age and position of each of our directors and executive officers as of April 1, 1999. Each director will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by and serve at the discretion of, the board of directors.






              NAME                  AGE                               POSITION
--------------------------------   -----   --------------------------------------------------------------
Warren B. Kanders ..............   41      Chairman of the Board of Directors
Jonathan M. Spiller ............   47      President, Chief Executive Officer and Director
Robert R. Schiller .............   36      Executive Vice President and Director of Corporate
                                            Development
Nicholas B. Winiewicz ..........   50      Vice President -- Finance, Chief Financial Officer, Secretary
                                            and Treasurer
Stephen E. Croskrey ............   39      President and Chief Executive Officer -- Armor Holdings
                                            Products Division
Stephen J. Loffler .............   45      President and Chief Executive Officer -- ArmorGroup
                                            Services Division
Richard C. Bartlett ............   64      Director
Burtt R. Ehrlich ...............   59      Director
Stephen B. Salzman .............   33      Director -- Nominee
Nicholas Sokolow. ..............   49      Director
Thomas W. Strauss ..............   57      Director
Alair A. Townsend ..............   57      Director



     Warren B. Kanders has served as the Chairman of our board since January 1996. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the board of Benson Eyecare Corporation, an eyewear manufacturer. From June 1992 to March 1993, Mr. Kanders was the President and a director of Pembridge Holdings, Inc.

     Jonathan M. Spiller has served as our Chief Executive Officer since September 1993 and as our President and as a director since June 1991. From June 1991 to September 1993, Mr. Spiller served as our Chief Operating Officer. From 1989 to 1991 Mr. Spiller served as a partner with Deloitte & Touche LLP, an international accounting firm, where he worked for 18 years. From 1988 to 1991 Mr. Spiller served as Senior Vice President and Chief Financial Officer of Hunter Environmental Services Inc., an environmental services company. Mr. Spiller is a chartered accountant and a certified public accountant.


     Robert R. Schiller has served as Executive Vice President and Director of Corporate Development since January 1, 1999, and as Vice President of Corporate Development from July 1996 to December 1998. From January 1995 to September 1995, Mr. Schiller served as Chief Financial Officer of Troma, Inc., an independent film studio. From 1994 to July 1996, Mr. Schiller was a principal in the merchant banking firm of Circadian Capital Corporation and from 1993 to 1995 he was a director of corporate finance for Jonathan Foster & Co. L.P., an investment banking and financial advisory firm.


     Nicholas B. Winiewicz joined us as Vice President -- Finance, Chief Financial Officer, Secretary and Treasurer in February 1999. Since 1994 and prior to joining us, Mr. Winiewicz served as Vice President and Chief Financial Officer for Aladdin Industries, Inc., a consumer branded appliance company. From 1984 to 1994 Mr. Winiewicz served as Vice President -- Finance of Bentler Industries, Inc., an auto parts manufacturer.

     Stephen E. Croskrey joined us as President and Chief Executive Officer -- Armor Holdings Products division in February 1999. From 1998 to February 1999, Mr. Croskrey served as Director of Sales for Allied Signal, Inc.'s global fibers business. From 1988 to 1998, Mr. Croskrey served in various positions for Mobil Oil, most recently as its Central Regional Manager for its Industrial Lubricant division.

     Stephen J. Loffler joined us as President and Chief Executive Officer -- ArmorGroup Services division in April 1999. From April 1998 to March 1999, Mr. Loffler served as Vice President and General Manager Europe at Office Depot, an office products retailer, where he was responsible for European operations. From August 1991 to March 1998 Mr. Loffler served as Deputy Chairman of Acco Europe, an office products manufacturer, where he led the integration of Ofrex Group Holdings, an international distributor and manufacturer of office products.

     Richard C. Bartlett has served as one of our directors since May 1996. Mr. Bartlett has also served as Vice Chairman of Mary Kay Holding Corporation, a consumer branded products company and affiliate of Richmont Capital Partners I, L.P., since January 1993 and as President, Chief Operating Officer, and director of Mary Kay Inc. from 1987 through 1992. Mr. Bartlett has also served as Chairman of the board of directors (from 1995 to 1999) and Chief Executive Officer (from 1994 to 1995) of Richmont Group, Inc., an affiliate of Richmont Capital Partners I, L.P. Richmont Group, Inc. and its affiliates own and operate portfolio businesses in industries such as financial services, apparel, sports products, and food services. On March 1, 1999, Mr. Bartlett resigned from his positions with Richmont Group, Inc., but he continues to serve as Vice Chairman of Mary Kay Holding Corporation.

     Burtt R. Ehrlich has served as one of our directors since January 1996. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992 and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

     Stephen B. Salzman has been a principal of FS Partners since its inception in 1994. FS Partners and its affiliates invest in public and private companies through the purchase of equity and related securities. Mr. Salzman has been nominated for election as a director at our next annual meeting of stockholders, scheduled to take place in June 1999.

     Nicholas Sokolow has served as one of our directors since January 1996. Mr. Sokolow has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras since October 1994. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers.


     Thomas W. Strauss has served as one of our directors since May 1996. Since 1995, Mr. Strauss has been a principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was Co-Chairman of Granite Capital International Group, an investment banking firm. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc., an investment banking and brokerage firm, including President and Vice-Chairman.


     Alair A. Townsend has served as one of our directors since December 1996. Since February 1989, Ms. Townsend has been publisher of Crain's New York Business, a business periodical. Ms. Townsend was a former governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.



COMMITTEES OF THE BOARD OF DIRECTORS


     During fiscal 1998, the board of directors held 10 meetings. The board of directors has standing Audit, Compensation, Nominating and Option Committees. During fiscal 1998, the Audit Committee consisted of Ms. Townsend (Chairwoman), and Messrs. Kanders and Strauss. The Audit Committee met twice during fiscal 1998. During fiscal 1998, the Compensation Committee consisted of Messrs. Sokolow (Chairman), Kanders and Ehrlich. The Compensation Committee met twice during fiscal 1998. During fiscal 1998, the Nominating Committee consisted of Messrs. Kanders (Chairman), Bartlett and Sokolow. The Nominating Committee did not meet during fiscal 1998. During fiscal 1998, the Option Committee consisted of Messrs. Ehrlich (Chairman) and Kanders. The Option Committee met twice during fiscal 1998. During fiscal 1998, all of the directors then in office attended at least 60% of the total number of meetings of the board of directors and the Committees of the board of directors on which they served. The Audit, Compensation, Nominating and Option Committees do not meet on a regular basis, but only as circumstances require.


CONSULTING SERVICES

     Kanders & Company Inc., of which Warren B. Kanders is the sole stockholder, is rendering investment banking and financial advisory services to us in connection with this offering. Kanders & Company Inc. will be paid a fee of $300,000 out of the proceeds of this offering for such services.

                      PRINCIPAL AND SELLING STOCKHOLDERS


PRINCIPAL STOCKHOLDERS


     As of April 12, 1999, there were 16,748,776 shares of our common stock outstanding. The following table sets forth as of April 12, 1999 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by (i) each person who is known to us to own 5% or more of our common stock, (ii) each of our directors, (iii) certain of our executive officers and
(iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.







                                                  SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                         OWNED                    OWNED
                                                PRIOR TO THE OFFERING(1)  AFTER THE OFFERING(2)
                                                ------------------------ -----------------------
          NAME OF EXECUTIVE OFFICERS,
          DIRECTORS OR 5% STOCKHOLDERS             NUMBER    PERCENTAGE     NUMBER    PERCENTAGE
----------------------------------------------- ----------- ------------ ----------- -----------
Warren B. Kanders and Kanders
 Florida Holdings, Inc.(3) ....................  4,022,578       23.7%    3,266,732      14.2%
Lord Abbett & Co.(4) ..........................  1,913,665       11.4     1,913,665       8.4
Nevis Capital Management, Inc.(5) .............  1,621,800        9.7     1,621,800       7.1
FS Partners (6) ...............................  1,344,924        8.0     1,344,924       5.9
Stephen B. Salzman(7) .........................  1,344,924        8.0     1,344,924       5.9
Jonathan M. Spiller(8) ........................    783,083        4.6       612,229       2.6
Richmont Capital Partners I, L.P.(9) ..........    625,000        3.7       550,000       2.4
Burtt R. Ehrlich(10) ..........................    289,100        1.7       240,800       1.0
Nicholas Sokolow(11) ..........................    205,000        1.2       186,250         *
Thomas W. Strauss(12) .........................    125,000          *       125,000         *
Robert R. Schiller(13) ........................    100,000          *        43,750         *
Alair A. Townsend(14) .........................     55,516          *        55,516         *
Richard C. Bartlett(15) .......................          0          *             0         *
Stephen E. Croskrey(16) .......................          0          *             0         *
Stephen J. Loffler(17) ........................          0          *             0         *
Nicholas B. Winiewicz(18) .....................          0          *             0       *
All executive officers and directors as a group
 (11 persons)(19) .............................  5,580,277       31.4%    4,530,277      19.0%


----------
*     Less than 1%


(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Amounts indicated reflect actual number of shares offered and assumes no exercise of the underwriters' over-allotment option. In the event such option is exercised in full (i) Warren B. Kanders and Kanders Florida Holdings, Inc. will sell an additional 244,154 shares and will beneficially own 3,022,578 shares, or 12.7% of the common stock outstanding after this offering, (ii) Jonathan M. Spiller will sell an additional 56,951 shares and will beneficially own 555,278 shares or 2.3% of the common stock outstanding after this offering, (iii) Robert R. Schiller will sell an additional 18,750 shares and will beneficially own 25,000 shares or less than 1% of the common stock outstanding after this offering, (iv) Richmont Capital Partners I, L.P. will sell an additional 25,000 shares and will beneficially own 525,000 shares, 2.2% of the common stock after this offering, (v) Nicholas Sokolow will sell an additional 6,250 shares and will beneficially own 180,000 shares, or less than 1% of the common stock after this offering, and (vi) Burtt R. Ehrlich will sell an additional 16,100 shares and will beneficially own 224,700 shares, or less than 1% of the common stock after this offering. With respect to Mr. Ehrlich, the 48,300 shares being sold in the offering include 13,400 shares owned by Mr. Ehrlich's children and 9,900 shares held in trust for the benefit of Mr. Ehrlich's children, of which Mr. Ehrlich's spouse is trustee, and the 16,100 shares which will be sold by Mr. Ehrlich if the underwriters' over-allotment option is exercised in full include 15,700 shares held in trust for the benefit of Mr. Ehrlich's children, of which Mr. Ehrlich's spouse is trustee and 400 shares owned by Mr. Ehrlich's spouse's individual retirement account.

(3) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 3,637,178 shares; and Kanders Florida Holdings, Inc. 1996 Charitable Remainder Unitrust, of which Mr. Kanders is trustee, owns 185,400 shares. Mr. Kanders disclaims beneficial ownership of the shares owned by the trust. Includes options to purchase 200,000 shares of common stock.

(4) The address of Lord Abbett & Co. is 767 Fifth Avenue, New York, New York 10153.

(5) Snowden Limited Partnership, of which Nevis Capital Management, Inc. is the general partner, owns all such shares. The address of Nevis Capital Management, Inc. is 1119 St. Paul Street, Baltimore, Maryland 21202.

(6) Includes 66,000 shares of common stock owned by FS Partners II, LP. The address of FS Partners is 767 Fifth Avenue, New York, New York 10153.

(7) Comprised of shares of common stock beneficially owned by FS Partners. Mr. Salzman serves as a Managing Member of FS Partners, LLC and owns a 50% interest in FS Ventures Inc., the general partner of FS Partners II, LP. Mr. Salzman disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein.

(8) Includes options to purchase 428,480 shares of common stock. Also includes 43,541 shares owned by Mr. Spiller's children, of which legal rules may attribute to Mr. Spiller beneficial ownership. Does not include 91,823 shares which legal rules may attribute to Mr. Spiller a beneficial ownership interest pursuant to an agreement with Kanders. Does not include options to purchase 350,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(9) Includes options to purchase 300,000 shares of common stock. The address of Richmont Capital Partners I, L.P. is 4300 Westgrove Drive, Dallas, Texas 75248.

(10) Includes options to purchase 75,000 shares of common stock. Also includes 13,400 shares owned by Mr. Ehrlich's children and 25,600 shares held in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account, of which Mr. Ehrlich disclaims beneficial ownership.

(11) Includes options to purchase 75,000 shares of common stock. Also includes 100,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, and 20,000 shares owned by Mr. Sokolow's children, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan.

(12)  Includes options to purchase 75,000 shares of common stock.

(13) Includes options to purchase 100,000 shares of common stock. Does not include options to purchase 175,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(14) Includes 5,516 shares of common stock and options to purchase 50,000 shares of common stock. Does not include options to purchase 25,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(15) Does not include 625,000 shares beneficially owned by Richmont Capital Partners I L.P., of which Mr. Bartlett may be deemed to be an affiliate. Mr. Bartlett disclaims ownership of such shares.

(16) Does not include options to purchase 200,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(17) Does not include options to purchase 150,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(18) Does not include options to purchase 75,000 shares of common stock which are exercisable more than 60 days after the date hereof.

(19) See footnotes (3), (8) and (10-15). Does not include shares beneficially owned by Stephen B. Salzman. Assuming the inclusion of the shares beneficially owned by Mr. Salzman, all executive officers and directors as a group would own 6,925,201 shares, or 39.0%, of the common stock before the offering and 5,875,201 shares, or 24.7% of the common stock after the offering.

SELLING STOCKHOLDERS



     The following table sets forth as of April 12, 1999 certain information regarding the beneficial ownership of the common stock outstanding (but without giving effect to the underwriters' exercise of the over-allotment option) by each selling stockholder.








                                                SHARES OWNED                               SHARES OWNED
                                           PRIOR TO THE OFFERING                       AFTER THE OFFERING(1)
                                          ------------------------  SHARES BEING SOLD -----------------------
         NAME OF BENEFICIAL OWNER            NUMBER    PERCENTAGE    IN THE OFFERING     NUMBER    PERCENTAGE
----------------------------------------- ----------- ------------ ------------------ ----------- -----------
Warren B. Kanders and Kanders Florida
 Holdings, Inc. .........................  4,022,578      23.7%         755,846        3,266,732      14.2%
Jonathan M. Spiller .....................    783,083       4.6          170,854          612,229       2.6
Richmont Capital Partners I, LP .........    625,000       3.7           75,000          550,000       2.4
Burtt R. Ehrlich ........................    289,100       1.7           48,300          240,800       1.0
Nicholas Sokolow ........................    205,000       1.2           18,750          186,250        *
Robert R. Schiller ......................    100,000         *           56,250           43,750        *


----------
*     Less than 1%


(1) Amounts indicated reflect actual number of shares offered and assumes no exercise of the underwriters' over-allotment option. In the event such option is exercised in full (i) Warren B. Kanders and Kanders Florida Holdings, Inc. will sell an additional 244,154 shares and will beneficially own 3,022,578 shares, or 12.7% of the common stock outstanding after this offering, (ii) Jonathan M. Spiller will sell an additional 56,951 shares and will beneficially own 555,278 shares, or 2.3% of the common stock outstanding after this offering, (iii) Richmont Capital Partners I, L.P. will sell an additional 25,000 shares and will beneficially own 525,000 shares, or 2.2% of the common stock after this offering, (iv) Burtt R. Ehrlich will sell an additional 16,100 shares and will beneficially own 224,700 shares, or less than 1% of the common stock after this offering, (v) Nicholas Sokolow will sell an additional 6,250 shares and will beneficially own 180,000 shares, or less than 1% of the common stock after this offering, and (vi) Robert R. Schiller will sell an additional 18,750 shares and will beneficially own 25,000 shares, or less than 1% of the common stock outstanding after this offering. With respect to Mr. Ehrlich, the 48,300 shares being sold in the offering include 13,400 shares owned by Mr. Ehrlich's children and 9,900 shares held in trust for the benefit of Mr. Ehrlich's children, of which Mr. Ehrlich's spouse is trustee, and the 16,100 shares which will be sold by Mr. Ehrlich if the underwriters' over-allotment option is exercised in full include 15,700 shares held in trust for the benefit of Mr. Ehrlich's children, of which Mr. Ehrlich's spouse is trustee and 400 shares owned by Mr. Ehrlich's spouse's individual retirement account.

                      DESCRIPTION OF THE CREDIT FACILITY



     On February 12, 1999, we entered into a credit agreement with CIBC, Inc., NationsBank, N.A., First Union National Bank and SunTrust Bank, North Florida, N.A. as lenders, NationsBank, N.A., as documentation agent and Canadian Imperial Bank of Commerce, as administrative agent. According to the terms of the credit facility, several lenders established a five-year $60,000,000 line of credit for our benefit. Our indebtedness under the credit agreement is evidenced by (1) Five Year Revolving Credit Notes of up to $40,000,000 and (2) 364-Day Revolving Credit Notes of up to $20,000,000, convertible at our option at the end of 364 days into four-year term notes. All borrowings under the credit facility will bear interest at either (1) the base rate, plus an applicable margin ranging from .125% to .375% depending on certain conditions, or (2) the eurodollar rate, plus an applicable margin ranging from 1.375% to 1.625% depending on certain conditions. In addition, the credit agreement provides that NationsBank, N.A. shall make swing-line loans of up to $5,000,000 available to us to be used for working capital purposes. CIBC, Inc. and NationsBank, N.A. will also issue letters of credit of up to $5,000,000 to us.


     As part of the credit facility, all of our direct and indirect domestic subsidiaries agreed to guarantee our obligations under the credit facility pursuant to a Subsidiaries Guarantee. The credit facility is secured by (1) a pledge by us of all of the issued and outstanding shares of stock of the Direct Domestic Subsidiaries pursuant to a Borrower Pledge Agreement and (2) a pledge by us of 65% of the issued and outstanding shares of our foreign subsidiary, Armor Holdings Limited, organized under the laws of England and Wales.

                        SHARES ELIGIBLE FOR FUTURE SALE


GENERAL


     Upon the consummation of this offering, we will have 22,873,776 shares of common stock issued and outstanding. All of the 7,250,000 shares of common stock to be sold in this offering (and any shares sold upon exercise of the underwriters' over-allotment option) will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of Armor Holdings (as that term is defined in Rule 144 under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144. After the completion of this offering, we will have 5,235,903 shares of common stock outstanding which are "restricted securities" as that term is defined in Rule 144 and are also subject to certain restrictions on disposition. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Sales of restricted securities in the public market, or the availability of such shares for sale, could have an adverse effect on the price of the common stock. See "Risk Factors -- Our stock price may be affected when additional shares are sold" and "Risk Factors -- There is a substantial amount of our common stock eligible for future sale and the sale of those shares could adversely affect our stock price."



RULE 144

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of common stock for at least one year, including a person who may be deemed an "affiliate" of Armor Holdings, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of Armor Holdings at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.


     Each of our directors, executive officers and 5% or greater stockholders who, after this offering, will hold in the aggregate 8,705,040 shares (which includes certain of the "restricted securities") of common stock, for a period of 90 days after the date of this prospectus, and Armor Holdings, for a period of 90 days after the date of this prospectus, will be asked to agree, pursuant to lock-up agreements, that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of any shares of common stock or securities exercisable or exchangeable for common stock or enter into any derivative transaction with similar effect as a sale of common stock. If such stockholders were to default in their obligations and the bank were to foreclose on such pledged shares, such shares could be subject to sale during the 90 day period from the date of the prospectus. The restrictions described in this paragraph do not apply to (1) the sale of common stock to the underwriters in this offering, (2) the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus, (3) the issuance by us of shares of common stock in connection with acquisitions (including issuances of common stock as contingent consideration for acquisitions), or (4) transactions by any person other than Armor Holdings relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering of the common stock.


     The shares of common stock received by Richmont upon conversion of the Convertible Notes have previously been registered. In addition, Richmont also has certain piggyback registration rights with respect to such shares.


     Shares held by certain of our executive officers and directors are subject to a three year lock-up agreement (each a "Company Lockup") between such executives and Armor Holdings including an aggregate of 1,472,101 shares owned by our executive officers and directors, representing approximately 9% of our presently outstanding shares
(or approximately 6% upon consummation of this offering), which are comprised of 997,101, 200,000, 200,000, 150,000 and 75,000 shares and options subject to a Company Lockup, that are held by Messrs. Spiller, Schiller, Croskrey, Loffler and Winiewicz, respectively. Pursuant to their respective employment agreements, each of such executives agreed that he or she will not sell, transfer, assign, pledge or otherwise dispose of certain of his or her shares of common stock or securities convertible into common stock for a period of three years from January 1, 1999, except as provided in such agreement. In addition an aggregate of 701,499 shares issued in connection with our acquisition of various companies are subject to escrow and lock-up agreements expiring between July 1999 and December 2002. In total, an aggregate of 1,872,848 shares are subject to such lock-up restrictions, representing approximately 11% of the presently outstanding shares (or approximately 8% upon consummation of this offering).



     No prediction can be made as to the effect, if any, that market sales of shares of common stock that are restricted securities, or the availability of such shares, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our future ability to raise capital through an offering of equity securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                 TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the U.S., (ii) a corporation, partnership, limited liability company or other business entity created or organized in the U.S. or under the laws of the U.S. or of any state (other than any partnership treated as foreign under U.S. Treasury Regulations), (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on our understanding of the Internal Revenue Code of 1986, as amended (the "Code") and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of common stock will be subject to withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld, in accordance with currently applicable U.S. Treasury regulations, we will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge to the contrary. Under recently finalized U.S. Treasury regulations generally effective for payments made after December 31, 1999 (the "Final Regulations"), however, a Non U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under the Final Regulations, in the case of common stock held by a foreign partnership, (x) the certification requirement will generally be applied to the partners of the partnership and (y) the partnership will be required to provide certain information, including a U.S. taxpayer identification number. The Final Regulations also provide look-through rules for tiered partnerships.

     Generally, there will be no withholding tax on dividends paid to a Non-U.S. Holder if such dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. or, if an income tax treaty applies, attributable to a permanent establishment in the U.S. ("U.S. trade or business income"), if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service ("IRS") form with the payor (which form, under the Final Regulations, will require the Non-U.S. Holder to provide a U.S. taxpayer identification number). Instead, the effectively connected dividends will be subject to regular U.S. net income tax at graduated rates, in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to the graduated tax described above, a non-U.S. corporation receiving effectively connected dividends may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of such corporation's effectively connected earnings and profits, subject to certain adjustments.

     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of common stock unless (i) the gain is U.S. trade or business income (in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder),
(ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) we are or have been a "U.S. real property holding corporation" for federal income tax purposes and the Non-U.S. Holder owned directly or indirectly more than 5% of our common stock (assuming the common stock is regularly traded on an established securities market) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interest" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Under currently effective U.S. Treasury regulations, dividends paid to a Non-U.S. Holder at an address within the U.S. may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to us or our paying agent. Under the Final Regulations, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding at a rate of 31% on payment of dividends.

     Under current U.S. Federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of common stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the U.S. if the payment is made through an office outside the U.S. of a broker that is (i) a U.S. Person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


FEDERAL ESTATE TAX


     An individual Non-U.S. Holder who is treated at the time of death as the owner of, or has made certain lifetime transfers of, an interest in the common stock at the time of death will be required to include the value thereof in his gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate will be subject to U.S. Federal estate tax on the property includable in the gross estate for U.S. Federal estate tax purposes, but generally will be allowed a statutory credit which has the effect of offsetting the U.S. Federal estate tax imposed on the first $60,000 of the taxable estate.

                                 UNDERWRITING

     Under the terms and subject to the conditions set forth in the Underwriting Agreement dated the date of this prospectus (the "Underwriting Agreement"), the underwriters of the offering in the United States and Canada named below (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., SunTrust Equitable Securities Corporation and Warburg Dillon Read LLC, a subsidiary of UBS AG are acting as representatives (the "U.S. Representatives") and the underwriters of the concurrent offering outside the United States and Canada named below (the "International Managers," and together with the U.S. Underwriters, the "Underwriters"), for whom Lehman Brothers International (Europe), Bear, Stearns International Limited, SunTrust Equitable Securities Corporation and Warburg Dillon Read, a division of UBS AG are acting as representatives (the "Lead Managers," and together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from us and the selling stockholders, and we and the selling stockholders have agreed to sell to each of them, the number of shares of common stock set forth opposite each underwriter's names below:




                                                              NUMBER OF
      U.S. UNDERWRITERS:                                       SHARES
      ------------------                                     ----------
     Lehman Brothers Inc.
       Bear, Stearns & Co. Inc. ..........................
       SunTrust Equitable Securities Corporation .........
       Warburg Dillon Read LLC, a subsidiary of UBS AG ...

          Subtotal .......................................




                                                              NUMBER OF
     INTERNATIONAL MANAGERS:                                   SHARES
     -----------------------                                 ----------
       Lehman Brothers International (Europe) ............
       Bear, Stearns International Limited ...............
       SunTrust Equitable Securities Corporation .........
       Warburg Dillon Read, a division of UBS AG .........

          Subtotal .......................................
                                                             ----------
            Total ........................................
                                                             ----------

                                                             ==========




     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of common stock are subject to certain conditions. The Underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus (other than those covered by the U.S. Underwriters' over-allotment option described below) if any shares are taken. The offering price and underwriting discounts and commissions per share for the U.S. offering and the international offering are identical. The closing of the U.S. offering is a condition to the closing of the international offering and the closing of the international offering is a condition to the closing of the U.S. offering.

     The Representatives have advised us and the selling stockholders that the Underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to selected dealers (who may include the Underwriters) at the public
offering price less a selling concession not in excess of $    per share. The
selected dealers may reallow a concession not in excess of $    per share to
certain brokers and dealers. After this offering, the Representatives may change the public offering price, the concession to selected dealers and the reallowance.

     We and the selling stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, under certain circumstances, and to contribute, under certain circumstances, to payments that the Underwriters may be required to make in respect thereof.

     We and the selling stockholders have granted to the U.S. Underwriters an option to purchase up to an aggregate 870,000 additional shares of common stock and have granted to the International Managers an option to purchase up to 217,500 additional shares of common stock, in each case, exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. Such options may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the over-allotment option is exercised, each U.S. Underwriter or International Manager, as the case may be, will be committed, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. Underwriter's or International Manager's initial commitment as indicated in the preceding tables. If the over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions, and proceeds to us and the
selling stockholders will be $  , $  , $   and $  , respectively.

     We, and each of our executive officers, directors and certain of our five percent or greater stockholders for a period of 90 days from the date of this prospectus, have agreed not to, subject to certain limited exceptions,

    o offer, sell, pledge, contract to sell, file a registration statement pursuant to the Securities Act (except for certain registration statements relating to the issuance of stock and stock options to employees) or otherwise dispose of any shares of common stock or securities convertible into or exchangeable for common stock, or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock except for common stock and options with respect to common stock issued or granted to our officers, directors, or employees, or

    o enter into any swap of other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in either this clause or the above clause is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc. on behalf of the Underwriters.

     The restrictions described in this paragraph do not apply to (a) the sale of common stock to the Underwriters in this offering, (b) the issuance by us of shares of common stock upon the exercise of an option or a warrant of the conversion of a security outstanding on the date of this prospectus, (c) the issuance by us of shares of common stock in connection with acquisitions (including issuances of common stock as contingent consideration for acquisitions), and (d) transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

     The U.S. Underwriters and the International Managers have entered into an agreement among U.S. Underwriters and International Managers, pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of common stock offered in the U.S. offering,

    o it is not purchasing any of these shares for the account of anyone other than a U.S. Person (as defined below), and

    o it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any of these shares or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. Person.

     In addition, pursuant to the agreement, each International Manager has agreed that, as part of the distribution of the shares of common stock offered in the international offering,

    o it is not purchasing any such shares for the account of a U.S. Person, and

    o it has not offered or sold, and will not offer, sell, resell, or deliver, directly of indirectly, any of these shares or distribute any prospectus relating to the international offering to any U.S. Person.

     The limitations described above do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreement and the agreement among U.S. Underwriters and International Managers, including

    o certain purchases and sales between U.S. Underwriters and the International Managers,

    o certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion,

    o purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter and

    o other transactions specifically approved by the U.S. Representatives and the Lead Managers.

As used in this section, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source, the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, it territories, its possessions and other areas subject to its jurisdiction.

     Pursuant to the agreement among the U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of the number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the public offering prices as then in effect for the shares of common stock being sold by the U.S. Underwriters and the International Managers less an amount equal to the selling concession allocable to those shares of common stock, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the International Managers pursuant to the agreement among the U.S. Underwriters and the International Managers, the number of shares of common stock available for sale by the U.S. Underwriters or by the International Managers may be more or less than the amount specified on the cover page of this prospectus.

     Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the prices of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the Underwriters create a short position in the common stock in connection with this offering (i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus), the Representatives may reduce that short position by purchasing common stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described here.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of common stock in the open market to reduce the Underwriters' short position or to stabilize the price of the commons stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

     Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the Underwriters make any representation that the Representatives will engage in any such transaction or that any such transaction, once commenced, will not be discontinued without notice.

     Each International Manager has represented and agreed that:

   o it has not offered or sold and, prior to the date six months after the date of issue of the shares of common stock, will not offer to sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

   o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulation with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

   o it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the shares of common stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.

     Under the agreement between the U.S. Underwriters and the International Managers, each International Manager has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident of Japan, any of the shares of common stock in connection with the distribution contemplated by this prospectus, except for offers and sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Manager has further agreed to send to any dealer who purchases from it any of the shares of common stock a notice stating in substance that, by purchasing these shares, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such shares, directly or indirectly, in Japan or to or for the account of any resident of Japan except for offers or sales to Japanese international underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that the dealer will send to any other dealers to whom it sells any of these shares a notice containing substantially the same statements as set forth in this sentence.

     The common stock is listed on the American Stock Exchange under the symbol "ABE." Simultaneous with the consummation of this offering, we intend to list our common stock on the New York Stock Exchange under the symbol "AH."

     Any offer of the shares of common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any such offer is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover of this prospectus.

     The U.S. Underwriters and the International Managers have informed us and the selling stockholders that they do not intend to sell to, and therefore will not confirm the sales of shares of common stock offered in this prospectus to, any accounts over which they exercise discretionary authority without prior written approval of the customer.

     The Representatives and certain of their respective affiliates provided investment banking services to us in connection with this offering and each received customary fees and compensation for these services.


     SunTrust Bank, North Florida, N.A., an affiliate of SunTrust Equitable Securities Corporation is a lender to Armor Holdings under the credit facility. Because amounts to be repaid under the credit facility exceed 10% of the proceeds of this offering, the NASD may view this offering as a participation by SunTrust Equitable Securities Corporation in the distribution in a public offering of securities issued by a company with which SunTrust Equitable Securities Corporation has a conflict of interest. As a result, this offering is being made pursuant to the provisions of Rule 2710(c)(8) of the NASD's Conduct Rules. Such provisions require, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of "due diligence" with respect thereto. Lehman Brothers Inc. is acting as a qualified independent underwriter in this offering, and the initial public offering price of the shares will not be higher than the price recommended by Lehman Brothers Inc.


                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby has been passed upon for us by Kane Kessler, P.C., New York, New York. Robert L. Lawrence, a member of Kane Kessler, P.C., owns 5,000 shares of our common stock. Kirkland & Ellis, New York, New York will pass upon certain legal matters in connection with this offering for the underwriters.



                                    EXPERTS



     Our consolidated balance sheet as of December 31, 1998 and our consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the reports of PricewaterhouseCoopers LLP and Deloitte & Touche, independent accountants, given on the authority of those firms as experts in accounting and auditing.


     Our consolidated financial statements as of December 27, 1997 and for each of the years ended December 28, 1996 and December 27, 1997 included in this prospectus, have been included herein in reliance on the reports of Deloitte & Touche LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


     KPMG, independent chartered accountants, have audited the consolidated profit and loss account, consolidated statement of total recognized gains and losses, reconciliation of movements in shareholders' funds and consolidated cash flow statement of DSL Group Limited and subsidiaries for the period from June 3, 1996 (date of incorporation) to December 31, 1996 (none of which aforementioned financial statements are separately presented herein).


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Safariland Ltd., Inc. at September 30, 1997 and 1998, and for the years then ended, as set forth in their report. These financial statements have been included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS





ARMOR HOLDINGS, INC.
 Report of Independent Accountants ................................................. F-2
 Statutory Auditor's Report ........................................................ F-3
 Independent Auditors' Report ...................................................... F-4
 Independent Auditors' Report ...................................................... F-5
 Consolidated Balance Sheets ....................................................... F-6 -- F-7
 Consolidated Income Statements .................................................... F-8
 Consolidated Statement of Stockholders' Equity .................................... F-9
 Consolidated Statements of Cash Flow .............................................. F-10
 Notes to Consolidated Financial Statements ........................................ F-11 -- F-31
SAFARILAND LTD., INC.
 Audited Consolidated Financial Statements
 Report of Independent Auditors .................................................... F-32
 Consolidated Balance Sheets ....................................................... F-33
 Consolidated Statements of Income and Retained Earnings ........................... F-34
 Consolidated Statements of Cash Flows ............................................. F-35
 Notes to Consolidated Financial Statements ........................................ F-36 -- F-42
 Consolidated Financial Statements
 Consolidated Balance Sheets as of September 30, 1998 and December 31, 1998
   (Unaudited) ..................................................................... F-43
 Consolidated Statements of Operations and Retained Earnings (Unaudited) for the
   three months ended December 31, 1997 and 1998 ................................... F-44
 Consolidated Statements of Cash Flows (Unaudited) for the three months ended
   December 31, 1997 and 1998 ...................................................... F-45
 Notes to Consolidated Financial Statements (Unaudited) ............................ F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the
Board of Directors of
Armor Holdings, Inc.



     In our opinion, based upon our audit and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Armor Holdings, Inc. and its subsidiaries (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the period ended December 31, 1998, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Defense Systems Colombia S.A., a wholly owned subsidiary, which statements reflect total assets of $4,974,000 at December 31, 1998 and total revenues of $13,266,000 for the year ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Defense Systems Colombia S.A. is based solely on the report of the other auditors. We conducted our audit of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for the opinion expressed above. The consolidated financial statements of the Company for the years ended December 28, 1996 and December 27, 1997, were audited by other independent accountants, whose report dated March 19, 1998, expressed an unqualified opinion on those consolidated financial statements.



PricewaterhouseCoopers LLP

March 5, 1999

                           STATUTORY AUDITOR'S REPORT


Messrs.

Shareholders of:

DEFENCE SYSTEMS COLOMBIA S.A.


     I have audited the balance sheet of Defense Systems Colombia S.A. as of December 31, 1998 and the related statements of income, changes in shareholders' equity, changes in financial position and cash flows for the year then ended. These financial statements are the responsibility of the Management of the Company, since they reflect the result of its efforts. Among my duties of surveillance of the Company there is the one of auditing them and expressing an opinion thereon. The financial statements for the year ended as of December 31, 1997 were examined by another Statutory Auditor, who in his report of March 5, 1998 expressed an unqualified opinion on same, such statements are included herewith for comparative purposes only.


     I obtained the information required to comply with my duties and carry out my audit in accordance with generally accepted auditing standards. Such standards require that I plan and perform the audit to obtain reasonable assurance on whether the financial statements reasonably reflect, in all material respects, the financial position and results of operations. An audit includes, among other procedures, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, of the significant accounting estimates made by the management of the Company and the presentation of the financial statements as a whole. I believe that my audit provides a reasonable basis for my opinion.


     In my opinion, the financial statements referred to above, that have been taken from the books and attached to this report, present fairly, in all material respects, the financial position of Defence Systems Colombia S.A. as of December 31, 1998, the results of its operations, the changes in shareholders' equity, the changes in financial position and the cash flows for the year then ended, in conformity with accounting principles generally accepted in Colombia.


     I also inform that during said year the company has carried out its accounting books in conformity with the legal regulations and accounting techniques, the management report on operations is in agreement with the attached basic financial statements; the transactions recorded in books and the acts of the administration conform to the statutes and the decisions of the General Assembly of Shareholders and of the Board of Directors; the correspondence, accounting vouchers, minutes books and shareholders register are properly kept and maintained; the Company has followed adequate measures of internal control, for the preservation and custody of its assets and assets of third parties held by the Company.




LUIS JAVIER ORTIZ
Statutory Auditor
T.P. No. 40014-T


February 8, 1999

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Armor Holdings, Inc.
Jacksonville, Florida


     We have audited the consolidated balance sheet of Armor Holdings, Inc. (the "Company") as of December 27, 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the two years ended December 27, 1997 and December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. These consolidated financial statements give retroactive effect to the merger with DSL Group Limited ("DSL") on April 16, 1997, which has been accounted for as a pooling of interests as described in Note 1. We did not audit the financial statements of Defense Systems Colombia ("DSC") (a consolidated subsidiary), which statements reflect total assets of $3,771,000 at December 27, 1997 and total revenues of $10,766,000 for the year then ended. Also, we did not audit the financial statements of DSL included in the December 28, 1996 consolidated financial statements of the Company, which statements reflect total assets of $20,798,000 as of December 28, 1996 and total revenues of $12,956,000 for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for DSC in the December 27, 1997 financial statements and DSL in the December 28, 1996 financial statements, is based solely upon the reports of such other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.


     In our opinion, based upon our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Armor Holdings, Inc. as of December 27, 1997 and the results of their operations and their cash flows for the two years ended December 27, 1997 and December 28, 1996 in conformity with generally accepted accounting principles.




Deloitte & Touche, LLP
New York, New York
March 19, 1998

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
Shareholders of
DSL Group Limited


     We have audited the consolidated profit and loss account, consolidated statement of total recognised gains and losses, reconciliation of movements in shareholders' funds and consolidated cash flow statement of DSL Group Limited and subsidiaries for the period from 3 June 1996 (date of incorporation) to 31 December 1996 (none of which aforementioned financial statements are separately presented herein). These consolidated financial statements are the responsibility of the management of DSL Group Limited. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations of DSL Group Limited and subsidiaries and their cash flows for the period from 3 June 1996 to 31 December 1996, in conformity with generally accepted accounting principles in the United Kingdom.


     Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected profit attributable to shareholders for the period from 3 June 1996 to 31 December 1996, to the extent summarised in Note 24 to the consolidated financial statements.





KPMG
Chartered Accountants
Registered Auditors
London, England
15 April 1997

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 27, 1997 AND DECEMBER 31, 1998
                                (IN THOUSANDS)






                                                                          DECEMBER 27,   DECEMBER 31,
                                                                              1997           1998
                                                                         -------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents .............................................     $19,300       $ 6,789
 Accounts receivable (net of allowance for doubtful accounts of
   $845 and $1,380) ....................................................      15,752        21,363
 Inventories ...........................................................       5,731         9,103
 Prepaid expenses and other current assets .............................       1,816         5,910
                                                                             -------       -------
    Total current assets ...............................................      42,599        43,165
Property, plant and equipment, net .....................................      10,041        12,173
Goodwill (net of accumulated amortization of $659 and $1,577) ..........      13,701        25,820
Reorganization value in excess of amounts
 allocable to indentifiable assets (net of
 accumulated amortization of $757 and $2,513) ..........................       3,318         1,562
Patents, licenses and trademarks (net of accumulated amortization of
 $403 and $728).........................................................       3,978         7,180
Investment in unconsolidated subsidiaries ..............................         329           483
Other assets ...........................................................       1,521         3,970
                                                                             -------       -------
Total assets ...........................................................     $75,487       $94,353
                                                                             =======       =======


                See notes to consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
         AS OF DECEMBER 27, 1997 AND DECEMBER 31, 1998 -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)






                                                                           DECEMBER 27,   DECEMBER 31,
                                                                               1997           1998
                                                                          -------------- -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt and capitalized lease obligations ....    $    190      $    433
 Short-term debt ........................................................          --         5,041
 Accounts payable, accrued expenses and other current liabilities .......       8,743        11,294
 Income taxes payable ...................................................       1,732         2,031
                                                                             --------      --------
    Total current liabilities ...........................................      10,665        18,799
Minority interest .......................................................         213           108
Long-term debt and capitalized lease obligations, less current portion ..          11           344
                                                                             --------      --------
    Total liabilities ...................................................      10,889        19,251
Commitments and contingencies (Notes 6, 10 and 11) ......................
Preference shares .......................................................          --            --
Stockholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares
   issued and outstanding ...............................................          --            --
 Common stock, $.01 par value; 50,000,000 shares authorized; 16,023,740 and 16,497,808 issued and 15,837,717 and 16,227,080 outstanding at
   December 27, 1997 and December 31, 1998 respectively .................         160           165
   Additional paid-in capital ...........................................      61,496        65,408
   Cumulative comprehensive income excluded from net income,
    net of tax ..........................................................        (353)         (574)
   Retained earnings ....................................................       4,823        13,419
   Treasury stock .......................................................      (1,528)       (3,316)
                                                                             --------      --------
    Total stockholders' equity ..........................................      64,598        75,102
                                                                             --------      --------
Total liabilities and stockholders' equity ..............................    $ 75,487      $ 94,353
                                                                             ========      ========


                See notes to consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                        CONSOLIDATED INCOME STATEMENTS
    YEARS ENDED DECEMBER 28, 1996, DECEMBER 27, 1997 AND DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)






                                                                               YEAR ENDED
                                                               -------------------------------------------
                                                                DECEMBER 28,   DECEMBER 27,   DECEMBER 31,
                                                                    1996           1997           1998
                                                               -------------- -------------- -------------
Revenues:
 Services ....................................................    $12,956        $48,445        $51,563
 Products ....................................................     18,011         29,869         45,644
                                                                  -------        -------        -------
Total revenues ...............................................     30,967         78,314         97,207
                                                                  -------        -------        -------
Costs and expenses:
 Cost of sales ...............................................     21,172         57,438         66,451
 Operating expenses . ........................................      6,905         12,473         17,102
 Depreciation and amortization ...............................        554          1,127          1,347
 Merger, integration and other non-recurring charges .........         --          2,542             --
 Equity in earnings of investees .............................       (320)          (746)          (713)
 Interest (income) expense, net ..............................        515            195           (625)
                                                                  -------        -------        -------
Total costs and expenses .....................................     28,826         73,029         83,562
 Operating income ............................................      2,141          5,285         13,645
 Other income ................................................          2            392             28
                                                                  -------        -------        -------
Income before provision for income taxes .....................      2,143          5,677         13,673
 Provision for income taxes ..................................      1,215          2,376          5,077
 Dividends on preference shares ..............................        239            143             --
                                                                  -------        -------        -------
 Net income applicable to common shareholders . ..............    $   689        $ 3,158        $ 8,596
                                                                  =======        =======        =======
 Basic earnings per share ....................................    $  0.09        $  0.23        $  0.53
                                                                  =======        =======        =======
 Diluted earnings per share ..................................    $  0.08        $  0.21        $  0.50
                                                                  =======        =======        =======


                See notes to consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    YEARS ENDED DECEMBER 28, 1996, DECEMBER 27, 1997 AND DECEMBER 31, 1998
                                (IN THOUSANDS)




                                             TIBLE
                                       CONVERD STOCK               STOCK
                                     PREFERRE-----------    COMMON---------
                                 ------------   STATED   ---------   PAR
                                    SHARES      VALUE     SHARES    VALUE
                                 ----------- ----------- -------- ---------
Balance, December 31,
 1995 ..........................     1,214    $   1,214    5,091   $   152
Change in par value of
 common stock ..................                                      (102)
Dividends on preferred
 stock .........................
Conversion of preferred
 stock .........................    (1,214)      (1,214)   1,735        17
Exercise of stock options ......                              26         1
Exercise of stock grants .......                              72         1
Issuance of stock in lieu of
 Directors fees ................                               3
Conversion of convertible
 notes, net of related
 debt issuance costs ...........                           2,300        23
Issuance of stock for
 acquisitions ..................                           2,214        22
Issuance of common stock                                     250         3
Comprehensive income
 excluded from net
 income, net of tax ............
Dividends on preference
 shares ........................
Net income .....................
Balance, December 28,
 1996 ..........................        --    $      --   11,691   $   117
 Exercise of stock
  options ......................                             217         2
 Issuance of stock for
  acquisitions .................                             115         1
Recovery of acquisition
 escrow shares .................
Issuance of common stock                                   4,000        40
Comprehensive income
 excluded from net
 income, net of tax ............
Dividends on preference
 shares ........................
Net income .....................
Balance, December 27,
 1997 ..........................        --    $      --   16,023   $   160
 Exercise of stock
  options ......................                             149         2
 Issuance of stock for
  acquisitions .................                             326         3
 Recovery of acquisition
  escrow shares due to
  settlement of lawsuit ........
 Comprehensive income
  excluded from net
  income, net of tax ...........
 Net income ....................
Balance, December 31,
 1998 ..........................        --    $      --   16,498   $   165
                                    ======    =========   ======   =======



                                                           CUMULATIVE
                                                          COMPREHENSIVE
                                                             INCOME
                                  ADDITIONAL                EXCLUDED
                                    PAID-IN    RETAINED     FROM NET      TREASURY
                                    CAPITAL    EARNINGS      INCOME        STOCK       TOTAL
                                 ------------ ---------- -------------- ----------- -----------
Balance, December 31,
 1995 ..........................    $ 2,594    $   987   $      -    -  $            $  4,947
                                                                        --
Change in par value of
 common stock ..................        102                                                --
Dividends on preferred
 stock .........................                   (11)                                   (11)
Conversion of preferred
 stock .........................      1,197                                                --
Exercise of stock options ......         62                                                63
Exercise of stock grants .......         54                                                55
Issuance of stock in lieu of
 Directors fees ................         15                                                15
Conversion of convertible
 notes, net of related
 debt issuance costs ...........     10,610                                            10,633
Issuance of stock for
 acquisitions ..................      7,121                                             7,143
Issuance of common stock              1,567                                             1,570
Comprehensive income
 excluded from net
 income, net of tax ............                               (229)                     (229)
Dividends on preference
 shares ........................                  (239)                                  (239)
Net income .....................                   928                                    928
                                               -------                               --------
Balance, December 28,
 1996 ..........................    $23,322    $ 1,665       $ (229)           --    $ 24,875
 Exercise of stock
  options ......................        539                                               541
 Issuance of stock for
  acquisitions .................      1,200                                             1,201
Recovery of acquisition
 escrow shares .................                                           (1,528)     (1,528)
Issuance of common stock             36,435                                            36,475
Comprehensive income
 excluded from net
 income, net of tax ............                               (124)                     (124)
Dividends on preference
 shares ........................                  (143)                                  (143)
Net income .....................                 3,301                                  3,301
                                               -------                               --------
Balance, December 27,
 1997 ..........................    $61,496    $ 4,823       $ (353)     $ (1,528)   $ 64,598
 Exercise of stock
  options ......................        170                                               172
 Issuance of stock for
  acquisitions .................      3,742                                             3,745
 Recovery of acquisition
  escrow shares due to
  settlement of lawsuit ........                                           (1,788)     (1,788)
 Comprehensive income
  excluded from net
  income, net of tax ...........                               (221)                     (221)
 Net income ....................                 8,596                                  8,596
                                               -------                               --------
Balance, December 31,
 1998 ..........................    $65,408    $13,419       $ (574)     $ (3,316)   $ 75,102
                                    =======    =======       =========  =========    ========


                See notes to consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOW
    YEARS ENDED DECEMBER 28, 1996, DECEMBER 27, 1997 AND DECEMBER 31, 1998
                                (IN THOUSANDS)






                                                                                         YEAR ENDED
                                                                        ---------------------------------------------
                                                                         DECEMBER 28,    DECEMBER 27,    DECEMBER 31,
                                                                             1996            1997            1998
                                                                        --------------  --------------  -------------
OPERATING ACTIVITIES:
 Net income ..........................................................    $     928        $  3,301       $   8,596
 Adjustments to reconcile net income to
   cash provided by (used in) operating
   activities, net of effects of acquisitions:
 Preference stock dividends ..........................................         (239)           (143)             --
 Depreciation and amortization . .....................................          818           1,976           2,654
 Loss on sale of equipment . .........................................           --             166              --
 Deferred income taxes ...............................................            2           1,203           1,842
 Directors' fees .....................................................           15              --              --
 Increase in accounts receivable .....................................       (2,115)         (3,468)         (2,848)
 Increase in inventories .............................................         (423)         (1,001)           (786)
 Decrease (increase) in prepaid expenses and other assets ............          870          (1,129)         (5,450)
 (Decrease) increase in accounts payable, accrued liabilities
   and other current liabilities .....................................        1,783          (3,715)           (686)
 Increase in income taxes payable ....................................           --           1,072             162
 Increase (decrease) in minority interests ...........................           --             182            (105)
                                                                          ---------        --------       ---------
 Net cash provided by (used in) operating activities .................        1,639          (1,556)          3,379
                                                                          ---------        --------       ---------
INVESTING ACTIVITIES:
 Purchase of property and equipment ..................................       (1,860)         (5,153)         (3,301)
 Purchase of licenses, patents and trademarks . ......................       (2,828)            (76)         (3,448)
 Purchase of businesses, net of assets acquired . ....................      (11,740)         (3,607)        (12,068)
 Dividends received from equity investees ............................           --             939             478
 Proceeds from the sale of equipment .................................                           20              --
 Other fees paid related to acquisitions .............................           --              --            (685)
 Advances to stockholders ............................................           --              --          (1,677)
                                                                          ---------        --------       ---------
 Net cash used in investing activities ...............................      (16,428)         (7,877)        (20,701)
                                                                          ---------        --------       ---------
FINANCING ACTIVITIES:
 Proceeds from issuance of common stock and preference shares ........        8,886          36,475              --
 Repurchase of preference shares . ...................................           --          (7,480)             --
 Preferred stock dividends ...........................................          (11)           (382)             --
 Proceeds from the exercise of stock options .........................           26             201             172
 Net repayments of long-term debt ....................................         (500)         (8,002)           (181)
 Net borrowings under lines of credit . ..............................       (1,997)                          5,041
 Net repayments under capital
   expenditure facility ..............................................          (52)             --              --
 Net proceeds from issuance of other debt . ..........................        6,863              --              --
 Net proceeds from issuance of 5% convertible subordinated notes .....       10,633              --              --
                                                                          ---------        --------       ---------
 Net cash provided by financing activities ...........................       23,848          20,812           5,032
                                                                          ---------        --------       ---------
 Cumulative comprehensive income excluded from net
   income, net of tax ................................................         (184)           (124)           (221)
                                                                          ---------        --------       ---------
 Net increase (decrease) in cash and cash
   equivalents .......................................................        8,875          11,255         (12,511)
 Cash and cash equivalents, beginning of period ......................         (830)          8,045          19,300
                                                                          ---------        --------       ---------
 Cash and cash equivalents, end of period ............................    $   8,045        $ 19,300       $   6,789
                                                                          =========        ========       =========



                See notes to consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     THE COMPANY AND NATURE OF BUSINESS -- Armor Holdings, Inc. (the "Company" or "Armor") is a leading global provider of security risk management services to multi-national corporations and governmental agencies through our ArmorGroup Services division. We are also a leading manufacturer of security products for law enforcement personnel around the world through our Armor Holdings Products division. Our ArmorGroup Services division provides sophisticated security planning and risk management, consulting and training services, intellectual property asset protection, business intelligence and investigative services, and electronic security systems integration. Armor provides these services to multi-national corporations and governmental and non-governmental agencies through 22 offices in 18 countries. Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment and has leading market positions in several of the product categories in which Armor competes. Such products include ballistic resistant vests and tactical armor, less-than-lethal munitions, anti-riot products and narcotics identification kits. These products are sold primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Armor believes significant opportunities exist to grow the Company and extend its global infrastructure through geographic expansion and strategic acquisitions of related businesses in the fragmented security risk management services and products industries.


     ArmorGroup Services Division. ArmorGroup Services division provides a broad range of sophisticated security risk management solutions to multi-national corporations in diverse industries such as natural resources, financial services and consumer products, and to governmental and non-governmental agencies such as the U.S. Department of State, the United Nations and the World Bank. Clients typically have personnel and other investments in unstable and often violent areas of the world. Through ArmorGroup Services offices on five continents, ArmorGroup Services provides its multi-national clients with a diversified portfolio of security solutions to assist them to mitigate risks in their operations around the world. ArmorGroup Services' highly trained, multi-lingual and experienced security personnel work closely with clients to create and implement solutions to complex security problems. These services include the design and implementation of risk management plans and security systems, provision of security specialists and training of security personnel. ArmorGroup Services provides its multi-national clients with specialized investigative services enhanced by its global network. These services include intellectual property asset protection and related investigative services ranging from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activities. In addition, ArmorGroup Services provides business intelligence, fraud investigation and asset tracing and recovery services to financial services companies, law firms and other entities worldwide.


     Armor Holdings Products Division. Armor Holdings Products division manufactures and sells a broad range of high quality branded law enforcement equipment, such as ballistic resistant vests and tactical armor, bomb disposal equipment, less-than-lethal munitions, anti-riot products including tear gas and distraction grenades, narcotics identification kits and custom-built armored vehicles. These products are marketed under brand names which are well-known and respected in the law enforcement community such as American Body Armor, Defense Technology, First Defense, MACE, Pro-Tech and NIK. Armor Holdings Products division sells manufactured products primarily to law enforcement agencies through a worldwide network of over 500 distributors and sales agents including approximately 350 in the United States. Extensive distribution capabilities and commitment to customer service and training have enabled Armor Holdings Products division to become a leading provider of security equipment to law enforcement agencies.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     In April 1997, the Company combined with DSL Group Limited ("DSL"). DSL is in the business of planning and implementing solutions to complex security problems in high risk areas. DSL's services encompass the provision of detailed threat assessments, security planning, security training, the provision, training and supervision of specialist manpower and other services up to the implementation and management of fully integrated security systems. The Company's combination with DSL provided the Company with the cornerstone of its security services business. Through recent acquisitions, the Company has expanded the portfolio of services the Company can offer its customers to include business intelligence and investigative due diligence, intellectual property asset protection, alarm monitoring, executive protection and the engineering, integration, maintenance and technical support of sophisticated electronic and computer driven security and fire alarm systems.

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements give effect to the combination with DSL. The combination with DSL was accounted for under the pooling-of-interests method of accounting (see Note
2), and accordingly, the accompanying consolidated financial statements were retroactively restated as if the Company and DSL had operated as one entity since inception.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. In consolidation, all material intercompany balances and transactions have been eliminated. Results of operations of companies acquired in transactions accounted for under their purchase method of accounting are included in the financial statements from the dates of the acquisition. Accounting principles generally accepted in Colombia vary in certain respects from accounting principles generally accepted in the United States of America. The major variance in the two methods affecting the Company is the accounting for the effects of inflation for which the Company periodically makes adjustments. There are no other material differences.


     CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     CONCENTRATION OF CREDIT RISK -- The Company's accounts receivable consist of amounts due from customers and distributors located throughout the world. International product sales generally require cash in advance or confirmed letters of credit on U.S. banks.

     INVENTORIES -- Inventories are stated at the lower of cost or market determined on the first-in, first-out ("FIFO") method.


     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying values of the Company's various financial instruments reflected in the accompanying statements of financial position approximate their estimated fair values at December 27, 1997 and December 31, 1998.


     PROPERTY AND EQUIPMENT -- Property and equipment are carried at cost less accumulated depreciation. Property and equipment acquired prior to September 21, 1993 were recorded at their estimated fair values as the result of the emergence from bankruptcy. Depreciation is computed using the straight-line method over the estimated lives of the related assets as follows:



        Buildings and improvements ......... 5 -- 39 years
        Machinery and equipment ............ 3 -- 7 years

     GOODWILL -- Goodwill arises from the excess of the purchase price of an acquired company over the fair value of the net assets acquired in a purchase business combination. Amortization is recorded on a straight-line basis over periods up to twenty-five years.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     IMPAIRMENT -- The Company periodically reviews the carrying value of these assets and other long-lived assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset.

     REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS -- This intangible asset is amortized or otherwise reduced in amounts not less than those which would be recognized on a straight-line basis over twenty-five years.

     PATENTS, LICENSES AND TRADEMARKS -- Patents, licenses and trademarks were acquired through acquisitions accounted for by the purchase method of accounting. Such assets are amortized on a straight line basis over their remaining lives of 10 to 40 years.

     RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. The Company incurred approximately $514,000, $605,000, $738,000 for the years ended December 28, 1996, December 27, 1997 and December 31, 1998, respectively, for research and development. These costs are included in the operating expenses in the accompanying consolidated financial statements.


     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.


     INCOME TAXES -- The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets representing the tax-effected cumulative net operating loss carryforwards and deductible temporary differences, subject to applicable limits and an asset valuation allowance. Future benefits obtained from utilization of net operating loss carryforwards or from the reduction in the income tax asset valuation allowance existing on September 20, 1993 have been and will be applied to reduce reorganization value in excess of amounts allocable to identifiable assets. At December 31, 1998, the Company's consolidated foreign subsidiaries have unremitted earnings of approximately $3 million on which the Company has not recorded a provision for United States Federal income taxes since these earnings are considered to be permanently invested. Such foreign earnings have been taxed according to the regulations existing in the countries in which they were earned.

     REVENUE RECOGNITION -- The Company records sales at gross amounts to be received, including amounts to be paid to agents as commissions. The Company records service revenue as the service is provided on a contract by contract basis. Other income for 1997 includes amounts received as agent for a former employee in selling shares of the Company's stock owned by the former employer.


     EARNINGS PER SHARE -- In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings.

     NEW ACCOUNTING STANDARDS -- In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and several other

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


items that current accounting standards require to be recognized outside of net income. This standard requires enterprises to display comprehensive income and its components in financial statements, to classify items of comprehensive income by their nature in financial statements, and to display the accumulated balances of other comprehensive income in stockholders' equity separately from retained earnings and additional paid-in capital. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the standard for its fiscal year beginning December 28, 1997, and applied the standard to all periods presented.

     FOREIGN CURRENCY TRANSLATION -- In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation", assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at year-end and revenues and expenses are translated at the average monthly exchange rates. The cumulative translation adjustment, net of tax, which represents the effect of translating assets and liabilities of the Company's foreign operations was approximately $(353,000) and $(574,000) for the years ended December 27, 1997 and December 31, 1998. This is included in comprehensive income.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 1996 and 1997 financial statements in order to conform to the presentation adopted for 1998. These reclassifications had no effect on net income or retained earnings.


2. BUSINESS COMBINATIONS

NIK PUBLIC SAFETY PRODUCT LINE

     On July 15, 1996, the Company acquired, effective as of July 1, 1996, certain assets of the NIK Public Safety Product Line from Ivers-Lee Corporation (the "NIK Assets"). The purchase price of the acquisition was 310,931 shares (the "NIK Shares") of the Company's common stock valued at $2,400,000, plus $374,000 in costs incurred related to the purchase. The Company acquired inventory, receivables and certain intangibles. The total purchase price was assigned to the NIK Assets based on their fair values. The acquisition of the NIK Assets has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

DEFENSE TECHNOLOGY CORPORATION OF AMERICA

     On September 30, 1996, the Company acquired, through its newly formed wholly-owned subsidiary, substantially all of the assets of Defense Technology Corporation of America ("DTCoA"). The purchase price consisted of $838,025 paid in cash, the issuance of 629,442 shares (the "Total Shares") of the Company's common stock having a value of $4,650,000, the assumption of certain liabilities totaling approximately $2,300,000 and costs of $1,115,000 associated with completing the transaction. The total purchase price was assigned to the acquired assets based on their fair market values.

     In order to secure the obligations of DTCoA and its seller in connection with the transaction, 270,728 of the Total Shares were delivered to Union Bank of Switzerland, New York Branch ("UBS"), as escrow agent pursuant to an escrow agreement dated September 30, 1996. One half of the shares held in escrow were subject to release March 15, 1998 and the remainder were subject to release June 30, 1999. However, these shares were released to the Company upon settlement of litigation (see Note 11).

     Subject to a letter agreement dated August 16, 1996, (the "Key Bank Letter Agreement") and in connection with the DTCoA transaction, 358,714 of the Total Shares (the "Key Bank Shares"), having a value of $2,650,000 (the "Amount Due"), were issued to Key Bank of Wyoming ("Key Bank") in

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)


consideration for the release by Key Bank of its security interest in substantially all of the assets of DTCoA. Key Bank held such security interest pursuant to certain financings previously made available to DTCoA. On the closing date, the Company advanced to Key Bank $662,500 cash (the "Initial Amount") as an advance against the Amount Due. Also on the closing date, the Company deposited $1,987,500 in an interest bearing Certificate of Deposit ("CD") account at Key Bank (the "Deposit Account"). Subsequent to closing, any amounts paid to Key Bank on account of the Amount Due, including the Initial Amount, or advances from the Deposit Account would result in a reduction of the then outstanding balance of the Amount Due by a like amount.

     Pursuant to the Key Bank Letter Agreement, Key Bank agreed that upon the registration of the Key Bank Shares, the Key Bank Shares would be sold, provided that the Company would control, in its sole discretion, the timing, manner and amount of Key Bank Shares to be sold; and in connection therewith, the Company agreed to ensure that Key Bank realizes net proceeds from such sales (the "Net Sale Proceeds"), which, together with any advances from the Deposit Account and the Initial Amount will, in the aggregate, equal the Amount Due, on or before September 30, 1997 (the "Maturity Date").

     The acquisition of DTCoA has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

SUPERCRAFT (GARMENTS) LIMITED

     On April 7, 1997, the Company acquired Supercraft (Garments) Limited. Supercraft is a European manufacturer of military apparel, high visibility garments and ballistic resistant vests, which it distributes to law enforcement and military agencies throughout Europe, the Middle East and Asia. The Company acquired Supercraft for a total purchase price of approximately $2.6 million. The acquisition of Supercraft has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

DSL GROUP LIMITED

     On April 16, 1997, Armor issued 1,274,217 shares of its common stock in exchange for all of the outstanding ordinary shares of DSL Group Limited ("DSL"), a company incorporated on June 3, 1996, under the laws of England and Wales. DSL provides specialized security services in high risk and volatile environments. On July 31, 1996 DSL acquired all of the share capital of DSL Holdings Limited ("DSL Holdings"). As a result, DSL recorded the net assets acquired on July 31, 1996 at fair value of approximately $2,800,000 and also recorded approximately $9,600,000 of goodwill. Armor's combination with DSL was accounted for as a pooling of interests and the accompanying financial statements have been restated to give effect to the combined results of Armor and DSL since inception.

     In connection with the DSL combination, Armor paid $6,850,000 in repayment of DSL's outstanding credit facility and approximately $7,508,000 for all of the outstanding preference shares of DSL. (See Notes 6 and 7).

GORANDEL TRADING LIMITED

     On June 9, 1997, the Company acquired the remaining 50% of Gorandel Trading Limited that it did not previously own. GTL provides specialized security services throughout Russia and Central Asia. The aggregate purchase price of the transaction was approximately $2.4 million, consisting of $570,000 in cash paid at closing, $300,000 in cash paid on September 30, 1997 and $300,000 in cash payable subject to certain conditions, and 115,176 shares of the Company's common stock valued at

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)


$1.2 million. As part of this transaction, the Company agreed to make a loan of $200,000 to a former stockholder of GTL, subject to certain conditions which was subsequently repaid. GTL's net revenues for 1996 were approximately $6.4 million. The acquisition of GTL has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

LOW VOLTAGE SYSTEMS TECHNOLOGY, INC.

     On January 30, 1998, the Company acquired all of the issued and outstanding stock of Low Voltage Systems Technology, Inc., a New Jersey corporation ("LST"). LST is a leading engineered systems distributor specializing in the supply, integration, maintenance and technical support of sophisticated electronic and computer-driven security and fire alarm systems. The aggregate purchase price of the transaction was approximately $750,000, consisting of $562,500 in cash paid at closing and 18,519 unregistered shares of the Company's common stock valued at the time at $187,500. The Company also assumed and subsequently repaid approximately $200,000 to a stockholder of LST in full satisfaction of loans previously made by such stockholder to LST. The acquisition of LST has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

ASMARA LIMITED

     On April 8, 1998, the Company acquired all of the issued and outstanding stock of Asmara Limited, based in London, England (hereinafter "Asmara"). Asmara provides business intelligence and investigative due diligence services to clients on a worldwide basis. Services include personnel investigations, due diligence, asset tracing, and litigation intelligence. This acquisition has a current aggregate purchase price of (pounds sterling)1.825 million. The purchase price consists of (pounds sterling)1.575 million (approximately $2.6 million) in cash paid at closing and 36,846 unregistered shares of the Company's common stock valued at closing at (pounds sterling)250,000 (approximately $415,000). All 36,846 shares are restricted from sale until April 8, 2001. As part of the acquisition, additional purchase price contingent upon meeting certain agreed targets during this period could be paid for the fiscal years ending 1998, 1999 and 2000. The total aggregate contingent purchase price could be (pounds sterling)1.5 million. Based upon the results of operations for 1998, the Company will pay an additional purchase price of approximately $825,000. This additional purchase price for fiscal 1998 is reflected in the Company's balance sheet as of December 31, 1998. The acquisition of Asmara has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

PRO-TECH ARMORED PRODUCTS OF MASSACHUSETTS, INC.

     On April 14, 1998 the Company acquired all of the issued and outstanding stock of Pro-Tech Armored Products of Massachusetts, Inc. of Pittsfield, Massachusetts (hereinafter "Pro-Tech"). Pro-Tech is a leading manufacturer of hard armor products including ballistic shields, bulletproof vests, visors, and other personal accessories. Pro-Tech also manufactures protective armor products for helicopters, automobiles, and riot control vehicles. This acquisition has been accounted for as a purchase and has a current purchase price of $1.6 million. The purchase price consists of $1.115 million in cash and 42,592 unregistered shares of the Company's common stock valued at closing at $485,000. As part of this transaction, additional purchase price could be paid for the fiscal years ending 1998, 1999 and 2000 totaling an aggregate of $4 million, with up to 50% payable in common stock and the remainder in cash. The payment of additional purchase price is contingent upon operating performance and meeting certain agreed targets during this period. This additional purchase price for fiscal 1998 totaled approximately $401,000 and is reflected in the Company's balance sheet as of December 31, 1998. All of the shares issued for the purchase and to be issued for

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)


payment for the earn-out, if any, are restricted from sale until April 14, 2001. The acquisition of Pro-Tech has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

CDR INTERNATIONAL LTD.

     On June 11, 1998 the Company acquired all of the issued and outstanding stock of CDR International Ltd. ("CDR"), a London based investigation firm with offices in London, Charlotte, Los Angeles and Moscow. CDR provides a full range of consulting and investigative services specializing in worldwide intellectual property asset protection for multinational corporations involved in the manufacturing and distribution of, among other things, sportswear, tobacco, spirits and pharmaceuticals. Its services range from protecting companies against counterfeiting, patent infringements, product tampering and extortion to identifying unethical supplier activity such as the use of child labor. CDR also provides training services to law enforcement agencies in foreign countries. This acquisition has been accounted for as a purchase and has a current aggregate purchase price of (pounds sterling)1.5 million. The purchase price consists of 210,460 registered shares the Company's common stock valued at closing at (pounds sterling)1.5 million (approximately $2.5 million). Additional purchase price could be paid for the fiscal years ending 1999, 2000 and 2001 totaling an aggregate of (pounds sterling)6.0 million (approximately $10 million). The payment of additional purchase price is contingent upon operating performance meeting certain agreed targets during the period. Any additional purchase price will be paid entirely in common stock of the Company. Of the total shares of the Company's common stock received at closing, 70,154 shares and 40% of the additional consideration will be restricted from sale for a period of three years from the date of issue, and 50% of any additional consideration in excess of (pounds sterling)4.25 million will be restricted from sale for between 4.5 and 6 years. The acquisition of CDR has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

ALARM PROTECTION SERVICES, INC.

     On July 15, 1998 the Company acquired of all of the outstanding common stock of Alarm Protection Services, Inc. ("APS") located in Kampala, Uganda. APS is a fully licensed physical security and consulting company providing alarm monitoring, physical asset and executive protection, quick response and cash in transit capabilities. APS has approximately 900 employees and has been in operation in Uganda since 1993. Since 1996, the Company has managed APS through a management agreement. This acquisition has been accounted for as a purchase and has a current aggregate purchase price of $1,215,166. The purchase price consisted of $734,426 in cash paid at closing, 17,429 unregistered shares of the Company's common stock valued at closing at approximately $200,000 and an additional $280,740 to be paid in cash as the outstanding accounts receivable at the time of closing is collected. Based on APS meeting certain performance criteria, additional purchase price may be paid in fiscal years 1999 and 2000 totaling $235,000 in cash. The acquisition of APS has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

LAW ENFORCEMENT DIVISION OF MACE SECURITY INTERNATIONAL

     On July 16, 1998 the Company acquired certain assets of the Law Enforcement Division of MACE Security International (hereinafter "MSI"). This acquisition includes the assets of the Federal Laboratories ("Fed Labs") division and an exclusive license to use the MACE (Registered Trademark) trademark for the manufacture and sale of MACE (Registered Trademark) brand aerosol defensive sprays to law enforcement markets worldwide. The purchase price was approximately $4.6 million in cash. The Company is holding an additional amount of $600,000 in escrow of which $480,000 is payable six months after closing (paid in

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)


January 1999) and $120,000 is payable twelve months after closing. The acquisition of Fed Labs has been accounted for under the purchase method. Accordingly, the results of its operations are included in the consolidated financial statements from the date of acquisition.

     The following unaudited consolidated results of operations of the Company are presented on a pro forma basis as if the acquisitions referenced above had been consummated on December 29, 1996, for the years ended December 27, 1997 and December 31, 1998:






                                                     1997          1998
                                                 -----------   -----------
                                                 (IN THOUSANDS, EXCEPT PER
                                                      SHARE AMOUNTS)
Revenues .....................................    $104,027      $106,992
Net income ...................................    $  7,059      $  8,241
Basic and diluted earnings per share .........    $   0.47      $   0.47
Weighted average shares ......................      15,090        17,618


3. INVENTORIES


     Inventories are summarized as follows for the years ended December 27, 1997 and December 31, 1998:






                               1997        1998
                            ---------   ---------
                               (IN THOUSANDS)
Raw materials ...........    $2,958      $4,863
Work-in-process .........       770       1,348
Finished goods ..........     2,003       2,892
                             ------      ------
                             $5,731      $9,103
                             ======      ======


4. PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment at December 27, 1997 and December 31, 1998 are summarized as follows:






                                           1997          1998
                                       -----------   -----------
                                            (IN THOUSANDS)
Land ...............................    $    716      $  1,248
Buildings and improvements .........       6,106         6,352
Machinery and equipment ............       5,386         8,287
Construction in progress ...........          --           458
                                        --------      --------
Total ..............................      12,208        16,345
Accumulated depreciation ...........      (2,167)       (4,172)
                                        --------      --------
                                        $ 10,041      $ 12,173
                                        ========      ========



     Depreciation expense for 1996, 1997 and 1998 was approximately $388,000, $994,000 and $1,409,000, respectively. In the statement of operations for fiscal 1998, depreciation expense in the income statement has been reduced by $131,000 for the amortization of the proceeds received under an economic development grant received from the Department of Housing and Urban Development.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

5. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES


     Accounts payable, accrued expenses and other current liabilities are summarized as follows for the years ended December 27, 1997 and December 31, 1998:




                                                                  1997         1998
                                                               ---------   -----------
                                                                   (IN THOUSANDS)
Trade and other payables ...................................    $ 3,940     $  3,681
Accrued expenses ...........................................      4,287        2,980
Additional purchase price for acquisition earnouts .........         --        1,226
Deferred consideration for acquisitions ....................        300          835
Other current liabilities ..................................        216        2,572
                                                                -------     --------
                                                                $ 8,743     $ 11,294
                                                                =======     ========



6. INDEBTEDNESS




                                                                                  1997        1998
                                                                                 ------   -----------
                                                                                    (IN THOUSANDS)
Debt:
Note to former shareholder payable every four months in installments of
 $95 through April 2000 with an imputed rate of interest of 10% ..............    $ --     $    350
Bank overdraft facility, interest payable monthly, expiring April 1999 with
 an interest rate of 7.05% ...................................................      --        1,151
Bank note payable in quarterly installments of $19 including interest at 9%
 through March 2002 ..........................................................      --          241
Revolving working capital credit facility with NationsBank expiring
 March 1, 1999 with an interest rate of 7.5% .................................      --        3,890
                                                                                  ----     --------
                                                                                  $ --     $  5,632
Less current portion .........................................................      --       (5,378)
                                                                                  ----     --------
                                                                                  $ --     $    254
                                                                                  ====     ========




                                                                                  1997       1998
                                                                               ---------   -------
                                                                                 (IN THOUSANDS)
Capitalized lease obligations:
Equipment lease for 48 months, expiring July 2001, collateralized by
 Equipment with an amortized cost of approximately $73 at December 31,
 1998 ......................................................................    $   --      $  73
Equipment lease for 36 months expiring August 2000 collateralized by equipment with an amortized cost of approximately $92 at December 31,
 1998 ......................................................................        --         92
Equipment lease for 60 months expiring January 2002 collateralized by equipment with an amortized cost of approximately $9 at December 31,
 1998 ......................................................................        --         11
Equipment lease bearing interest at 10.88%, expiring November, 1999, collateralized by equipment with an amortized cost of approximately $
 10 at December 31, 1998 ...................................................        20         10
Equipment lease bearing interest at 12%, expiring June, 1998, collateralized by equipment with an amortized cost of approximately $0 at
 December 31, 1998 .........................................................       181         --
                                                                                ------      -----
                                                                                $  201      $ 186
Less current portion .......................................................      (190)       (96)
                                                                                ------      -----
                                                                                $   11      $  90
                                                                                ======      =====

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

6. INDEBTEDNESS (CONTINUED)


     The Company entered into a revolving working capital credit facility and Bankers Acceptance Facility (the "Credit Facility") on November 14, 1996 with NationsBank, N.A. (f/n/a Barnett Bank, N.A.), which provides for total borrowings up to $10,000,000 (the "Obligation"), with maximum availability based upon 50% of eligible inventories (with a cap of $1,000,000 for work in process inventory and $6,000,000 for inventory in total) and 85% of eligible accounts receivable. The Credit Agreement was amended as of March 26, 1997 to increase the revolving line of credit to $20,000,000. The Credit Facility has various covenants which, among other things, require the Company to maintain certain financial ratios, tangible net worth and working capital, as defined; and limit the Company's ability to pay dividends on its common stock, encumber and transfer assets, incur indebtedness or merge into another corporation. The Company had approximately $3.9 million outstanding under the Credit Agreement at December 31, 1998. The Credit Facility expires on March 1, 1999 (see Note
19).

     The Company's weighted average borrowing rate on its Credit Facility with NationsBank, N.A. was 8.08% for 1998. The Company had no borrowings under this Credit Facility in 1997. The Company's weighted average borrowing rate on its overdraft facility was 7.68% for 1997 and 7.74% for 1998 .

     Aggregate principal maturities on long-term debt and capital lease obligations at December 31, 1998 are as follows:






                                                                             UNDER
                                                            LONG-TERM     CAPITALIZED
YEAR ENDING                                                    DEBT          LEASE
--------------------------------------------------------   -----------   ------------
                                                                 (IN THOUSANDS)
          1999 .........................................       $337         $ 106
          2000 .........................................        161            91
          2001 .........................................         74            30
          2002 .........................................         19            --
          2003 .........................................         --            --
                                                               ----         -----
                                                               $591         $ 227
                                                               ====         =====
          Less amount representing interest on
            obligation under capitalized lease .........         --           (41)
                                                               ----         -----
                                                               $591         $ 186
                                                               ====         =====


7. PREFERENCE SHARES


     DSL has $7,480,000, (4,400,000 shares) of preference shares with a par value of pounds sterling (pounds sterling)0.01. Such shares carry an 8% dividend, are cumulative and redeemable and have a liquidation value of par. The preference shares have no voting rights. The Company paid cash of $7,508,000, including accrued interest of approximately $380,000, to purchase such shares on April 16, 1997.



8. NON-RECURRING ITEMS

     Approximately $2.5 million of fees and expenses associated with the DSL pooling transaction were expensed in fiscal 1997. These expenses include approximately $1.1 million in professional fees and approximately $1.4 million in costs to consolidate the financial and administrative functions at the Company's headquarters in Jacksonville. These costs had been substantially paid as of December 27, 1997.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

9. INCOME TAXES


     Income tax expense (benefit) for the years ended December 28, 1996, December 27, 1997, and December 31, 1998 consisted of the following components:







                                                    1996         1997         1998
                                                 ---------   -----------   ----------
                                                            (IN THOUSANDS)
Current
 Domestic ....................................    $  480      $  1,329      $ 2,638
 Foreign .....................................       734         2,250        2,641
                                                  ------      --------      -------
   Total Current .............................    $1,214      $  3,579      $ 5,279
Deferred
 Domestic ....................................    $  112      $     68      $   107
 Foreign .....................................      (111)       (1,271)        (309)
                                                  ------      --------      -------
   Total Deferred ............................    $    1      $ (1,203)     $  (202)
                                                  ------      --------      -------
    Total Provision for Income Taxes .........    $1,215      $  2,376      $ 5,077
                                                  ======      ========      =======



     Significant components of the Company's net deferred tax asset as of December 27, 1997 and December 31, 1998 are as follows:






                                                       1997         1998
                                                   -----------   ---------
                                                       (IN THOUSANDS)
Deferred tax assets:
 Reserves not currently deductible .............    $    289      $  267
 Operating loss carryforwards ..................       2,676       2,890
 Other .........................................         154         154
                                                    --------      ------
                                                       3,119       3,311
Deferred tax asset valuation allowance .........      (1,800)       (150)
                                                    --------      ------
Net deferred tax asset .........................    $  1,319      $3,161
                                                    ========      ======



     In 1997, the Company maintained a valuation allowance of $1,800,000 against deferred tax assets in view of, among other things, the expiration dates and other limitations on usage of certain net operating loss carryforwards ("NOL"). At December 31, 1998, due to both internal growth of the Company and growth by acquisition, the Company reevaluated the need for a valuation allowance. As a result, the Company reduced the valuation allowance by $1,650,000 with a corresponding reduction of the reorganization value in excess of amounts allocable to identifiable assets since the deferred tax asset was initially established in 1993, under "fresh start" reporting on its reorganization. These deferred tax assets are included in other assets on the balance sheet for the years ended December 27, 1997 and December 31, 1998.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

     The following reconciles the income tax expense computed at the Federal statutory income tax rate to the provision for income taxes recorded in the income statement:





                                                                     1996       1997      1998
                                                                  ---------   -------   --------
Provision for income taxes at statutory Federal rate ..........   34.0%       34.0%     34.0%
State and local income taxes, net of Federal benefit ..........    3.0%        0.4%      1.8%
Foreign income taxes ..........................................   32.0%        0.1%      1.5%
Other non-deductible items  ...................................    (5.0)%      7.4%      (0.1)%
                                                                  64.0%       41.9%     37.2%



     Effective with the change in control of the Company by Kanders Florida Holdings, Inc. on January 18, 1996, the utilization of the United States portion of the NOL became restricted to approximately $300,000 per year. As of December 31, 1998, the Company had net a NOLs of approximately $8,100,000. The U.S. portion of the net NOLs expires in varying amounts in fiscal years 2006 to 2008.



10. OPERATING LEASES

     The Company leases its previous manufacturing facilities under a six year operating lease expiring in 1999, with an option to renew. The Company is also party to various other equipment and vehicle leases. DSL leases its London office under an operating lease expiring in 2002. Approximate total future minimum annual lease payments under all such arrangements are as follows:





            YEAR                (IN THOUSANDS)
----------------------------   ---------------
  1999 .....................        $  827
  2000 .....................           689
  2001 .....................           597
  2002 .....................           310
  2003 .....................           201
  Thereafter ...............            70
                                    ------
                                    $2,694
                                    ======



     The Company incurred rent expense of approximately $161,000, $454,000 (net of sublease income of $35,000), and $485,000 (net of sublease income of $141,000) during the years ended December 28, 1996, December 27, 1997 and December 31, 1998.


11. COMMITMENTS AND CONTINGENCIES


     EMPLOYMENT CONTRACTS -- The Company is party to several employment contracts with its management. Such contracts are for varying periods and include restrictions on competition after termination. These agreements provide for salaries, bonuses and other benefits and also specify and delineate the granting of various stock options.


     LEGAL/LITIGATION MATTERS --On November 2, 1994, Armor entered into a consent order voluntarily settling Federal Trade Commission (the "FTC") charges that the Company engaged in false advertising. Under the consent order, the Company admitted no violations of law but agreed to establish a body armor replacement program under which persons who had purchased body armor between 1988 and 1990 would be identified and offered the chance to buy new replacement body

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)


armor at a reduced price. The consent order sets forth many detailed requirements governing the conduct of the replacement program, the retention of records and the avoidance of false or misleading advertising. Failure to comply with the requirements could make us liable for civil penalties. Armor continues to administer the body armor replacement program established under the FTC consent order.

     ANGOLAN OPERATIONS -- On January 16, 1998, ArmorGroup Services division ceased operations in the country of Angola. The cessation of operations in Angola was dictated by that government's decision to deport all of Armor's expatriate management and supervisors. As a result of the cessation of operations in Angola, our ArmorGroup Services division is involved in various disputes with SHRM S.A., its minority joint venture partner relating to the Angolan business. The Company believes that the likelihood of loss related to these disputes is possible and the maximum exposure to be approximately $500,000. SHRM has alleged that as a result of the cessation of operations, it has suffered damages of $5 million from lost business. In March 1999, Armor filed a claim of $16.1 million in the Commercial Court Nanterre in France against SHRM for actual and punitive damages from SHRM's violation of its obligations resulting from its agreement with us.

     SETTLEMENT -- During 1998 the Company settled a lawsuit with a previous seller. As a result of the settlement, the Company received shares of common stock that were previously issued to the seller and held in escrow pursuant to the purchase and escrow agreements. Accordingly, the Company recorded $1,788,000 of treasury stock based on the fair value of the Company's stock on the settlement date.

     OTHER -- In addition to the above, the Company, in the normal course of business, is subjected to claims and litigation in the areas of product and general liability. Management does not believe any of such claims will have a material impact on the Company's financial statements.


12. STOCKHOLDERS' EQUITY AND PREFERRED STOCK


     CONVERTIBLE PREFERRED STOCK -- In 1995 and 1996 the Company issued 1,700,000 shares of preferred stock. The Company elected to convert 242,851 and 1,214,292 shares, respectively, of preferred stock to common stock at $0.77 per share under conversion provisions calling for the issuance of common stock, the fair value of which represents 110% of the aggregate stated value of the preferred stock then subject to redemption.


     PREFERRED STOCK -- On July 16, 1996, the Company's shareholders authorized a series of preferred stock with such rights, privileges and preferences as the Board of Directors shall from time to time determine. The Company has not issued any of this preferred stock.

     ISSUANCE AND CONVERSION OF CONVERTIBLE DEBT -- On April 30, 1996, the Company completed a private placement of its 5% Convertible Subordinated Notes due April 30, 2001 (the "Notes") pursuant to which $11,500,000 aggregate principal amounts of Notes were sold by the Company.

     On December 18, 1996, the Notes were converted into 2,300,000 shares of common stock at a conversion price of $5.00 per share.

     STOCK OPTIONS AND GRANTS -- In 1994, the Company implemented an incentive stock plan and an outside directors' stock plan, which plans collectively provide for the granting to certain key employees of options to acquire the Company's common stock as well as providing for the grant of common stock to outside directors and to all full time employees. Pursuant to such plans, 1,050,000 shares of common stock were reserved and made available for distribution. The option prices of stock which may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

12. STOCKHOLDERS' EQUITY AND PREFERRED STOCK (CONTINUED)

     Effective January 19, 1996, all stock grants awarded under the 1994 incentive stock plan were accelerated and considered fully vested.


     During 1996, the Company implemented a new incentive stock plan and a new outside directors' stock plan. Pursuant to the new plans and subsequent amendments, 2,200,000 shares of common stock were reserved and made available for distribution.



     During 1998, the Company implemented a new non-qualified stock option plan. Pursuant to the new plan, 725,000 shares of common stock were reserved and made available for distribution.


     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation costs is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.



     If compensation cost for stock option grants had been determined based on the fair value on the grant dates for 1998, 1997 and 1996 consistent with the method prescribed by SFAS No. 123, the Company's net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:




                                                         1996        1997        1998
                                                       --------   ---------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                                    DATA)
Net earnings .......................   As reported      $ 689      $3,518      $8,596
                                       Pro forma        $ 477      $2,653      $7,844
Diluted earnings per share .........   As reported      $0.08      $ 0.21      $ 0.50
                                       Pro forma        $0.05      $ 0.18      $ 0.45



     Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998: dividend yield of 0%, expected volatility of 33% in 1996 and 1997 and 31.9% for 1998, risk-free interest rates of 5.93%, 6.00% and 5.50% for 1996, 1997 and 1998 respectively, and expected lives of 3 years.



     Outstanding options, consisting of ten-year incentive and non-qualified stock options, vest and become exercisable over a three year period from the date of grant. The outstanding options expire ten years from the date of grant or upon retirement from the Company, and are contingent upon continued employment during the applicable ten-year period.


     A summary of the status of stock option grants as of December 31, 1998 changes during the years ending on those dates is presented below:

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

12. STOCKHOLDERS' EQUITY AND PREFERRED STOCK (CONTINUED)



                                                                                   WEIGHTED AVERAGE
                                                                      OPTIONS       EXERCISE PRICE
                                                                   -------------  -----------------
  Outstanding at December 31, 1995 ..............................      783,500          $ 0.93
  Granted .......................................................    1,068,000            5.97
  Forfeited .....................................................      (26,467)           0.97
                                                                     ---------
  Outstanding at December 28, 1996 ..............................    1,825,033            3.88
  Granted .......................................................      485,000           10.36
  Exercised .....................................................     (217,332)           0.97
  Forfeited .....................................................      (51,701)           4.37
                                                                     ---------
  Outstanding at December 27, 1997 ..............................    2,041,000            5.69
  Granted .......................................................      286,450           10.32
  Exercised .....................................................     (148,582)           1.11
  Forfeited .....................................................     (101,667)          10.12
                                                                     ---------
  Outstanding at December 31, 1998 ..............................    2,077,201            6.46
  Options exercisable at December 31, 1998 ......................    1,262,751            7.54
  Weighted-average fair value of options granted during 1998 ....   $  347,685

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

12. STOCKHOLDERS' EQUITY AND PREFERRED STOCK (CONTINUED)


The following table summarizes information about stock options outstanding at December 31, 1998:






EXERCISE            OPTIONS       OPTIONS     REMAINING
PRICE             OUTSTANDING   EXERCISABLE     LIFE
---------------- ------------- ------------- ----------
$0.79 ..........      99,418        99,418   5.50
 0.97 ..........     175,666       175,666   5.70
 1.00 ..........      24,000        24,000   7.06
 1.05 ..........     206,000       206,000   6.50
 3.75 ..........     150,000       100,000   7.05
 6.06 ..........     150,000            --   7.60
 6.75 ..........      20,000        13,333   7.82
 7.19 ..........      74,000        49,333   7.75
 7.25 ..........      60,000        40,000   7.69
 7.38 ..........      15,000        10,000   7.71
 7.50 ..........     375,000       250,000   7.35
 7.81 ..........      10,000         3,333   8.07
 7.88 ..........       5,000         3,333   8.01
 8.00 ..........      75,000        50,000   7.95
 8.50 ..........      10,000         3,334   8.22
 9.00 ..........      10,000         3,334   8.28
 9.25 ..........     132,000            --   9.60
 9.88 ..........      16,667         6,667   9.36
 9.94 ..........       3,000            --   9.65
10.44 ..........     175,000       125,000   8.68
10.63 ..........      25,000            --   9.92
11.00 ..........     100,000       100,000   8.68
11.19 ..........      74,000                 9.93
11.88 ..........      20,000            --   9.42
12.00 ..........      50,000            --   8.68
12.25 ..........      22,450            --   9.58
                     -------       -------
 Total .........   2,077,201     1,262,751
                   =========     =========



     Remaining non-exercisable options as of December 31, 1998 become exercisable as follows:






  1999 ...................   588,483
  2000 ...................   130,485
  2001 ...................   95,482

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

12. STOCKHOLDERS' EQUITY AND PREFERRED STOCK (CONTINUED)


     EARNINGS PER SHARE -- The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for net income and net income available to common stockholders:






                                                           1996        1997        1998
                                                         --------   ---------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE
                                                                      DATA)
Numerator for basic and diluted earnings per share:
 Net income available to common shareholders .........    $  689     $ 3,158     $ 8,596
Denominator:
 Denominator for basic earnings per share weighted
   average shares ....................................     7,966      13,638      16,165
 Effect of dilutive securities:
 Effect of shares issuable under stock option and
   stock grant plans, based on the treasury stock
   method ............................................       819       1,074       1,189
 Effect of shares issuable under conversion of
   preferred stock ...................................        91          --          --
                                                          ------     -------     -------
 Dilutive potential common shares ....................       910       1,074       1,189
                                                          ------     -------     -------
 Denominator for diluted earnings per share --
   adjusted weighted-average shares ..................     8,876      14,712      17,354
                                                          ------     -------     -------
Basic earnings per share .............................    $ 0.09     $  0.23     $  0.53
                                                          ======     =======     =======
Diluted earnings per share ...........................    $ 0.08     $  0.21     $  0.50
                                                          ======     =======     =======


13. SUPPLEMENTAL CASH FLOW INFORMATION:





                                                                1996          1997          1998
                                                            -----------   -----------   ------------
                                                                         (IN THOUSANDS)
Cash paid (received) during the year for:
 Interest ...............................................    $    521      $    673      $     273
                                                             ========      ========      =========
 Income taxes . .........................................    $    (15)     $  1,506      $   4,724
                                                             ========      ========      =========
Noncash investing and financing activities:
 Issuance of stock under stock plan .....................    $    118      $    201      $     172
 Conversion of preferred stock to common stock ..........       1,214            --             --
 Conversion of convertible debt to common stock .........      10,633            --             --
Acquisitions (businesses, patents and trademarks):
 Fair value of assets acquired ..........................      25,573         5,294         10,578
 Goodwill ...............................................          --         4,731         11,732
 Liabilites assumed . ...................................      (6,535)       (5,218)       (10,072)
 Stock issued ...........................................      (6,460)       (1,200)        (3,746)
                                                             --------      --------      ---------
 Total cash paid ........................................    $ 12,578      $  3,607      $   8,492
                                                             ========      ========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

14. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES


     At December 27, 1997 and December 31, 1998, the Company had a 20% investment in Jardine Securicor Gurkha Services Limited for which the equity method of accounting for investments is used. The following summarizes significant financial information of these unconsolidated subsidiaries as of and for the twelve months ended December 27, 1997 and December 31, 1998.






                                    1997            1998
                               -------------   -------------
Total assets ...............    $3,303,000     $ 4,098,000
Retained earnings ..........    $  903,000     $ 1,212,000
Total revenues .............    $4,950,000     $24,731,000
Net income .................    $  482,000     $ 3,157,000



     Total revenues and net income disclosed in the 1997 column represents the Company's 20% share of total revenue and net income of the unconsolidated subsidiary, whereas the 1998 amounts reflect total revenues and net income.


15. INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES


     The Company is a leading global provider of security risk management services and products to multi-national corporations, governmental agencies and law enforcement personnel through two operating divisions -- ArmorGroup Services and Armor Holdings Products. The ArmorGroup Services division provides sophisticated security planning and risk management, electronic security systems integration, consulting and training services, as well as intellectual property asset protection, business intelligence and investigative services. The Armor Holdings Products division manufacturers and sells a broad range of high quality branded law enforcement equipment.


     The Company has invested substantial resources outside of the United States and plans to continue to do so in the future. Substantially all of the operations of the services segment is conducted in emerging markets in Africa, Asia and South America. These operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on the Company and its operating companies. The Company does not have political risk insurance in the countries in which it currently conducts business. Moreover, applicable agreements relating to the Company's interests in it operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for the Company to enforce its rights. Accordingly, the Company may have little or no recourse upon the occurrence of any of these developments.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

15. INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES (CONTINUED)


     Revenues and income from continuing operations for the years ended December 28, 1996, December 27, 1997 and December 31, 1998, were as follows:






                                               1996         1997         1998
                                            ----------   ----------   ----------
                                                       (IN THOUSANDS)
Revenues:
 Services ...............................    $12,956      $48,445      $51,563
 Products ...............................     18,011       29,869       45,644
                                             -------      -------      -------
   Total revenues .......................    $30,967      $78,314      $97,207
                                             =======      =======      =======
Income from operations:
 Services ...............................    $   658      $ 4,581      $ 6,140
 Products ...............................      1,680        3,651        8,223
                                             -------      -------      -------
   Total income from operations .........    $ 2,338      $ 8,232      $14,363
                                             =======      =======      =======
Total assets:
 Services ...............................    $20,799      $29,363      $41,531
 Products ...............................     21,669       29,418       45,470
 Corporate ..............................      7,062       16,706        7,352
                                             -------      -------      -------
   Total assets .........................    $49,530      $75,487      $94,353
                                             =======      =======      =======



     The following unaudited financial information with respect to sales to principal geographic areas for the years ended December 28, 1996, December 27, 1997 and December 31, 1998 is as follows:






                                      1996         1997          1998
                                   ----------   ----------   -----------
                                              (IN THOUSANDS)
Sales to unaffiliated customers:
 North America .................    $15,838      $23,574      $ 36,596
 South America .................      4,197       12,082        16,484
 Africa ........................      8,587       25,499        18,932
 Europe/Asia ...................      2,345       16,079        24,668
 Other .........................         --        1,080           527
                                    -------      -------      --------
   Total revenues ..............    $30,967      $78,314      $ 97,207
                                    -------      -------      --------
Operating profit:
 North America .................    $ 1,223      $ 2,212      $  7,358
 South America .................    $    67      $   738      $  2,747
 Africa ........................    $   605      $ 2,823      $  4,683
 Europe/Asia ...................    $   (74)     $ 1,206      $  1,105
 Other .........................         --      $   101      $    137
Total assets:
 North America .................    $28,731      $40,964      $ 47,881
 South America .................    $ 1,560      $ 2,847      $  4,477
 Africa ........................    $ 6,068      $ 7,944      $  4,892
 Europe/Asia ...................    $13,171      $23,732      $ 37,103

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

16. QUARTERLY RESULTS


     The following table presents summarized unaudited quarterly results of operations for the Company for fiscal 1997 and 1998. The Company believes all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.




                                                         FISCAL 1997
                                       ------------------------------------------------
                                         FIRST        SECOND       THIRD       FOURTH
                                        QUARTER      QUARTER      QUARTER      QUARTER
                                       ---------   -----------   ---------   ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue ............................    $14,750      $18,063      $22,124     $23,377
Gross profit .......................    $ 4,297      $ 4,834      $ 5,796     $ 5,949
Net income .........................    $   540      $  (696)     $ 1,618     $ 1,696
Basic earnings per share ...........    $  0.05      $ (0.05)     $  0.11     $  0.11
Diluted earnings per share .........    $  0.04      $ (0.05)     $  0.10     $  0.10




                                                        FISCAL 1998
                                       ----------------------------------------------
                                         FIRST       SECOND      THIRD       FOURTH
                                        QUARTER     QUARTER     QUARTER      QUARTER
                                       ---------   ---------   ---------   ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue ............................    $19,635     $22,833     $26,444     $28,295
Gross profit .......................    $ 6,034     $ 7,007     $ 8,604     $ 9,111
Net income .........................    $ 1,774     $ 1,835     $ 2,326     $ 2,661
Basic earnings per share ...........    $  0.11     $  0.11     $  0.14     $  0.16
Diluted earnings per share .........    $  0.10     $  0.11     $  0.14     $  0.15


17. EMPLOYEE BENEFIT PLANS


     In October 1997, the Company formed a 401(k) plan, (the "Plan") which provides for voluntary contributions by employees and allows for a discretionary contribution by the Company in the form of cash or stock. The Company did not make a discretionary contribution to the Plan in 1997 or 1998.


18. RELATED PARTY TRANSACTIONS

     The Company entered into the following transactions with related parties:

     (a) Purchases and Sales -- The Company subcontracts for certain security guard services with Alpha, Inc., wholly owned by a shareholder of the Company. In fiscal 1997 and 1998, security guard service fees of approximately $3,286,000 and $5,204,000 respectively, were paid to Alpha. At December 27, 1997 and December 31, 1998 the Company had outstanding payables to Alpha of approximately $377,000 and $341,000 respectively. These liabilities are included in accounts payable. At December 31, 1998, Alpha owed the Company approximately $291,000, which is included in accounts receivable.

     (b) Advances to Stockholders -- At December 31, 1998, the Company had an outstanding advance to a stockholder of the Company with a balance of approximately $1.7 million. This advance arose pursuant to the purchase agreement for CDR whereby the Company advanced the stockholder funds against the future sale of the underlying shares. This advance was non-interest bearing and was collateralized by the assignment of the shares underlying the agreement. This advance is shown on the balance sheet in prepaid expenses and other current assets. The stock was subsequently sold in January 1999 with all proceeds received by the Company.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES

18. RELATED PARTY TRANSACTIONS (CONTINUED)


     (c) On January 1, 1999 the Company entered into an agreement with Kanders & Company, Inc. to provide investment banking and financial advisory services to the Company. The specific details of such services and compensation to be paid to Kanders & Co. will be determined by the parties on a case by case basis. Warren B. Kanders, Chairman of the Board of the Company, is the sole stockholder of Kanders & Company, Inc.


     (d) In March 1999, the Company loaned to Stephen E. Croskey, President of the Company's Armor Holdings Products division, $111,000 in connection with his relocation to Jacksonville, Florida. After an initial 90-day grace period, the loan will bear interest at the prime rate as announced from time to time by NationsBank, N.A.


19. SUBSEQUENT EVENTS


     On February 12, 1999, the Company entered into a credit agreement with CIBC, Inc., NationsBank, N.A., First Union National Bank and SunTrust Bank, North Florida, N.A. as lenders, NationsBank, N.A., as documentation agent and Canadian Imperial Bank of Commerce, as administrative agent. According to the terms of the credit facility, several lenders established a five-year $60,000,000 line of credit for the Company. Indebtedness under the credit agreement is evidenced by (1) Five Year Revolving Credit Notes of up to $40,000,000 and (2) 364-Day Revolving Credit Notes of up to $20,000,000, convertible at the end of 364 days into four-year term notes. All borrowings under the credit facility will bear interest at either (1) the base rate, plus an applicable margin ranging from .125% to .375% depending on certain conditions, or (2) the eurodollar rate, plus an applicable margin ranging from 1.375% to 1.625% depending on certain conditions. In addition, the credit agreement provides that NationsBank, N.A. shall make swing-line loans of up to $5,000,000 to be used for working capital purposes. CIBC, Inc. and NationsBank, N.A. will also issue letters of credit of up to $5,000,000 to the Company.


     As part of the credit facility, all of the Company's direct and indirect domestic subsidiaries agreed to guarantee the Company's obligations under the credit facility pursuant to a guarantee by certain subsidiaries. The credit facility is secured by (1) a pledge of all of the issued and outstanding shares of stock of certain domestic subsidiaries of the Company pursuant to a pledge agreement and (2) a pledge of 65% of the issued and outstanding shares of the Company's foreign subsidiary, Armor Holdings Limited, organized under the laws of England and Wales.


     On February 24, 1999, the Company announced that it signed a letter of intent to acquire all of the outstanding stock of Safariland Ltd., Inc., a leading U.S. manufacturer of law enforcement equipment based in Ontario, California. The purchase price of approximately $41 million, subject to certain adjustments, will consist of $37 million in cash and the balance in the Company's stock, plus the assumption of $5.2 million of indebtedness.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Safariland Ltd., Inc.



     We have audited the accompanying consolidated balance sheets of Safariland Ltd., Inc. (the Company) as of September 30, 1997 and 1998, and the related consolidated statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Safariland Ltd., Inc. as of September 30, 1997 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        Ernst & Young LLP
Riverside, California
December 10, 1998, except for Note 11,
 as to which the date is February 24, 1999

                             SAFARILAND LTD., INC.

                          CONSOLIDATED BALANCE SHEETS




                                                                              SEPTEMBER 30,
                                                                    ---------------------------------
                                                                          1997              1998
                                                                    ---------------   ---------------
ASSETS
Current assets:
 Cash and cash equivalents ......................................    $     35,000      $         --
 Receivables, net:
   Trade, less allowance for doubtful accounts of $51,000 in 1997
    and $30,000 in 1998 .........................................       6,654,000         6,202,000
   Other ........................................................         257,000           365,000
   Note receivable ..............................................              --           316,000
 Inventories, net ...............................................       4,235,000         3,555,000
 Prepaid expenses ...............................................         505,000           642,000
 Income tax receivable ..........................................         459,000           565,000
 Deferred taxes .................................................         338,000           959,000
                                                                     ------------      ------------
Total current assets ............................................      12,483,000        12,604,000
Equipment and leasehold improvements, net .......................       3,783,000         3,733,000
Investments and other assets ....................................       1,661,000         1,459,000
Note receivable -- employee .....................................         108,000           168,000
Notes receivable ................................................              --           235,000
Deferred taxes ..................................................         684,000           145,000
                                                                     ------------      ------------
Total assets ....................................................    $ 18,719,000      $ 18,344,000
                                                                     ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...............................................    $  1,911,000      $  1,781,000
 Accrued expenses ...............................................       1,664,000         1,976,000
 Line-of-credit .................................................       2,954,000         1,741,000
 Cash overdraft .................................................              --           709,000
 Current portion of long-term debt ..............................         377,000           378,000
 Current portion of deferred compensation .......................          29,000            31,000
                                                                     ------------      ------------
Total current liabilities .......................................       6,935,000         6,616,000
Long-term liabilities, less current portion:
 Notes payable ..................................................       1,964,000         1,568,000
 Accrued rent expense ...........................................         277,000           261,000
 Deferred compensation ..........................................         544,000           514,000
                                                                     ------------      ------------
Total liabilities ...............................................       9,720,000         8,959,000
Commitments and contingencies
Stockholders' equity:
 Common stock, no par value:
   Authorized shares -- 2,000,000 ...............................
   Issued and outstanding shares -- 219,804 .....................         272,000           272,000
 Preferred stock, no par value:
   Authorized shares -- 100,000 .................................
   Issued and outstanding shares -- 12,000 ......................       1,200,000         1,200,000
 Additional paid-in capital .....................................         100,000           100,000
 Notes receivable from stockholders .............................        (215,000)         (215,000)
 Retained earnings ..............................................       7,642,000         8,028,000
                                                                     ------------      ------------
Total stockholders' equity ......................................       8,999,000         9,385,000
                                                                     ------------      ------------
Total liabilities and stockholders' equity ......................    $ 18,719,000      $ 18,344,000
                                                                     ============      ============


                            See accompanying notes.

                             SAFARILAND LTD., INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS





                                                                    YEAR ENDED SEPTEMBER 30,
                                                                ---------------------------------
                                                                      1997              1998
                                                                ---------------   ---------------
Net sales ...................................................    $ 46,275,000      $ 45,283,000
Cost of goods sold ..........................................      28,110,000        26,209,000
                                                                 ------------      ------------
Gross profit ................................................      18,165,000        19,074,000
Operating expenses:
 Sales and marketing ........................................       6,677,000         7,007,000
 General and administrative .................................       7,395,000         8,184,000
 Research and development ...................................       2,448,000         2,215,000
 Shipping ...................................................       1,191,000         1,309,000
                                                                 ------------      ------------
                                                                   17,711,000        18,715,000
                                                                 ------------      ------------
Operating income ............................................         454,000           359,000
Other income (expense):
 Interest expense, net ......................................        (384,000)         (482,000)
 Equity in net income (loss) of Safariland Graphics .........          89,000           (16,000)
 Other ......................................................         398,000           473,000
                                                                 ------------      ------------
                                                                      103,000           (25,000)
                                                                 ------------      ------------
Income before income taxes ..................................         557,000           334,000
Income tax (benefit) expense ................................         159,000          (166,000)
                                                                 ------------      ------------
Net income ..................................................         398,000           500,000
Dividends paid ..............................................        (114,000)         (114,000)
                                                                 ------------      ------------
Net income available to common stockholders .................         284,000           386,000
Retained earnings at beginning of period ....................       7,358,000         7,642,000
                                                                 ------------      ------------
Retained earnings at end of period ..........................    $  7,642,000      $  8,028,000
                                                                 ============      ============
Earnings per common share ...................................    $       1.29      $       1.76
                                                                 ============      ============
Average common shares outstanding ...........................         219,804           219,804


                            See accompanying notes.

                             SAFARILAND LTD., INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                        YEAR ENDED SEPTEMBER 30,
                                                                    ---------------------------------
                                                                          1997              1998
                                                                    ---------------   ---------------
OPERATING ACTIVITIES:
Net income ......................................................    $    398,000      $    500,000
Adjustments to reconcile net income to net cash provided by (used
 in) operating activities:
   Depreciation and amortization ................................         715,000           661,000
   Gain on disposal of equipment ................................              --           (39,000)
   Deferred taxes ...............................................         605,000           (82,000)
   Provision for doubtful accounts ..............................          49,000            58,000
   Equity in net loss (income) of Safariland Graphics ...........         (89,000)           16,000
   Change in assets and liabilities:
    (Increase) decrease in trade receivables ....................      (1,867,000)           78,000
    (Increase) decrease in other receivables ....................          54,000          (108,000)
    Increase in note receivable -- employee .....................        (272,000)          (60,000)
    (Increase) decrease in inventories ..........................      (1,129,000)          680,000
    Increase in prepaid expenses ................................        (111,000)         (137,000)
    Increase in income tax receivable ...........................         (38,000)         (106,000)
    Increase in deposits ........................................         (60,000)          (28,000)
    Increase (decrease) in accounts payable .....................          17,000          (130,000)
    Increase (decrease) in accrued expenses .....................        (625,000)          312,000
    Other, net ..................................................        (623,000)          (35,000)
                                                                     ------------      ------------
Net cash provided by (used in) operations .......................      (2,976,000)        1,580,000
INVESTING ACTIVITIES:
Purchase of trademarks and patents ..............................         (56,000)          (71,000)
Purchase of property and equipment ..............................      (1,731,000)         (740,000)
Cash received from sale of fixed assets .........................              --           214,000
Increase in cash surrender value of life insurance ..............          (1,000)           (5,000)
                                                                     ------------      ------------
Net cash provided by (used in) investing activities .............      (1,788,000)         (602,000)
FINANCING ACTIVITIES:
Net borrowings (payments) on line of credit .....................       5,976,000        (1,213,000)
Principal payments on notes payable .............................      (2,285,000)         (395,000)
Cash dividends paid .............................................        (114,000)         (114,000)
                                                                     ------------      ------------
Net cash used in financing activities ...........................       3,577,000        (1,722,000)
                                                                     ------------      ------------
Decrease in cash ................................................      (1,187,000)         (744,000)
Cash and cash equivalents at beginning of year ..................       1,222,000            35,000
Cash and cash equivalents (overdraft) at end of year ............    $     35,000      $   (709,000)
                                                                     ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ..........................................    $    428,000      $    524,000
                                                                     ============      ============
Cash paid for income taxes ......................................    $    140,000      $    127,000
                                                                     ============      ============


     During 1998, the Company converted an accounts receivable from a customer to a note receivable of $316,000 (interest of 8.5% and due December 31, 1998) in a noncash transaction. In addition, the Company exchanged its investment in Safariland Graphics for a note receivable of $235,000 in a noncash transaction.




                            See accompanying notes.

                             SAFARILAND LTD., INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1998


1. ACCOUNTING POLICIES


NATURE OF BUSINESS


     Safariland Ltd., Inc. (the Company) manufactures and markets law enforcement duty gear and body armor on an international basis. Additionally, the Company's automotive division serves as an original equipment manufacturer of a variety of sewn and molded products for the automotive industry.


     Established in 1964, the Company maintains its corporate headquarters and primary manufacturing facilities in Ontario, California.


PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Safariland Government Sales, Inc., and Safariland International, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.


CASH AND CASH EQUIVALENTS


     Cash equivalents include all highly liquid investments with an original maturity of three months or less.


CASH CONCENTRATION


     The Company has checking and money market deposits in one bank which exceed the federally insured limits.


INVENTORIES


     Inventories are stated at the lower of cost (first-in, first-out method) or market.


INVESTMENTS


     The investment in Safariland Graphics (a California partnership), a joint venture between Safariland Ltd., Inc. and the Stewart Co., is accounted for on the equity method and represents the Company's 50% interest in the joint venture. Total assets of Safariland Graphics as of September 30, 1997 were approximately $654,000, and net sales for the years ended September 30, 1997 was approximately $1,655,000.


     Effective May 29, 1998, the net assets of Safariland Graphics were sold to VISCO, a newly formed limited liability company, in exchange for a note receivable in the amount of $235,000 (interest of 6% and due December 31, 2005) which was outstanding at December 31, 1998. This transaction did not result in any gain or loss.

                             SAFARILAND LTD., INC.

1. ACCOUNTING POLICIES (CONTINUED)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are recorded at cost. Depreciation is provided primarily by the straight-line method over the following estimated useful lives of the asset:




                                         YEARS
                                       --------
     Automobiles and trucks .......... 5
     Leasehold improvements .......... 7 -- 31
     Furniture and fixtures .......... 5 -- 10
     Equipment ....................... 5 -- 11
     Molds and dies .................. 3 -- 6
     Airplanes ....................... 5 -- 12

     Improvements to leased properties are amortized over the lesser of the remaining term of the lease or the estimated life of the assets.


INTANGIBLES

     Patents, included in investments and other assets, are amortized using the straight-line method over a useful life of ten to nineteen years.


INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates.


REVENUE RECOGNITION


     The Company records sales upon shipment of product. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company offers a diversity of products over a broad geographic base and is not dependent on any single customer, market or geographic area.



ADVERTISING EXPENSE


     Advertising costs are expensed as incurred. Advertising expense was approximately $944,000 and $1,032,000 for the years ended September 30, 1997 and 1998, respectively.



USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


RECLASSIFICATION

     Certain amounts for 1997 have been reclassified to conform to the 1998 financial statement presentation.

                             SAFARILAND LTD., INC.

2. ACCOUNTS RECEIVABLE ALLOWANCES


     Changes in the accounts receivable allowance are as follows for the year ended:





                                                      1997            1998
                                                 -------------   -------------
       Balance at beginning of period ..........  $  100,000      $   51,000
       Charged to costs and expenses ...........      49,000          58,000
       Deductions from reserves ................     (98,000)        (79,000)
                                                  ----------      ----------
       Balance at end of period ................  $   51,000      $   30,000
                                                  ==========      ==========


3. INVENTORIES


     Inventories consist of the following components as of September 30:





                                                                 1997            1998
                                                            -------------   -------------
       Raw materials ......................................  $2,686,000      $1,937,000
       Work in process ....................................     183,000         385,000
       Finished goods .....................................   1,780,000       1,337,000
                                                             ----------      ----------
                                                              4,649,000       3,659,000
       Less allowances for slow-moving inventory ..........     414,000         104,000
                                                             ----------      ----------
                                                             $4,235,000      $3,555,000
                                                             ==========      ==========


4. INVESTMENTS AND OTHER ASSETS


     Investments and other assets consist of the following components as of September 30:





                                                                       1997            1998
                                                                  -------------   -------------
       Cash surrender value of life insurance ...................  $  123,000      $  128,000
       Investment in Safariland Graphics joint venture ..........     252,000              --
       Deposits, including a rent deposit with a related party
        of $195,000 at September 30, 1997 and 1998 ..............     303,000         331,000
       Patents, net of accumulated amortization of $462,000
        and $507,000 at September 30, 1997 and 1998,
        respectively ............................................     316,000         318,000
       Other ....................................................     667,000         682,000
                                                                   ----------      ----------
                                                                   $1,661,000      $1,459,000
                                                                   ==========      ==========


5. EQUIPMENT AND LEASEHOLD IMPROVEMENTS


     Equipment and leasehold improvements consist of the following components as of September 30:

                                                     1997            1998
                                                -------------   -------------
       Automobiles and trucks .................  $  159,000      $  159,000
       Leasehold improvements .................     848,000       1,122,000
       Furniture and fixtures .................     537,000         540,000
       Equipment ..............................   3,733,000       4,045,000
       Molds and dies .........................     537,000         588,000
       Airplanes ..............................     771,000         448,000
                                                 ----------      ----------
                                                  6,585,000       6,902,000
       Less accumulated depreciation ..........   2,802,000       3,169,000
                                                 ----------      ----------
                                                 $3,783,000      $3,733,000
                                                 ==========      ==========

                             SAFARILAND LTD., INC.

6. LINE OF CREDIT AND NOTES PAYABLE


LINE OF CREDIT


     The Company has a line-of-credit facility which provides for borrowings up to $5,000,000 at the bank's prime rate with a LIBOR rate option. The line-of-credit agreement expires on March 2, 2000. At September 30, 1998, amounts outstanding on the line-of-credit were $741,000 at the bank's prime rate (8.5% at September 30, 1998) and $1,000,000 at LIBOR plus 2.125% (7.5% at
September 30, 1998) and $3,259,000 was available for borrowing. The line-of-credit is collateralized by substantially all of the Company's assets. The weighted average interest rate was 7.4% and 8.5% for 1997 and 1998, respectively.



NOTES PAYABLE

     Notes payable at September 30 is as follows:





                                                                       1997             1998
                                                                  --------------   --------------
       Term notes, due in equal monthly principal payments
        aggregating $29,000 through August 2, 2003, plus
        interest at LIBOR plus 2.375% (approximately
        8.1% at September 30, 1998). The notes are secured
        by substantially all of the Company's assets. .........    $ 2,060,000      $ 1,692,000
       Contract payable, due in equal monthly payments of
        $4,000 through August 31, 2005, including interest
        at 9.2%, secured by patents with a carrying value of
        $22,000. ..............................................        281,000          254,000
                                                                   -----------      -----------
                                                                     2,341,000        1,946,000
       Less current maturities ................................        377,000          378,000
                                                                   -----------      -----------
                                                                   $ 1,964,000      $ 1,568,000
                                                                   ===========      ===========


     At September 30, 1998, the principal maturities for long-term debt are due as follows:





YEARS ENDING SEPTEMBER 30,               AMOUNT
----------------------------------   -------------
       1999 ......................    $  378,000
       2000 ......................       380,000
       2001 ......................       383,000
       2002 ......................       387,000
       2003 ......................       361,000
       Years thereafter ..........        57,000
                                      ----------
                                      $1,946,000
                                      ==========


     The line of credit and term notes contain restrictive covenants, including the maintenance of certain levels of working capital and tangible net worth. The Company was in compliance with these covenants at September 30, 1998.


7. LEASE AGREEMENTS, RENT EXPENSE, RELATED PARTY TRANSACTIONS


     The Company leases its manufacturing and distribution facilities under an operating lease agreement with a related party, NAP Properties Ltd., a California Limited Partnership. It is the Company's intent to continue the lease through 2014, however, due to matters discussed in Note 11,

                             SAFARILAND LTD., INC.

7. LEASE AGREEMENTS, RENT EXPENSE, RELATED PARTY TRANSACTIONS (CONTINUED)

the lease has only been extended through December 2000. The lease requires monthly payments of approximately $53,000. The Company has other operating leases, with aggregate monthly rentals totaling approximately $7,000 as of September 30, 1998. These lease agreements contain provisions which require the Company to pay for normal maintenance and property taxes. For purposes of the minimum rental commitments disclosed below, the Company's intent to continue the lease through 2014 has been presented. The Company is guarantor for NAP Properties Ltd. for certain Industrial Development Bonds which mature through August 2014. The balance of such debt at September 30, 1998 was $3,700,000. Therefore, the Company is treating this lease of the facility with NAP Properties as if it expires in August 2014.



     The lease agreement with NAP Properties Ltd. requires varied monthly payments, however, the Company recognizes rent expense on a straight-line basis. The cumulative amount of rent expense recognized by the Company from inception of the lease through September 30, 1997 and 1998 exceeded actual cash payments by $277,000 and $261,000, respectively. This amount is reflected as a long-term liability on the balance sheet. Total rental expense included in the statement of income was approximately $715,000 and $743,000 for 1997 and 1998, respectively. Total rental expense to related parties was approximately $635,000 in 1997 and 1998.



     The minimum rental commitment at September 30, 1998 is as follows:





                              RELATED PARTY       OTHER
YEARS ENDING SEPTEMBER 30,        AMOUNT         AMOUNT          TOTAL
---------------------------- ---------------   ----------   --------------
1999 .......................   $   635,000      $ 37,000     $   672,000
2000 .......................       635,000        29,000         664,000
2001 .......................       635,000        29,000         664,000
2002 .......................       635,000        29,000         664,000
2003 .......................       635,000         7,000         642,000
Years thereafter ...........     6,977,000            --       6,977,000
                               -----------      --------     -----------
                               $10,152,000      $131,000     $10,283,000
                               ===========      ========     ===========


     Note receivable -- employee and notes receivable from stockholders are due on December 31, 2010, including interest at 6.1%.


8. EMPLOYEE BENEFIT PLANS


INCENTIVE AND BONUS PLANS



     The Company has various incentive and bonus programs for a substantial number of employees. The amount of the payments for these programs are at the discretion of the Company's Executive Committee. The Company expended $256,000 and $828,000 for these programs during 1997 and 1998, respectively.



401(K) PLAN



     The Company has a qualified retirement savings plan for all qualified employees which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company matches 25% of the first 4% of the employees' contributions. The Company's contributions to the plan were approximately $42,000 and $55,000 for 1997 and 1998, respectively.

                             SAFARILAND LTD., INC.

9. INCOME TAXES

     Components of income tax expense (benefit) charged to operations for the year ended September 30 are summarized as follows:





                                 1997             1998
                            --------------   -------------
  Current:
  Federal ...............     $ (446,000)     $  (57,000)
  State .................             --         (27,000)
                              ----------      ----------
                              $ (446,000)     $  (84,000)
                              ==========      ==========

  Deferred:
  Federal ...............     $1,140,000      $  (13,000)
  State .................       (535,000)        (69,000)
                              ----------      ----------
                                 605,000         (82,000)
                              ----------      ----------
                              $  159,000      $ (166,000)
                              ==========      ==========


     A reconciliation of the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to income before income taxes at September 30 are as follows:





                                                                  1997            1998
                                                             -------------   -------------
       Federal tax at statutory rate of 34% ..............    $  189,000      $  114,000
       State tax expense net of federal benefit ..........        33,000          19,000
       Tax credits .......................................      (141,000)       (216,000)
       Nondeductible items ...............................        28,000          43,000
       Other .............................................       (50,000)       (126,000)
                                                              ----------      ----------
                                                              $  159,000      $ (166,000)
                                                              ==========      ==========


     Deferred tax assets (liabilities) consists of the following at September
30:





                                                          1997             1998
                                                     --------------   -------------
       Allowance for bad debts ...................     $   21,000      $   12,000
       Inventory .................................        234,000         111,000
       Accrued expenses ..........................        291,000         381,000
       Deferred compensation .....................        230,000         218,000
       Net operating loss carryforwards ..........         37,000         157,000
       Depreciation and amortization .............         27,000        (206,000)
       Tax credits ...............................        232,000         448,000
       Investment in joint venture ...............        (55,000)        (16,000)
       Other .....................................          5,000          (1,000)
                                                       ----------      ----------
                                                       $1,022,000      $1,104,000
                                                       ==========      ==========


     The Company has a net operating loss carryforward (NOL) at September 30, 1998 of approximately $297,000 and $966,000, expiring in 2018 and 2000 to 2003, for federal and state, respectively.

     Although there can be no assurances as to future taxable income of the Company, the Company believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize the deferred income tax assets.

                             SAFARILAND LTD., INC.

10. COMMITMENTS AND CONTINGENCY


LICENSE AGREEMENTS



     The Company licenses products from third-party licensers and pays a royalty based on sales of the licensed products. Two license agreements require the Company to guarantee a minimum amount of royalties. In a third agreement, the Company pays royalties associated with a patent. The Company incurred royalty expenses of $577,000 and $551,000 for 1997 and 1998, respectively.



     Future minimum royalty payments under these agreements are as follows:





YEARS ENDING SEPTEMBER 30,             AMOUNT
----------------------------------   ----------
       1999 ......................    $ 30,000
       2000 ......................      30,000
       2001 ......................      30,000
       2002 ......................      30,000
       2003 ......................      30,000
       Years thereafter ..........     150,000
                                      --------
                                      $300,000
                                      ========


DEFERRED COMPENSATION AGREEMENT



     The Company has deferred compensation and consulting agreements with a former officer which calls for monthly payments of $6,477 through December 2009. As of September 30, 1997 and 1998, the present value of the Company's obligation for these agreements was $573,000 and $545,000, respectively.


11. SUBSEQUENT EVENT


     In February 1999, the Company signed a letter of intent to sell 100% of its stock to a third party. The proposed sale is subject to the terms and conditions of a definitive agreement which both parties expect to be completed on or before March 31, 1999.

                             SAFARILAND LTD., INC.

                          CONSOLIDATED BALANCE SHEETS






                                                                         SEPTEMBER 30,      DECEMBER 31,
                                                                              1998              1998
                                                                        ---------------   ---------------
ASSETS                                                                                      (UNAUDITED)
Current assets:
 Receivables, net:
   Trade, less allowance for doubtful accounts of $30,000 and
    $36,000 at September 30 and December 31, 1998, respectively .....    $  6,202,000      $  5,858,000
   Other ............................................................         365,000           400,000
   Note receivable ..................................................         316,000            60,000
 Inventories, net ...................................................       3,555,000         4,010,000
 Prepaid expenses ...................................................         642,000           868,000
 Income tax receivable ..............................................         565,000           515,000
 Deferred taxes .....................................................         959,000           959,000
                                                                         ------------      ------------
Total current assets ................................................      12,604,000        12,670,000
Equipment and leasehold improvements, net ...........................       3,733,000         3,726,000
Investments and other assets ........................................       1,459,000         1,544,000
Note receivable -- employee .........................................         168,000           172,000
Notes receivable ....................................................         235,000           235,000
Deferred taxes ......................................................         145,000           145,000
                                                                         ------------      ------------
Total assets ........................................................    $ 18,344,000      $ 18,492,000
                                                                         ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...................................................    $  1,781,000      $  1,530,000
 Accrued expenses ...................................................       1,976,000         1,170,000
 Line-of-credit .....................................................       1,741,000         2,784,000
 Cash overdraft .....................................................         709,000           856,000
 Current portion of long-term debt ..................................         378,000           378,000
 Current portion of deferred compensation ...........................          31,000            31,000
                                                                         ------------      ------------
Total current liabilities ...........................................       6,616,000         6,749,000
Long-term liabilities, less current portion:
 Notes payable ......................................................       1,568,000         1,474,000
 Accrued rent expense ...............................................         261,000           256,000
 Deferred compensation ..............................................         514,000           493,000
                                                                         ------------      ------------
Total liabilities ...................................................       8,959,000         8,972,000
Commitments and contingencies
Stockholders' equity:
 Common stock, no par value:
   Authorized shares -- 2,000,000
   Issued and outstanding shares -- 219,804 .........................         272,000           272,000
 Preferred stock, no par value:
   Authorized shares -- 100,000
   Issued and outstanding shares -- 12,000 ..........................       1,200,000         1,200,000
 Additional paid-in capital .........................................         100,000           100,000
 Notes receivable from stockholders .................................        (215,000)         (129,000)
 Retained earnings ..................................................       8,028,000         8,077,000
                                                                         ------------      ------------
Total stockholders' equity ..........................................       9,385,000         9,520,000
                                                                         ------------      ------------
Total liabilities and stockholders' equity ..........................    $ 18,344,000      $ 18,492,000
                                                                         ============      ============


                            See accompanying notes.

                             SAFARILAND LTD., INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND RETAINED EARNINGS (UNAUDITED)




                                                                      THREE MONTHS ENDED
                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                     1997              1998
                                                               ---------------   ---------------
Net sales ..................................................    $ 10,515,000      $ 11,170,000
Cost of goods sold .........................................       6,330,000         6,509,000
                                                                ------------      ------------
Gross profit ...............................................       4,185,000         4,661,000
Operating expenses:
 Sales and marketing .......................................       1,804,000         1,600,000
 General and administrative ................................       1,850,000         1,966,000
 Research and development ..................................         571,000           493,000
 Shipping ..................................................         269,000           409,000
                                                                ------------      ------------
                                                                   4,494,000         4,468,000
                                                                ------------      ------------
Operating income (loss) ....................................        (309,000)          193,000
Other income (expense):
 Interest expense, net .....................................        (142,000)          (73,000)
 Equity in net income of Safariland Graphics ...............          34,000                --
 Other .....................................................          44,000             7,000
                                                                ------------      ------------
                                                                     (64,000)          (66,000)
                                                                ------------      ------------
Income (loss) before income taxes ..........................        (373,000)          127,000
Income tax (benefit) expense ...............................        (149,000)           50,000
                                                                ------------      ------------
Net income (loss) ..........................................        (224,000)           77,000
Dividends ..................................................         (28,000)          (28,000)
                                                                ------------      ------------
Net income (loss) available to common stockholders .........        (252,000)           49,000
Retained earnings at beginning of period ...................       7,642,000         8,028,000
                                                                ------------      ------------
Retained earnings at end of period .........................    $  7,390,000      $  8,077,000
                                                                ============      ============
Earnings (loss) per common share ...........................    $      (1.15)     $       0.22
                                                                ============      ============
Average common shares outstanding ..........................         219,804           219,804
                                                                ============      ============

                            See accompanying notes.

                             SAFARILAND LTD., INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)




                                                                                THREE MONTHS ENDED
                                                                                   DECEMBER 31,
                                                                         ---------------------------------
                                                                               1997              1998
                                                                         ---------------   ---------------
OPERATING ACTIVITIES:
Net income (loss) ....................................................     $  (224,000)     $     77,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
 Depreciation and amortization .......................................         171,000           203,000
 Provision for doubtful accounts .....................................              --             6,000
 Equity in net income of Safariland Graphics .........................         (34,000)               --
 Change in assets and liabilities:
   (Increase) decrease in trade receivables ..........................        (152,000)          338,000
   (Increase) decrease in other receivables ..........................           3,000           (35,000)
   Decrease in note receivable -- employee ...........................          (5,000)           (4,000)
   (Increase) decrease in inventories ................................         446,000          (455,000)
   (Increase) in prepaid expenses ....................................          65,000          (226,000)
   Decrease (increase) in income tax receivable ......................        (184,000)           50,000
   Decrease in accounts payable ......................................        (406,000)         (251,000)
   Decrease in accrued expenses ......................................        (382,000)         (806,000)
   Other, net ........................................................         (90,000)         (100,000)
                                                                           -----------      ------------
Net cash used in operations ..........................................        (792,000)       (1,203,000)
INVESTING ACTIVITIES:
Purchase of property and equipment ...................................        (374,000)         (206,000)
Cash received from sale of fixed assets ..............................         214,000                --
Decrease in note receivable ..........................................              --           256,000
Increase in cash surrender value of life insurance ...................              --            (1,000)
                                                                           -----------      ------------
Net cash used in investing activities ................................        (160,000)           49,000
FINANCING ACTIVITIES:
Net borrowings on line of credit .....................................         553,000         1,043,000
Principal payments on notes payable ..................................         (95,000)          (94,000)
Dividends ............................................................         (28,000)          (28,000)
Proceeds from notes receivable from stockholders .....................              --            86,000
                                                                           -----------      ------------
Net cash provided by financing activities ............................         430,000         1,007,000
                                                                           -----------      ------------
Net change in cash overdraft .........................................        (522,000)         (147,000)
Cash and cash equivalents (overdraft) at beginning of period .........          35,000          (709,000)
                                                                           -----------      ------------
Cash overdraft at end of period ......................................     $  (487,000)     $   (856,000)
                                                                           ===========      ============

                             SAFARILAND LTD., INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1998


1. BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position of Safariland Ltd., Inc. (the "Company") as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the three months ended December 31, 1997 and 1998. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's latest financial statements. The operating results for the three months ended December 31, 1997 and 1998 are not necessarily indicative of the results of operations for a full year.



2. INVENTORIES


     Inventories consist of the following components as of:





                                                           SEPTEMBER 30,      DECEMBER 31,
                                                                1998              1998
                                                          ---------------   ---------------
     Raw materials ....................................     $ 1,937,000       $ 2,499,000
     Work in process ..................................         385,000           445,000
     Finished goods ...................................       1,337,000         1,142,000
                                                            -----------       -----------
                                                              3,659,000         4,086,000
     Less allowance for slow-moving inventory .........        (104,000)          (76,000)
                                                            -----------       -----------
                                                            $ 3,555,000       $ 4,010,000
                                                            ===========       ===========


3. USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


4. SUBSEQUENT EVENT



     In February 1999, the Company signed a letter of intent to sell 100% of its stock to a third party. The proposed sale is subject to the terms and conditions of a definitive agreement which both parties expect to be completed on or before March 31, 1999.


     In March 1999, the Company was notified by one of its customers that due to deteriorating operating results and reduced cash flows and its filing under Chapter 11 of the bankruptcy code that they would not be able to repay all amounts owed to the Company. At September 30, 1998, and December 31, 1998, amounts due from this customer were approximately $80,000 and $488,000, respectively. Accordingly, the Company has reserved 100% of the amounts due from this customer in March 1999, as it relates to these outstanding balances.

                     [Pictures of certain of our products]

                               7,250,000 SHARES



                               [GRAPHIC OMITTED]

                              ARMOR HOLDINGS, INC.


                                 COMMON STOCK



                     -------------------------------------
                                  PROSPECTUS

                                         , 1999
                    -------------------------------------

                                LEHMAN BROTHERS


                           BEAR, STEARNS & CO. INC.


                         SUNTRUST EQUITABLE SECURITIES


                            WARBURG DILLON READ LLC

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

                    [ALTERNATE COVER PAGE -- INTERNATIONAL]


                     SUBJECT TO COMPLETION, APRIL 14, 1999


PROSPECTUS



                                7,250,000 SHARES


                               [GRAPHIC OMITTED]


                              ARMOR HOLDINGS, INC.



                                  COMMON STOCK



--------------------------------------------------------------------------------

Armor Holdings, Inc. is offering 6,125,000 shares. Selling stockholders are offering 1,125,000 shares. Of the

7,250,000 shares being offered, 5,800,000 shares are initially being offered in the United States and Canada and 1,450,000 shares are initially being offered outside the United States and Canada.


The shares are listed on the American Stock Exchange under the symbol "ABE." The last reported sales price of our shares on the American Stock Exchange on April 12, 1999 was $12.6875 per share. We intend to list our common stock on the New York Stock Exchange under the symbol "AH" simultaneously with the consummation of this offering.


     Investing in the shares involves risks. Risk Factors begin on page 6.





                                             PER SHARE     TOTAL
                                            ----------- -----------
Public Offering Price .....................  $           $
Underwriting Discount .....................  $           $
Proceeds to Armor Holdings. ...............  $           $
Proceeds to Selling Stockholders ..........  $           $


Armor Holdings and the selling stockholders have also granted the underwriters the right to purchase up to an additional 1,087,500 shares within 30 days to cover over-allotments of which 720,295 shares will be sold by Armor Holdings and 367,205 shares will be sold by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Lehman Brothers expects to deliver the shares on or about       , 1999.


--------------------------------------------------------------------------------

LEHMAN BROTHERSBEAR, STEARNS INTERNATIONAL LIMITED



                         SUNTRUST EQUITABLE SECURITIES


                                                            WARBURG DILLON READ


     , 1999

                 [ALTERNATE BACK COVER PAGE -- INTERNATIONAL]





                               7,250,000 SHARES




                               [GRAPHIC OMITTED]


                              ARMOR HOLDINGS, INC.

                                 COMMON STOCK



                     -------------------------------------
                                  PROSPECTUS

                                         , 1999
                    -------------------------------------

                                LEHMAN BROTHERS



                      BEAR, STEARNS INTERNATIONAL LIMITED


                         SUNTRUST EQUITABLE SECURITIES


                              WARBURG DILLON READ

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Our expenses in connection with the offering of the shares of common stock described in this registration statement are set forth below. No expenses will be borne by the Selling Stockholders. All amounts except the Securities and Exchange Commission registration fee are estimated.




Securities and Exchange Commission registration fee .........    $   31,435.50
NASD registration fee .......................................    $   11,807.73
Blue Sky fees and expenses ..................................    $   15,000.00
Printing and engraving expenses .............................    $  275,000.00
Legal fees and expenses .....................................    $  550,000.00
Accounting fees and expenses ................................    $  250,000.00
Transfer agent fees and expenses ............................    $   25,000.00
New York Stock Exchange listing fee .........................    $  180,000.00
Miscellaneous ...............................................    $  261,756.80
                                                                 -------------
Total .......................................................    $1,600,000.00
                                                                 =============



----------
* To be supplied by amendment.




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, our Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to us or to our stockholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of Armor Holdings and its stockholders (through stockholders' derivative suits on behalf of Armor Holdings) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     Our Charter provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director, officer, employee or agent of Armor Holdings or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Charter also provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the our right to procure a judgment in our favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Armor Holdings unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


     The Charter also provides that to the extent that one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Charter shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not we would have the power to indemnify him against such liabilities under the provisions of Section 145 of the DGCL.


ITEM 16. EXHIBITS.





 EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
------------- ----------------------------------------------------------------------------------------
  **1.1       Form of Underwriting Agreement.
   +2.1       Order confirming Debtor's Third Amended and Restated Plan of Reorganization with the
              Third Amended and Restated Plan of Reorganization attached thereto (incorporated by reference from Exhibit 2 to our Form 8-K, Current Report, dated October 1, 1993).
   +2.2       Asset Purchase Agreement, dated as of July 2, 1996, between the Company, NIK,
              Ivers-Lee and LFC No. 46 Corp. (filed as Exhibit 2.1 to our Form 8-K, Current Report, dated July 30, 1996 and incorporated herein by reference).
   +2.3       Asset Purchase Agreement, dated as of August 23, 1996, between the Company, DTC,
              Robert L. Oliver, Sandra A. Oliver and DTCoA (filed as Exhibit 2.1 to our Form 8-K,
              Current Report, dated October 9, 1996 and incorporated herein by reference).
   +2.4       Agreement and Plan of Merger, dated July 23, 1996, by and between American Body
              Armor & Equipment, a Florida corporation, and the Company (filed as Exhibit 2.1 to our
              Form 8-K, Current Report, dated September 3, 1996 and incorporated herein by reference).
   +2.5       Share Acquisition Agreement, dated as of April 7, 1997, between Bodycote, AHL and the
              Company (filed as Exhibit 2.1 to our Form 8-K, Current Report, dated April 22, 1997 and incorporated herein by reference).
   +2.6       Agreement for the Sale and Purchase of the Whole of the Issued Share Capital of DSL,
              dated April 16, 1997, between the company, AHL, NatWest Ventures Nominees Limited and Others and Martin Brayshaw (filed as Exhibit 2.2 to our Form 8-K, Current Report, dated April 22, 1997 and incorporated herein by reference).
   +2.7       Share Acquisition Agreement, dated as of June 9, 1997, between the Company, Strontian
              Holdings Limited, Alpha-A Limited and Others (filed as Exhibit 2.1 to our Form 8-K,
              Current Report, dated June 24, 1997 and incorporated herein by reference).

  EXHIBIT NO.                                    DESCRIPTION OF EXHIBIT
-------------- ------------------------------------------------------------------------------------------
       **2.8   Stock Purchase Agreement by and among Armor Holdings, Inc., The Neale A. Perkins
               Trust, The Scott T. O'Brien and Victoria S. O'Brien Revocable Trust, The David M.
               Holmes and Katherine C. Holmes Revocable Trust, Neale A. Perkins, David M. Holmes,
               Scott T. O'Brien and Safariland Ltd., Inc. dated as of April 12, 1999.
        +3.1   Certificate of Incorporation of the Company (filed as Exhibit 3.1 to Form 8-K, Current
               Report of the Company, dated September 3, 1996 and incorporated herein by reference).
        +3.2   Certificate of Merger of American Body Armor & Equipment, Inc., a Florida corporation, and the Company (filed as Exhibit 3.2 to Form 8-K, Current Report of the Company,
               dated September 3, 1996 and incorporated herein by reference).
        +3.3   Bylaws of the Company (filed as Exhibit 3.3 to Form 8-K, Current Report of the
               Company, dated September 3, 1996 and incorporated herein by reference).
        +3.4   Amendment to Bylaws of the Company (incorporated by reference to Exhibit 3.3.2 to our
               Form 10-K Annual Report for the fiscal year ended December 31, 1998 (the "98 10-K)).
       **5.1   Opinion of Kane Kessler, P.C., including consent.
       +10.1   Credit Agreement, dated as of February 12, 1999, among the Company, CIBC,
               NationsBank, First Union and SunTrust, as lenders, Canadian Imperial Bank of
               Commerce, as Administrative Agent and NationsBank, as Documentation Agent, in the
               aggregate principal amount of $60,000,000 (filed as Exhibit 5.1 to Form 8-K, Current
               Report of the Company, dated March 10, 1999 and incorporated herein by reference).
       +10.2   Borrower Pledge Agreement, dated as of February 12, 1999, made by the Company in favor of Canadian Imperial Bank of Commerce as Administrative Agent for the Lenders
               (filed as Exhibit 5.10 to Form 8-K, Current Report of the Company, dated March 10, 1999 and incorporated herein by reference).
       +10.3   Security Deed, dated February 12, 1999, made by the Company in favor of Canadian
               Imperial Bank of Commerce as Administrative Agent for the Lenders (filed as
               Exhibit 5.11 to Form 8-K, Current Report of the Company, dated March 10, 1999 and incorporated herein by reference).
       +10.4   Subsidiaries Guarantee, dated as of February 12, 1999, made by the Company in favor of
               Canadian Imperial Bank of Commerce as Administrative Agent for the Lenders (filed as
               Exhibit 5.12 to Form 8-K, Current Report of the Company, dated March 10, 1999 and incorporated herein by reference).
       +10.5   Amended and Restated Employment Agreement between Jonathan M. Spiller and the
               Company, dated as of January 1, 1999 (incorporated by reference to Exhibit 10.5 to our
               98 10-K).
       +10.6   Amended and Restated Employment Agreement between Robert R. Schiller and the
               Company, dated as of January 1, 1999 (incorporated by reference to Exhibit 10.6 to the 98
               10-K).
       +10.7   Employment Agreement between Stephen E. Croskrey and the Company, dated as of
               February 8, 1999 (incorporated by reference to Exhibit 10.7 to the 98 10-K).
       +10.8   Employment Agreement between Nicholas B. Winiewicz and the Company, dated as of
               February 16, 1999 (incorporated by reference to Exhibit 10.8 to the 98 10-K).
       +10.9   Employment Agreement between Warren B. Kanders and the Company, dated as of
               January 1, 1999 (incorporated by reference to Exhibit 10.9 to the 98 10-K).
      +10.10   Form of Registration Rights Agreement, dated April 16, 1997, between the Company and the Vendors of DSL (filed as Exhibit 10.3 to Form 8-K, Current Report of the Company,
               dated April 22, 1997 and incorporated herein by reference).
      +10.11   Form of Option for 300,000 shares of Common Stock, dated May 15, 1996 granted to
               Richmont Capital Partners I, L.P. (filed as Exhibit 10.34 to Registration Statement
               No. 333-28879 on Form S-1 of the Company and incorporated herein by reference).

     EXHIBIT NO.                                       DESCRIPTION OF EXHIBIT
-------------------- ------------------------------------------------------------------------------------------
       +10.12        Agreement, dated as of April 21, 1998, amending Option, dated May 15, 1996, granted to
                     Richmont Capital Partners I, L.P. for 300,000 shares of Common Stock (incorporated by reference to Exhibit 10.33 to the 98 10-K).
       +10.13        Form of Indemnification Agreement for Directors of the Registrant, dated September 21,
                     1993 (filed as Exhibit 10.4 to Form 10-KSB, Annual Report of the Company for the fiscal year ended December 31, 1993 and incorporated herein by reference).
       +10.14        Form of Indemnification Agreement for Officers of the Registrant, dated February 28,
                     1994 (filed as Exhibit 10.5 to Form 10-KSB, Annual Report of the Company for the fiscal year ended December 31, 1993 and incorporated herein by reference).
       +10.15        American Body Armor & Equipment, Inc. 1994 Incentive Stock Plan (incorporated by reference from Form S-8 filed on October 10, 1994, Reg. No. 33-018863).
       +10.16        American Body Armor & Equipment, Inc. 1994 Directors Stock Plan (incorporated by reference from Form S-8 filed on October 31, 1994, Reg. No. 33-018863).
       +10.17        Armor Holdings, Inc. Amended and Restated 1996 Stock Option Plan (incorporated by reference from the Company's 1997 Definitive Proxy Statement with respect to the
                     Company's 1997 Annual Meeting of Stockholders, held June 12, 1997, as filed with the
                     Commission on May 27, 1997).
       +10.18        Armor Holdings Inc. Amended and Restated 1996 Non-Employee Directors Stock Option
                     Plan (incorporated by reference from the Company's 1997 Definitive Proxy Statement with respect to the Company's 1997 Annual Meeting of Stockholders, held June 12, 1997, as filed with the Commission on May 27, 1997).
       +10.19        Armor Holdings, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 10.19 to the 98 10-K).
       +10.20        Lease for the Company's former primary facility located in Yulee, Florida, dated July 26,
                     1993, effective May 1, 1993 (filed as Exhibit 28.1 to Form 10-KSB, Annual Report of the
                     Company, for the fiscal year ended December 31, 1993 and incorporated herein by reference).
       +10.21        Agreement, dated as of March 8, 1999, between the Company and Kanders & Company,
                     Inc (incorporated by reference to Exhibit 10.21 to the 98 10-K).
       **23.1        Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
       **23.2        Consent of PricewaterhouseCoopers LLP.
       **23.3        Consent of Deloitte & Touche.
       **23.4        Consent of Deloitte & Touche LLP.
       **23.5        Consent of KPMG.
       **23.6        Consent of Ernst & Young LLP.
       **23.7        Consent of Stephen B. Salzman.
        *24.1        Power of Attorney.
        *27.1        Financial Data Schedule.



----------
*     Previously filed.


**    Filed herewith.

+     Incorporated herein by reference.


(c) Reports on Form 8-K


     We filed reports on Form 8-K on October 22, 1998 and March 10, 1999.

ITEM 17. UNDERTAKINGS


     The Company hereby undertakes that:


     1. For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     3. (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


       (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Jacksonville, State of Florida, on April 13, 1999.



                                     ARMOR HOLDINGS, INC.



                                     By: /s/ Jonathan M. Spiller

                                       ---------------------------------------

                                       Name: Jonathan M. Spiller

                                       Title: President and Chief Executive
                                       Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.





            SIGNATURE                                  TITLE                           DATE
---------------------------------   ------------------------------------------   ---------------
/s/     *
-------------------------------
  Warren B. Kanders                 Chairman of the Board of Directors           April 13, 1999
/s/ Jonathan M. Spiller
-------------------------------
                                    President, Chief Executive Officer and
  Jonathan M. Spiller
                                    Director (Principal Executive Officer)       April 13, 1999
/s/     *
-------------------------------
                                    Vice President -- Finance, Chief
  Nicholas B. Winiewicz
                                    Financial Officer, Secretary and
                                    Treasurer (Principal Accounting Officer)     April 13, 1999
/s/     *
-------------------------------
  Burtt R. Ehrlich                  Director                                     April 13, 1999
/s/     *
-------------------------------
  Nicholas Sokolow                  Director                                     April 13, 1999
/s/     *
-------------------------------
  Thomas W. Strauss                 Director                                     April 13, 1999
/s/     *
-------------------------------
  Richard C. Bartlett               Director                                     April 13, 1999
/s/     *
-------------------------------
  Alair A. Townsend                 Director                                     April 13, 1999



*By: /s/ Jonathan M. Spiller
     Jonathan M. Spiller
     as Attorney-in-fact

                                 EXHIBIT INDEX

     The following Exhibits are filed herewith:





 EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
------------- -----------------------------------------------------------------------------------
  1.1         Form of Underwriting Agreement.
  2.8         Stock Purchase Agreement by and among Armor Holdings, Inc., The Neale A. Perkins
              Trust, The Scott T. O'Brien and Victoria S. O'Brien Revocable Trust, The David M.
              Holmes and Katherine C. Holmes Revocable Trust, Neale A. Perkins, David M. Holmes,
              Scott T. O'Brien and Safariland Ltd., Inc. dated as of April 12, 1999.
  5.1         Opinion of Kane Kessler, P.C., including consent.
 23.1         Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
 23.2         Consent of PricewaterhouseCoopers LLP.
 23.3         Consent of Deloitte & Touche.
 23.4         Consent of Deloitte & Touche LLP.
 23.5         Consent of KPMG.
 23.6         Consent of Ernst & Young LLP.
 23.7         Consent of Stephen B. Salzman.